UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIELDSTONE INVESTMENT CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01, of Fieldstone Investment Corporation

2)	Aggregate number of securities to which transaction applies:

46,878,644 shares of Common Stock (as of March 23, 2007)

857,600 shares of Common Stock underlying options to purchase Common Stock (as of March 23, 2007)

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated as the sum of:

(A)	the product of (i) 46,878,644 shares of Common Stock (as of March 23, 2007) and (ii) the merger consideration of $4.00 per share of Common Stock in cash (totaling $187,514,576.00); and

(B)	the product of (i) 857,600 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of March 23, 2007 and (ii) the excess, if any of the merger consideration of $4.00 per share over the exercise price per share of Common Stock subject to each such option (totaling $0.00 as a result of all options having an exercise price per share greater than $4.00).

4)	Proposed maximum aggregate value of transaction:

$187,514,576.00

5)	Total fee paid:

$5,756.70

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

11000 Broken Land Parkway

Columbia, Maryland 21044

[•], 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Fieldstone Investment Corporation to be held on [•], [•], 2007, at [•] Eastern Time. The special meeting will take place at [•]. At the special meeting, we will ask you to approve the merger of Rock Acquisition Corp. with and into Fieldstone Investment Corporation, which we refer to as the merger, the Agreement of Merger, dated as of February 15, 2007, as amended, among Credit-Based Asset Servicing and Securitization LLC, Rock Acquisition Corp., a wholly owned subsidiary of Credit-Based Asset Servicing and Securitization LLC, and Fieldstone Investment Corporation, which we refer to as the merger agreement, and the other transactions contemplated by the merger agreement. If the merger is completed, you, as a holder of shares of our common stock, will be entitled to receive $4.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share you own, as more fully described in the enclosed proxy statement.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable to Fieldstone Investment Corporation and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The merger, the merger agreement and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger, the merger agreement and the other transactions contemplated by the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information about Fieldstone Investment Corporation from us or from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares of our common stock that you own. Whether or not you plan to attend the special meeting, we request that you cast your vote by either completing and returning the enclosed proxy card as promptly as possible or submitting your proxy or voting instructions by telephone or Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Thank you for your cooperation and continued support.

Very truly yours,

Michael J. Sonnenfeld
President and Chief Executive Officer

This proxy statement is dated [•], 2007, and is first being mailed, along with the attached proxy card, to our stockholders on or about [•], 2007.

11000 Broken Land Parkway

Columbia, Maryland 21044

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD [•], 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Fieldstone Investment Corporation on [•], [•], 2007, beginning at [•] Eastern Time, at [•]. The special meeting is being held for the purpose of acting on the following matters:

1.	to consider and vote on a proposal to approve the merger of Rock Acquisition Corp. with and into Fieldstone Investment Corporation, which we refer to as the merger, the Agreement of Merger, dated as of February 15, 2007, as amended, by and among Credit-Based Asset Servicing and Securitization LLC, Rock Acquisition Corp. and Fieldstone Investment Corporation, which we refer to as the merger agreement, pursuant to which each share of our common stock will be converted into the right to receive $4.00 in cash in the merger, without interest and less any applicable withholding taxes, and the other transactions contemplated by the merger agreement;

2.	to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

3.	to consider any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

After careful consideration, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable to Fieldstone Investment Corporation and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

All of our stockholders of record as of the close of business on the record date, which was [•], 2007, are entitled to receive notice of and attend the special meeting or any postponements or adjournments of the special meeting. Our stockholders as of the record date are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A list of stockholders entitled to vote at the special meeting will be available for inspection at Fieldstone’s principal executive offices at least ten days before the special meeting, or any adjournment thereof. In addition, the same list will be available for examination by any of our stockholders at the special meeting.

The merger, the merger agreement and the other transactions contemplated by the merger agreement must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Accordingly, regardless of the number of shares that you own, your vote is important. Even if you plan to attend the special meeting in person, we request that you cast your vote by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or submitting your proxy or voting instructions by telephone or Internet. If you fail to return your proxy card or submit your proxy or voting instructions by telephone or Internet, the effect will be that the shares of our common stock that you own will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Any adjournments of the special meeting for the purpose of soliciting additional proxies must be approved by the affirmative vote of holders of at least a majority of all the shares voting on the matter. Abstentions and broker non-votes will not be counted as voting, and therefore will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by submitting your proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by filing a written revocation of your proxy with our Corporate Secretary at our address set forth above or by your voting in person at the special meeting.

We encourage you to read this proxy statement carefully. In addition, you may obtain information about us from certain documents that we have filed with the Securities and Exchange Commission and from our website at http://www.fieldstoneinvestment.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission.

By Order of the Board of Directors,

Thomas S. Brennan Vice President, Assistant General Counsel and Corporate Secretary

[•], 2007

IMPORTANT—PLEASE VOTE YOUR PROXY PROMPTLY. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card in the accompanying reply envelope, or call the toll-free number or use the Internet by following the instructions included with your proxy card, whether or not you plan to attend the special meeting in person. Please vote as promptly as possible. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY, VOTE VIA TELEPHONE OR INTERNET OR ATTEND THE SPECIAL MEETING IN PERSON.

If you have any questions or need assistance in voting your shares, please call our proxy solicitor, [•], at 1-800-XXX-XXXX.

i

SUMMARY

This summary highlights only selected information from this proxy statement relating to the merger and certain related transactions. This summary does not contain all of the information about the merger and related transactions contemplated by the merger agreement that is important to you. As a result, to understand the merger and the related transactions fully and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this proxy statement in its entirety, including the exhibits and the other documents to which we have referred you, including the merger agreement, as amended, attached as Exhibit A. Please see “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item contained in this proxy statement. Unless otherwise stated herein, references to the merger agreement refer to the merger agreement, as amended. This proxy statement is first being mailed to our stockholders on or about [•], 2007.

The Parties to the Merger

(Page 18)

Fieldstone Investment Corporation

11000 Broken Land Parkway

Columbia, Maryland 21044

(410) 772-7200

Fieldstone Investment Corporation, which we refer to as “we,” “us,” “our,” “the company,” “our company” or “Fieldstone,” is a Maryland corporation. We own and manage a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company, or FMC, and we have elected to be a real estate investment trust, or REIT, for federal income tax purposes. Founded in 1995, FMC is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. We are headquartered in Columbia, Maryland.

Credit-Based Asset Servicing and Securitization LLC

335 Madison Avenue, 19th Floor

New York, New York 10017

(212) 850-7740

Credit-Based Asset Servicing and Securitization LLC, which we refer to as C–BASS, is a Delaware limited liability company with its principal place of business in New York, New York. C–BASS is an acquirer of residential mortgage assets from originators and other sellers and, through Litton Loan Servicing LP, which we refer to as Litton, its wholly owned subsidiary, a servicer of residential mortgage loans.

C–BASS was established in July 1996 as a venture of Mortgage Guaranty Insurance Corporation (“MGIC”), Enhance Financial Services Group, Inc. (“EFSG”) and certain members of management of C–BASS. Each of MGIC and EFSG has approximately a 46% interest in C–BASS, with the remainder owned by C–BASS management. In February 2001, Radian Group Inc. (“Radian”) acquired EFSG, including EFSG’s 46% interest in C–BASS. Radian and MGIC Investment Corporation, the parent company of MGIC, are publicly traded companies which file periodic reports with the Securities and Exchange Commission, or SEC, as required by the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and its rules and regulations, as interpreted by the SEC staff. Each of MGIC Investment Corporation and Radian are providers of private mortgage insurance. On February 6, 2007, MGIC Investment Corporation and Radian announced that they had agreed to merge. These companies have stated that they expect their merger to be completed in the fourth quarter of 2007.

Rock Acquisition Corp.

c/o Credit-Based Asset Servicing and Securitization LLC

335 Madison Avenue, 19th Floor

New York, New York 10017

(212) 850-7740

Rock Acquisition Corp., which we refer to as MergerCo, is a Maryland corporation and a wholly owned subsidiary of C–BASS formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, MergerCo will merge with and into us and its separate corporate existence will cease.

The Special Meeting

(Page 19)

The Proposals

The special meeting of our stockholders will be held at [•] Eastern Time, on [•], 2007, at [•]. At the special meeting, you will be asked, by proxy or in person, to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The persons named in the accompanying proxy will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date, Notice and Quorum

All holders of our common stock as of the close of business on the record date, which was [•], 2007, are entitled to receive notice of, and vote at, the special meeting or any postponements or adjournments of the special meeting.

You will have one vote for each share of our common stock that you owned as of the record date. On the record date, there were [•] shares of our common stock outstanding and entitled to vote at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote

Completion of the merger requires approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the required vote for this proposal is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares of our common stock (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of all the shares of our common stock voting on the proposal. Abstentions and broker non-votes will not be counted as voting on any adjournment, and therefore will have no effect on the outcome of the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

As of the record date, our executive officers and directors owned an aggregate of approximately [•] shares of our common stock, entitling them to exercise approximately [•]% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, all of our directors, holding approximately 2.7% of our outstanding shares of common stock, have entered into a voting agreement with C–BASS agreeing to vote in favor of approval of the merger agreement and against any other competing business combination proposals.

Proxies; Revocation

Any of our stockholders of record entitled to vote at the special meeting may vote by returning the enclosed proxy, submitting proxy or voting instructions by telephone or Internet, or by appearing and voting at the special meeting in person. If the shares of our common stock that you own are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by your submitting proxy or voting instructions by telephone or Internet at a later date than your previously submitted proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting in person at the special meeting.

The Merger

(Page 23)

Background of the Merger (Page 23)

On February 15, 2007, we entered into the merger agreement with C-BASS and MergerCo under which C-BASS agreed, subject to the terms and conditions of the merger agreement, to acquire all of our outstanding common stock for $5.53 per share in cash. During late February and early March 2007, as a result of industry-wide turmoil in the subprime lending market, we experienced a decline in our available liquidity as a result of a number of repurchase requests and margin calls from our lenders, requiring us to consider various alternatives to increase our available liquidity pending the completion of the merger, including the sale of various retained securities, mortgage loans and real estate properties owned by us to C-BASS. On March 16, 2007, we entered into an amendment to the merger agreement with C-BASS and MergerCo pursuant to which we agreed to a reduction in the merger consideration to $4.00 per share in exchange for C-BASS committing to provide us liquidity necessary to continue our operations pending the completion of the merger through the purchase of various of our securities and mortgage assets.

Structure of the Merger (Page 52)

Pursuant to the merger agreement, at the effective time of the merger under all applicable laws, which we sometimes refer to as the “merger effective time,” MergerCo, a wholly owned subsidiary of C–BASS, will merge with and into Fieldstone. Fieldstone will be the surviving corporation in the merger and Fieldstone will become a wholly owned subsidiary of C–BASS. In the merger, each share of our common stock issued and outstanding immediately prior to the merger effective time (other than shares held by us, our subsidiaries, C–BASS or

MergerCo) will be canceled and converted into the right to receive $4.00 in cash, without interest and less any applicable withholding taxes, which we sometimes refer to herein as the merger consideration.

The merger of Fieldstone and MergerCo will become effective under all applicable laws at such time as the articles of merger are accepted for record by the State Department of Assessments and Taxation of Maryland, or such later time that the parties to the merger agreement may specify in such document (which will not exceed 30 days after the articles of merger are accepted for record).

Recommendation of Our Board of Directors (Page 34)

After careful consideration, our board of directors:

•	has determined that it is advisable to our stockholders for us to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•

has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and directed that they be submitted to our stockholders for approval at a special meeting of stockholders; and

•	recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Opinion of Our Financial Advisor (Page 35)

Our board of directors received an opinion from Lehman Brothers Inc., which we sometimes refer to in this document as Lehman Brothers. Lehman Brothers rendered its opinion that, as of March 16, 2007, and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of shares of our common stock was fair to such holders, from a financial point of view. The full text of the written opinion of Lehman Brothers is attached as Exhibit B to this proxy statement. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering that opinion. The opinion does not constitute a recommendation of any stockholder as to how they should vote or act on any matter relating to the merger.

Dividends (Page 70)

Pursuant to the terms of the merger agreement, we have agreed not to pay any additional dividends in respect of our common stock unless we determine that paying a dividend is necessary for us to maintain our status as a REIT. Furthermore, we have agreed that if such a dividend payment becomes necessary, it would reduce the merger consideration on a dollar-for-dollar basis.

Treatment of Stock Options, Restricted Stock, Dividend Equivalent Rights and Performance Shares (Page 53)

In connection with the merger, all outstanding unvested options to purchase our common stock will become immediately vested and exercisable, and all outstanding options (including previously unexercisable options) will be canceled at the merger effective time and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of our stock options. In addition, any unvested dividend equivalent rights will become fully vested and be settled in cash. Shares of restricted stock will become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock, having the right to receive the merger consideration, and each award of performance shares will be terminated immediately prior to the merger effective time with the holder having no right to receive any consideration in connection with the merger by virtue of such performance share award.

Based on the $4.00 per share merger consideration, we do not expect to pay any consideration to option holders as a result of the cancellation of their options in the merger (other than in respect of accumulated dividend equivalent rights payments relating to such options) since all of our outstanding stock options have an exercise price greater than $4.00 per share.

Interests of Our Directors and Executive Officers in the Merger (Page 39)

Our directors and executive officers and certain other persons may have interests in the merger that are different from, or in addition to, your interests, including the following:

Stock Options, Restricted Stock and Dividend Equivalent Rights. Our directors and executive officers hold options to purchase our common stock, including, in the case of our executive officers, related dividend equivalent rights. Our directors and executive officers also hold restricted stock of Fieldstone. In connection with the merger, all outstanding unvested options to purchase our common stock will become immediately vested and exercisable, and all outstanding options (including previously unexercisable options) will be canceled at the merger effective time and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of our stock options. In addition, any unvested dividend equivalent rights will become fully vested and will be settled in cash. Shares of restricted stock will become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock, having the right to receive the merger consideration.

Michael J. Sonnenfeld Employment Agreement. In connection with and concurrent with us entering into the merger agreement, Michael J. Sonnenfeld, our President and Chief Executive Officer and a member of our board of directors, entered into an employment agreement with C–BASS and FMC, under which he will serve as President and Chief Executive Officer of FMC after the merger effective time.

Severance and Retention Agreements. Some of our executive officers are parties to severance and retention agreements with us that may entitle them to cash payments and other benefits in connection with the merger.

Restricted Equity Interests in C–BASS. Some of our executive officers (including Mr. Sonnenfeld) will acquire restricted equity interests in C–BASS in connection with the merger.

Directorship. David S. Engelman, a member of our board of directors, also is a member of the board of directors of MGIC Investment Corporation, an affiliate of C–BASS.

Indemnification and Insurance. C–BASS has agreed to cause any rights of our directors and executive officers to indemnification for claims or liabilities arising out of their positions with Fieldstone prior to the merger existing as of the merger effective time to survive the merger and continue for six years following the merger. C–BASS has further agreed to maintain, or cause the surviving corporation to maintain, directors’ and officers’ liability insurance covering our directors and executive officers for the six-year period.

All of our directors were fully aware of the foregoing interests of our directors and executive officers in the merger and considered them prior to approving the merger, the merger agreement and the transactions contemplated by the merger agreement.

Other Transactions with C-BASS (Page 45)

On February 12, 2007, we entered into an agreement with C-BASS pursuant to which C-BASS agreed to buy approximately $150 million principal amount of Fieldstone-originated whole loans. The pricing, terms and conditions of such purchase were conducted in the ordinary course of C-BASS’s and Fieldstone’s businesses.

In addition, since entering into the merger agreement, we have entered into a joint marketing agreement with Litton, whereby Litton has named FMC as a preferred lender and FMC will provide residential mortgage lending financial services to Litton’s customers who inquire about such services. We have also entered into a subservicing agreement with Litton under which Litton will service new loans originated by us and loans that are held for investment by us, including securitized loans and loans that we intend to securitize. These agreements were negotiated in arm’s-length transactions in the ordinary course of our business.

In addition, in connection with the amendment of the merger agreement on March 16, 2007, in order to provide us liquidity necessary to continue our operations pending the completion of the merger, C-BASS has agreed to purchase, at our option, certain of our assets, including certain of our retained securities and substantially all of our inventories of non-securitized loans, and C-BASS and we have agreed to the forward sale of future loan production to C-BASS for loans originated on or after March 1, 2007, which is exercisable at our option.

To date, C-BASS has purchased approximately $20 million of our inventory of certain identified self-financed mortgage loans and real estate owned assets and approximately $192 million in face amount of our “BBB” rated mortgage backed retained securities pursuant to our exercise of the foregoing option rights.

No Solicitation of Transactions (Page 60)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with, or provide information to, a third party regarding specified transactions involving us. Notwithstanding these restrictions, under certain circumstances, and subject to the limitations of the merger agreement, our board of directors may respond to an unsolicited written bona fide alternative acquisition proposal by engaging in discussions or negotiations with the person making such proposal. In addition, our board of directors may terminate the merger agreement and enter into an acquisition agreement with respect to a superior acquisition proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee of $7.4 million to C–BASS.

Conditions to the Merger (Page 64)

Completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

•	approval of the merger agreement by our stockholders;

•	the absence of any law or order by any governmental entity making the merger illegal or otherwise prohibiting the closing of the merger;

•	the expiration or termination of the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”);

•

C–BASS and MergerCo will not be required to consummate the merger if our representations and warranties related to our capitalization, authorization and advisor fees are not true and correct in all respects (other than for immaterial inaccuracies), our representations and warranties related to our mortgage business are not true and correct in all material respects, and all our other representations and warranties are not true and correct except where the failure of such representations and warranties to be true and correct (without regard to any qualification as to materiality or a material adverse effect contained therein), individually or in the aggregate, would not reasonably be expected to result in a “material adverse effect on the company,” as that term is defined in the merger agreement;

•	we will not be required to consummate the merger if C–BASS’s or MergerCo’s representations or warranties related to authorization are not true and correct in all respects (other than for immaterial inaccuracies) and all of their other representations and warranties are not true and correct except where the failure of such representations and warranties to be true and correct (without regard to any qualification as to materiality or a material adverse effect contained therein), individually or in the aggregate, would not reasonably be expected to materially adversely affect their ability to close the merger;

•	performance by C–BASS and us of our respective covenants under the merger agreement in all material respects;

•	the delivery by us to C–BASS of certain regulatory and contractual consents;

•

the absence of any event, change, effect, condition, fact or circumstance that shall have occurred after the date of the merger agreement that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the company;

•

receipt by C–BASS of a tax opinion from Hogan & Hartson LLP, tax counsel to us (or other nationally recognized tax counsel to us reasonably satisfactory to C–BASS), dated as of the merger closing date;

•	the effectiveness of certain retention agreements entered into with certain of our executives and key employees and of the employment agreement entered into with Mr. Sonnenfeld;

•

receipt by C–BASS of all written agreements necessary to fully transfer to C–BASS or its designated subsidiary the servicing of mortgage loans, other than mortgage loans sold on a servicing-released basis, providing for the consummation of each such transfer to occur no later than 60 days after the merger effective time, subject to limits on compensation to any third party servicer or subservicer, which agreements have been obtained from our third party servicers and subservicers; and

•	certain of our lenders, including Lehman Brothers, agreeing to extend a portion of our existing financing facilities for at least 90 days after the merger effective time.

Termination of the Merger Agreement (Page 65)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the merger effective time, as follows:

•	by mutual written consent of C–BASS and us;

•	by either C–BASS or us if:

•

the merger has not occurred on or before August 31, 2007, provided that this termination right will not be available to a party whose breach of an obligation under the merger agreement caused the failure of the merger to occur on or before such date;

•	a law or order exists prohibiting the consummation of the merger;

•	a governmental entity has taken action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•

a governmental entity fails to issue an order or take any other action, and such denial of a request to issue an order or to take such other action has become final and non-appealable, where such order or action is necessary to fulfill the condition that the HSR Act waiting period, if applicable, has expired or terminated or the condition that we have obtained certain required third party governmental consents in connection with the merger, provided that this termination right will not be available to a party whose failure to comply with its obligations has caused such denial or inaction; or

•	the requisite vote of our stockholders to approve the merger is not obtained at a meeting of our stockholders called for such purpose;

•	by C–BASS if:

•

all of the following shall have occurred: (i) we have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle C–BASS not to consummate the merger due to our failure to meet the closing condition relating to a breach of our representations, warranties or covenants as set forth in the merger agreement, and (iii) such breach or failure to perform is incapable of being cured by us prior to August 31, 2007, or, if we could cure such breach or failure to perform prior to such date, we have failed to do so within 30 days after receipt of written notice thereof (but no later than August 31, 2007);

•	our board of directors fails to make, withdraws, modifies or amends the requisite recommendation to our stockholders related to the merger and the merger agreement;

•	we or any of our subsidiaries or any of our or our subsidiaries’ representatives have materially breached any of our or their obligations relating to acquisition proposals; or

•	we enter into any agreement contemplating or otherwise relating to any acquisition proposal or superior proposal; or

•	by us if:

•

all of the following shall have occurred: (i) C–BASS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle us not to consummate the merger due to C–BASS’s or MergerCo’s failure to meet the closing condition relating to a breach of their representations, warranties or covenants as set forth in the merger agreement, and (iii) such breach or failure to perform is incapable of being cured by C–BASS prior to August 31, 2007, or, if C–BASS could cure such breach or failure to perform prior to such date, C–BASS has not done so within 30 days after receipt of written notice thereof (but no later than August 31, 2007); or

•

our board of directors shall have approved or recommended, or we have executed or entered into a definitive agreement with respect to, a superior proposal and have complied with the applicable provisions of the merger agreement, provided that we have paid to C–BASS the $7.4 million termination fee provided in the merger agreement in such an event.

Termination Fee and Expenses (Page 66)

We have agreed to pay to C–BASS a termination fee of $7.4 million if:

•

C–BASS terminates the merger agreement because our board of directors fails to make, withdraws, modifies or amends the requisite recommendation to our stockholders related to the merger agreement and the merger;

•

C–BASS terminates the merger agreement because we or any of our subsidiaries or any of our or our subsidiaries’ representatives have materially breached any of our or their obligations relating to acquisition proposals;

•	C–BASS terminates the merger agreement because we enter into any agreement contemplating or otherwise relating to any acquisition proposal or superior proposal;

•

we terminate the merger agreement because our board of directors has approved or recommended, or we have executed or entered into a definitive agreement with respect to, a superior proposal and have complied with the applicable provisions of the merger agreement;

•

we or C–BASS terminate the merger agreement because the merger has not been completed prior to August 31, 2007, and (i) our stockholders meeting has not occurred (unless such termination occurs prior to the time that any applicable HSR Act waiting periods have expired or been terminated), (ii) at any time after February 15, 2007 and prior to such termination an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders, and (iii) within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal;

•

we or C–BASS terminate the merger agreement because the requisite vote of our stockholders to approve the merger was not obtained and prior to such termination an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders, and within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal;

•

C–BASS terminates the merger agreement in connection with our failure to meet the closing condition relating to a breach of our representations or warranties and prior to such termination an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders and, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal; or

•

C–BASS terminates the merger agreement in connection with our failure to meet the closing condition relating to a breach of or failure to perform our covenants or other agreements set forth in the merger agreement and, within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal.

The merger agreement also provides that if either we or C–BASS terminate the merger agreement in connection with the other party’s failure to meet its closing condition relating to breaches of or the failure to perform its representations, warranties and covenants, as set forth in the merger agreement, the breaching party must pay a working fee of $900,000 to the terminating party. In addition, we have agreed that if either we or C–BASS terminate the merger agreement because the requisite vote of our stockholders to approve the merger is not obtained, and at such time the $7.4 million termination fee is not payable to C–BASS, we will pay C–BASS a $900,000 working fee. If at any time after payment of the working fee we are required to pay to C–BASS a termination fee as described above, the aggregate amount of the termination and working fee payments will not exceed $7.4 million.

Regulatory Matters (Page 46)

The merger agreement includes as a condition to both our and C–BASS’s obligations to complete the merger the expiration or termination of the applicable waiting period under the HSR Act and the rules of the HSR Act. Fieldstone and C–BASS have concluded that the merger is not subject to the HSR Act, and we therefore do not need to file the notification under the HSR Act. Please note, however, that as with any U.S. merger, the Department of Justice, the Federal Trade Commission and state regulators have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

The approvals and notices required to complete the transactions contemplated by the merger agreement include the approval of, or notices to, various state regulatory authorities relating to ownership changes with respect to our mortgage loan business. We are in the process of preparing and filing the approval requests and notices required to obtain licenses from state mortgage banking regulators. We cannot assure you that these approvals will be obtained in a timely manner or at all.

No Dissenters’ Rights of Appraisal (Page 73)

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the NASDAQ Global Select Market on the record date for determining stockholders entitled to vote at the special meeting, our stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our stockholders can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Certain Material U.S. Federal Income Tax Consequences (Page 47)

The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the particular tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

Litigation Relating to the Merger (Page 47)

On March 1, 2007, a purported stockholder class action lawsuit related to our proposed merger with C-BASS was filed in the Circuit Court for Howard County, Maryland, naming us, and each of our directors and C-BASS as defendants. The lawsuit, Richard Tibbetts v. Fieldstone Investment Corporation, et al. (Case No. 13-C-07-68321), alleges, among other things, that $5.53 per share in cash to be paid to our common stockholders in connection with the merger (the merger consideration prior to the amendment of the merger agreement) is inadequate, that the individual director defendants breached their fiduciary duties to our common stockholders in negotiating and approving the merger agreement and have breached the duty of candor by failing to provide information adequate for our stockholders to make an informed voting decision in connection with the merger and that we and C-BASS aided and abetted the director defendants in such alleged breaches.

The lawsuit, among other things, seeks class action status and to enjoin the completion of the merger. We intend to vigorously defend the action. Even if this lawsuit is proven to be without merit, it may potentially delay or, if the delay is substantial enough that it makes it not possible to consummate the merger by August 31, 2007, prevent the closing of the merger.

Delisting and Deregistration of Our Common Stock (Page 51)

If the merger is completed, shares of our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

Market Price of Our Common Stock (Page 70)

Our common stock, par value $0.01 per share, is listed on the NASDAQ Global Select Market under the ticker symbol “FICC.” On February 15, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NASDAQ Global Select Market was $2.60 per share, and on March 16, 2007, the last trading day prior to the date of the public announcement of the amendment of the merger agreement, the closing price of our common stock on the NASDAQ Global Select Market was $4.10 per share. On [•], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NASDAQ Global Select Market was $[•] per share. You are encouraged to obtain current market quotations for our common stock.

Voting Agreement (Page 67)

All of the members of our board of directors have entered into a voting agreement with C–BASS, dated as of February 15, 2007, solely in their capacity as stockholders. Pursuant to the voting agreement, each director has, among other things, agreed to vote, and has granted C–BASS an irrevocable proxy to vote, all of the shares of our common stock that each beneficially owns in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement, as well as against any third party acquisition proposal or other proposal that would impede or adversely affect the merger. As of [•], the record date for the special meeting, these stockholder shares represent approximately 2.7% of our common stock outstanding.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the merger agreement, as amended, a copy of which is attached to this proxy statement as Exhibit A.

Q:    What is the proposed transaction?

A:    The proposed transaction is the acquisition of Fieldstone and our subsidiaries by C–BASS pursuant to the merger agreement. Once the merger, the merger agreement and the other transactions contemplated by the merger agreement have been approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, MergerCo will merge with and into Fieldstone with Fieldstone continuing as the surviving corporation and as a wholly owned subsidiary of C–BASS. For additional information about the merger, please review the merger agreement, as amended, attached to this proxy statement as Exhibit A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the merger.

Q:    As a stockholder, what will I receive in the merger?

A:    For each outstanding share of our common stock that you own immediately prior to the merger effective time, you will receive $4.00 in cash, without interest and less any applicable withholding taxes, which we sometimes refer to herein as the merger consideration.

Q:    Will I receive any dividends with respect to the shares of common stock that I own?

A:    Under the terms of the merger agreement, we agreed not to declare or pay any dividends to you. However, we are permitted to declare and pay dividends reasonably necessary for us to maintain our status as a REIT, provided that the declaration and payment of such a dividend will reduce the merger consideration on a dollar-for-dollar basis. We do not anticipate any dividends will be required to be paid prior to the merger.

Q:    When do you expect the merger to be completed?

A:    We are working toward completing the merger as quickly as possible. If Fieldstone’s stockholders vote to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and assuming that the other conditions to the merger are satisfied or waived, it is anticipated that the merger will become effective shortly following the special meeting.

Q:    If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A:    Promptly after the completion of the merger you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. You should not send your share certificates to us or anyone else until you receive these instructions.

Q:    When and where is the special meeting?

A:    The special meeting of stockholders will take place on [•], [•], 2007, at [•] Eastern Time, at [•].

Q:    Who can vote and attend the special meeting?

A:    All of our stockholders of record as of the close of business on [•], 2007, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. Our stockholders as of the record date are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. Each share of our common stock entitles you to one vote on each matter properly brought before the special meeting.

Q:    What vote of stockholders is required to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement?

A:    Approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:    What vote of our stockholders is required to approve an adjournment of the special meeting?

A:    Approval of any adjournments of the special meeting to solicit additional proxies requires the affirmative vote of the holders of at least a majority of all the shares of our common stock voting on this matter in person or represented by proxy at the special meeting. For purposes of approving the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, abstentions and broker non-votes will not be counted as votes cast on such proposal, and therefore will have no effect on the outcome of the proposal.

Q:    How does the merger consideration compare to the market price of our common stock?

A:    The cash consideration of $4.00 for each share of our common stock represents an approximate 53.8% premium to the closing price of our common stock on February 15, 2007, the last trading day before the date of the public announcement of our entering into the merger agreement, and an approximate 2.4% discount to the closing price of our common stock on March 16, 2007, the last trading day before the public announcement of the amendment to the merger agreement; an approximate 16.9% premium and 2.1% premium to the average closing price of our common stock for the 30 trading day period ended February 15, 2007 and March 16, 2007, respectively; an approximate 26.5% discount and 12.4% discount to the average closing price of our common stock for the 90 trading day period ended February 15, 2007 and March 16, 2007, respectively; and an approximate 43.3% discount and 38.7% discount to the average closing price of our common stock for the 180 trading day period ended February 15, 2007 and March 16, 2007, respectively.

Q:    How does our board of directors recommend that I vote?

A:    Our board of directors recommends that you vote to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, and to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Q:    Do any of the company’s executive officers and directors or any other person have any interest in the merger that is different than mine?

A:    Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the consideration that they would receive with respect to their restricted stock awards and dividend equivalent rights in connection with the merger. In addition, certain of our executive officers are entitled to severance payments and benefits following the closing of the merger in certain circumstances. Furthermore, certain of our executive officers entered into retention agreements with our subsidiary FMC, and Michael J. Sonnenfeld, our President and Chief Executive Officer and also a member of our board of directors, entered into an employment agreement with C–BASS and FMC in connection with the signing of the merger agreement. David S. Engelman, a member of our board of directors, also is a member of the board of directors of MGIC Investment Corporation, an affiliate of C–BASS. Please see “The Merger—Interests of Our Directors and Executive Officers in the Merger” on page 39 for additional information about possible interests that our directors and executive officers may have in the merger that are different than yours.

Q:    How do I cast my vote?

A:    If you are a stockholder of record on the record date, you may vote in person at the special meeting or submit a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization.

Q:    How do I cast my vote if my shares of common stock are held of record in “street name”?

A:    If you hold your shares of common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from the broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares, in accordance with the voting directions provided by your broker, bank or nominee. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against the approval of the merger, the merger agreement and the other transactions contemplated under the merger agreement. Broker non-votes will have no effect on the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies. If your shares are held in “street name,” please refer to the voting instruction card used by your broker, bank or other nominee, or contact them directly, to see if you may submit voting instructions using the Internet or telephone.

Q:    What will happen if I abstain from voting or fail to vote?

A:    With respect to the proposal to approve the merger, the merger agreement or the other transactions contemplated by the merger agreement, if you abstain from voting, fail to cast your vote in person or by proxy or if you hold your shares in “street name” and fail to give voting instructions to the record holder of your shares, it will have the same effect as a vote against the merger.

With respect to the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, if you abstain from voting or fail to vote, it will have no effect on that proposal.

Q:    How will proxy holders vote my shares?

A:    If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Q:     What happens if I sell my shares before the special meeting?

A:    If you held your shares of common stock on the record date but transfer them prior to the merger effective time, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the common shares. The right to receive such consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:     Can I change my vote after I have mailed my proxy card?

A:    Yes. If you own shares of our common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply and instead you must follow the instructions received from your broker to change your vote.

Q:     Is the merger expected to be taxable to me?

A:    Yes. The receipt of the merger consideration for each share of our stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws. You should read “The Merger—Certain Material U.S. Federal Income Tax Consequences” on page 47 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the particular tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

Q:     Should I send in my common stock certificates now?

A:    No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:     What rights do I have if I oppose the merger?

A:    As a stockholder of record, you can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law because shares of our common stock are listed on the NASDAQ Global Select Market. Please see “No Dissenters’ Rights of Appraisal” on page 73.

Q:     What will happen to shares of common stock that I currently own after completion of the merger?

A:    Following the completion of the merger, your shares will be canceled and will represent only the right to receive your per share merger consideration. Trading in shares of our common stock on the NASDAQ Global Select Market will cease. Price quotations for our common stock will no longer be available and we will cease filing periodic reports with the SEC.

Q:     Have any stockholders already agreed to approve the merger?

A:    Yes. Our executive officers and directors have informed us that they intend to vote the shares of our common stock that they own in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. In addition, all of our directors, holding approximately 2.7% of our outstanding shares of common stock, have entered into a voting agreement with C–BASS agreeing to vote in their capacity as stockholders in favor of approval of the merger agreement and against any other competing business combination proposals.

Q:     Where can I find more information about the company?

A:    We file certain information with the SEC. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and on our website at http://www.fieldstoneinvestment.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 73.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:    We will bear the cost of soliciting proxies for the special meeting. Our board of directors is soliciting your proxy on our behalf. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained [•] to assist us in the solicitation of proxies, and will pay approximately $[•], plus reimbursement of out-of-pocket expenses, to [•] for its services. We will also request that banking institutions, brokerage firms, custodians, directors, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such person, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:     Who can help answer my other questions?

A:    If you have more questions about the special meeting or the merger, you should contact our proxy solicitation agent, [•], as follows:

[•]

If your broker holds your shares, you should also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this proxy statement may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on various assumptions and describe our future plans, strategies, and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity,” and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations, including completing the merger on the terms summarized in this proxy statement. All statements regarding our expected financial position, business and financing plans are forward-looking statements.

Except for historical information, matters discussed in this proxy statement are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

Factors which could have a material adverse effect on our operations and future prospects or the completion of the merger include, but are not limited to:

•	the satisfaction of the conditions to consummate the merger, including required regulatory and third party consents and the receipt of the required stockholder approval;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including any event, change or other circumstance that would reasonably be expected to have a material adverse effect on our company;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	our ability to successfully implement or change aspects of our portfolio strategy;

•	interest rate volatility and the level of interest rates generally;

•	the sustainability of loan origination volumes and levels of origination costs;

•	continued availability of credit facilities for the origination of mortgage loans;

•	the ability to sell or securitize mortgage loans on favorable economic terms, or at all;

•	deterioration in the credit quality of our loan portfolio;

•	deterioration in the performance of our loans sold and in the related level of repurchase requests;

•	continued deterioration of the subprime mortgage industry generally;

•	the nature and amount of competition; or

•

the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter.

These risks and uncertainties, along with the cautionary statements detailed from time to time in our filings with the SEC, including our quarterly reports on Form 10-Q and our annual report on Form 10-K, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE PARTIES TO THE MERGER

Fieldstone Investment Corporation

11000 Broken Land Parkway

Columbia, Maryland 21044

(410) 772-7200

We are a Maryland corporation and we own and manage a portfolio of non-conforming mortgage loans originated primarily by our mortgage origination subsidiary, Fieldstone Mortgage Company, or FMC. We have elected to be a real estate investment trust, or REIT, for federal income tax purposes. Founded in 1995, FMC is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. We are headquartered in Columbia, Maryland.

Additional information about us is available on our website at http://www.fieldstoneinvestment.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FICC.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 73.

Credit-Based Asset Servicing and Securitization LLC

335 Madison Avenue, 19th Floor

New York, New York 10017

(212) 850-7740

Credit-Based Asset Servicing and Securitization LLC, which we refer to as C–BASS, is a Delaware limited liability company with its principal place of business in New York, New York. C–BASS is an acquirer of residential mortgage assets from originators and other sellers and, through Litton Loan Servicing LP, which we refer to as Litton, its wholly owned subsidiary, a servicer of residential mortgage loans.

C–BASS was established in July 1996 as a venture of Mortgage Guaranty Insurance Corporation (“MGIC”), Enhance Financial Services Group, Inc. (“EFSG”) and certain members of management of C–BASS. Each of MGIC and EFSG has approximately a 46% interest in C–BASS, with the remainder owned by C–BASS management. In February 2001, Radian Group Inc. (“Radian”) acquired EFSG, including EFSG’s 46% interest in C–BASS. Radian and MGIC Investment Corporation, the parent company of MGIC, are publicly traded companies which file periodic reports with the SEC as required by the Exchange Act and its rules and regulations, as interpreted by the SEC staff. Each of MGIC Investment Corporation and Radian are providers of private mortgage insurance. On February 6, 2007, MGIC Investment Corporation and Radian announced that they had agreed to merge. These companies have stated that they expect their merger to be completed in the fourth quarter of 2007.

Rock Acquisition Corp.

c/o Credit-Based Asset Servicing and Securitization LLC

335 Madison Avenue, 19th Floor

New York, New York 10017

(212) 850-7740

Rock Acquisition Corp., which we refer to as MergerCo, is a Maryland corporation and a wholly owned subsidiary of C–BASS formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement. Upon the completion of the merger, MergerCo will merge with and into Fieldstone and its separate corporate existence will cease.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies from our stockholders by our board of directors for use at a special meeting to be held on [•],[•], 2007, at [•] Eastern Time. The special meeting will take place at [•]. The purpose of the special meeting is:

•	to consider and vote on a proposal to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

•	to consider and vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies; and

•	to consider any other business that properly comes before the special meeting or any adjournments or postponements of the special meeting.

Our stockholders must approve the merger, the merger agreement and the other transactions contemplated by the merger agreement for the merger to occur. A copy of the merger agreement, as amended, which we encourage you to read carefully in its entirety, is attached as Exhibit A to this proxy statement.

Record Date, Notice and Quorum

All of our stockholders of record as of the close of business on [•], 2007, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments or postponements of the special meeting. Our stockholders as of the record date are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. On the record date, there were [•] shares of our common stock outstanding, all of which are entitled to vote at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held by any of our subsidiaries are not considered outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present for the purposes of determining the presence of a quorum. Broker non-votes result when the beneficial owners of shares of our common stock do not provide specific voting instructions to their brokers. Under the rules of the NASDAQ Stock Market, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger or the merger agreement.

Required Vote

Completion of the merger requires the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote for this proposal is based on the number of shares of our common stock outstanding rather than on the number of votes cast, failure to vote shares of our common stock that you own (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement.

The proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of at least a majority of all the shares of our common stock voting on this matter in person or represented by proxy at the special meeting. For purposes of approving the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies.

Accordingly, in order for your shares of Fieldstone common stock to be included in the vote, if you are a stockholder of record, you must either have your shares of Fieldstone common stock voted by returning the enclosed proxy card, by submitting your proxy or voting instructions by telephone or Internet or by voting in person at the special meeting.

Record holders may cause their shares of common stock to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of our common stock as described above as promptly as possible. If you own shares of our common stock through a bank, brokerage firm or nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares of our common stock, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker who can give you directions on how to vote your shares of our common stock.

As of the record date, our executive officers and directors owned an aggregate of approximately [•] shares of our common stock, entitling them to exercise approximately [•]% of the voting power of our common stock entitled to vote at the special meeting. Our executive officers and directors have informed us that they intend to vote their shares of our common stock in favor of approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement and in favor of approval of any adjournments of the special meeting for the purpose of soliciting additional proxies. In addition, all of our directors holding approximately 2.7% of our outstanding shares of common stock have entered into a voting agreement with C–BASS agreeing to vote in favor of approval of the merger agreement and against any other competing business combination proposals.

Proxies and Revocation

If you submit a proxy, your shares of our common stock will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•

by delivering, prior to the date of the special meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at 11000 Broken Land Parkway, Columbia, Maryland 21044;

•

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own shares of our common stock in “street name,” you may revoke or change a previously granted proxy by following the instructions provided by the bank, brokerage firm, nominee or other party that is the registered owner of the shares of our common stock.

We do not expect that any matter other than the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

We will pay the costs of soliciting proxies for the special meeting. Our officers, directors and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We will also request that individuals and entities holding shares of our common stock in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services. We have retained [•] to assist us in the solicitation of proxies, and will pay fees of approximately $[•], plus reimbursement of out-of-pocket expenses, to [•] for its services. In addition, our arrangement with [•] includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement at the special meeting of stockholders. Any adjournments may be made without notice, other than by an announcement at the special meeting, by approval of the affirmative vote of holders of at least a majority of shares of our common stock who are present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Postponements

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least ten days’ notice of the new meeting date. Although it is not currently expected, our board of directors may postpone the special meeting for the purpose of soliciting additional proxies if we have not received sufficient proxies to constitute a quorum or sufficient votes for approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Stockholder List

For ten days prior to the special meeting, a complete list of our stockholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our stockholders during normal business hours at our principal executive offices located at 11000 Broken Land Parkway, Columbia, Maryland 21044. In addition, the same list will be available for examination by any of our stockholders at the special meeting.

No Dissenters’ Rights of Appraisal

We are organized as a corporation under Maryland law. Under Maryland corporate law, because shares of our common stock were listed on the NASDAQ Global Select Market on the record date for determining stockholders entitled to vote at the special meeting, our stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our stockholders can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Assistance

If you need assistance in completing your proxy card or authorizing your proxy over the Internet or telephonically, or if you have questions regarding our special meeting, please contact our proxy solicitor:

[•]

If your broker holds your shares, you should also contact your broker for additional information.

THE MERGER

General Description of the Merger

Under the terms of the merger agreement, C–BASS will acquire us and our subsidiaries through the merger of MergerCo with and into Fieldstone with Fieldstone continuing as the surviving corporation and as a wholly owned subsidiary of C–BASS.

Background of the Merger

We conduct our operations according to strategic plans developed by our senior management and regularly reviewed and approved by our board of directors. Our plan is to retain a portion of the non-conforming loans that we originate on a long-term basis in a portfolio financed primarily by issuing mortgage-backed securities secured by these loans, and to build and manage a portfolio of loans with stable risk-adjusted returns, cash flows and dividends based on managing the credit quality of loans, the interest rate risk of the portfolio and the level of leverage we use to finance our portfolio. We have sought to execute this plan by, among other things, following a disciplined approach in our origination business relative to credit standards and pricing, improving our operating systems and attempting to reduce our loan origination expense. Since the end of 2005, our efforts to implement our strategic plan have faced several challenges and uncertainties, including significant decreases in our net interest margin and rising portfolio delinquencies, reflecting the competitive pressures and interest rate environment we currently face. By the end of the first half of 2006, these challenges led our senior management and board of directors to re-examine the risks associated with the long-term implementation of our strategic plan. As a consequence of our deteriorating quarter-over-quarter results during the first half of 2006 and the increasingly challenging and competitive mortgage market experienced by us as a relatively small-sized mortgage lender, at the end of the third quarter and beginning of the fourth quarter of 2006, our board of directors began to consider the potential benefits and detriments of pursuing a possible sale of Fieldstone to a potential acquirer or merger partner or another strategic transaction that might bring value to our stockholders.

At its August 1, 2006 regular meeting, our board of directors determined that it would be advisable to evaluate strategic alternatives available to us and instructed senior management to schedule interviews with investment banking firms that had relevant experience advising companies in the mortgage lending industry.

On October 4, 2006, at a special meeting, our board of directors interviewed representatives of Lehman Brothers and three other financial advisory firms. At the meeting, the board solicited the opinions of the representatives of these firms regarding, among other things, the mortgage market generally, valuations of mortgage banking companies in the current market, the value of Fieldstone as currently structured, the current market activity and valuations of companies like Fieldstone, whether a REIT structure was an appropriate structure for Fieldstone and the longer term opportunity in the market for companies like Fieldstone. Following these interviews, the board of directors discussed the near-term returns that a strategic alliance would offer to Fieldstone’s stockholders compared to the current adverse market and the long-term potential returns that might be achieved if the company successfully implemented its strategic plan. The board of directors then discussed which of the investment bankers it had interviewed had the strongest mergers and acquisitions experience representing sellers, the most credibility to buyers in the mortgage sector and the resources to support the marketing of Fieldstone and its business to potential buyers. The board of directors then determined to decide whether and which investment banking firm to retain at the meeting of the board scheduled for October 12, 2006.

On October 12, 2006, at a special meeting, our board of directors again discussed the advisability of pursuing a possible strategic transaction. A representative of Hogan & Hartson LLP, legal counsel to the company, which we refer to as Hogan & Hartson, then advised the board of directors of their legal duties generally and in connection with pursuing a potential sale of Fieldstone or other strategic transaction involving Fieldstone. The board then discussed the deterioration of the subprime mortgage market generally and the increasing level of delinquencies in the third quarter of 2006 of the loans retained by Fieldstone in its portfolio. After further discussion, the board of directors determined that, given the company’s recent and prospective financial performance and the declining status of the subprime mortgage banking industry generally, the company should commence the process of soliciting indications of interest from potential buyers in an effort to maximize stockholder value. The board of directors then determined to retain Lehman Brothers as Fieldstone’s financial advisor based on, among other things, the board’s assessment of Lehman Brothers’ experience and reputation as investment bankers to sellers in the mortgage banking industry and its ability to model the complex cash flows from the assets in our portfolio. On October 31, 2006, our board of directors formally engaged Lehman Brothers as Fieldstone’s financial advisor with respect to the potential sale of the company and/or its business and assets or other strategic alternatives.

Following its engagement, Lehman Brothers compiled a proposed list of potential buyers for Fieldstone. The list was designed to include buyers that would have the greatest potential interest in, and capacity for, paying full value for the company, its business and assets and with the ability to move quickly to complete a transaction with us. During the same period, Lehman Brothers began drafting, in consultation with our senior management, a confidential information memorandum to be provided to potential buyers who expressed an interest in receiving it and the form of confidentiality agreement under which the memorandum would be provided to interested potential buyers.

During November 2006, the confidential information memorandum was finalized and representatives of Lehman Brothers began contacting potential buyers on the list. During the period from October 31, 2006 through January 12, 2007, the following developments took place in connection with our board of directors’ investigation of a potential business combination transaction:

•	Lehman Brothers contacted 35 potential buyers regarding a potential business combination transaction with Fieldstone;

•	confidentiality agreements were negotiated with, and executed by, a total of 19 potential buyers, including C-BASS, all of which requested and received the confidential information memorandum;

•	management meetings were conducted with nine potential buyers, including C–BASS;

•	on-site due diligence was conducted by three potential buyers, including C–BASS; and

•	written indications of interest were received from three potential buyers, including C–BASS.

On November 8, 2006, Fieldstone announced after the close of trading a net loss of $45.0 million in the third quarter of 2006, or $0.97 per share, compared with net income of $3.8 million, or $0.08 per share, in the second quarter of 2006. Fieldstone also announced that it was revising its 2006 guidance for dividends for common stockholders to between $1.31 and $1.41 per share, compared with previous guidance of $1.60 to $1.80 per share, based on continued negative trends in prepayment fees, delinquencies and losses on loans originated in 2005 and 2006. During the next trading day following the November 8, 2006 announcement, the trading price for Fieldstone’s common stock decreased from $7.54 per share as of the close of trading on November 8, 2006, to an intra-day low of $5.66, and finally settled at a closing price of $5.80 per share.

On November 29, 2006, Michael J. Sonnenfeld, our President and Chief Executive Officer, together with representatives of Lehman Brothers, met with members of C–BASS management at C–BASS’s corporate headquarters and presented an overview of Fieldstone to members of C–BASS management.

On December 5, 2006, at a regular meeting of our board of directors, representatives of Lehman Brothers updated the board of directors on the status of the process.

From December 11, 2006 through December 12, 2006, representatives of C–BASS conducted preliminary on-site legal and financial due diligence at Fieldstone’s corporate headquarters.

On December 15, 2006, John Draghi, C–BASS’s Chief Operating Officer, telephoned representatives of Lehman Brothers and communicated to Lehman Brothers a preliminary indication of interest, based on C–BASS’s preliminary legal and financial due diligence, in acquiring Fieldstone at a per share price of $7.25, subject to further legal and financial due diligence. Later that day, our board of directors held a meeting at which representatives of Lehman Brothers discussed the status of the process, including the C–BASS indication of interest. Representatives of Lehman Brothers informed the board of directors that C–BASS had conducted two days of on-site due diligence at the company’s headquarters and had requested additional financial material from the company. Representatives of Lehman Brothers then described their understanding of the basis of C–BASS’s preliminary indication of interest, noting that C-BASS’s preliminary indication of interest reflected a discount from Fieldstone’s then current book value based on C-BASS’s preliminary assessment of Fieldstone’s future anticipated losses and asset valuation. David S. Engelman, a member of our board of directors and also a member of the board of directors of MGIC Investment Corporation, an affiliate of C-BASS, did not participate in or attend those portions of the discussions relating to the C-BASS preliminary indication of interest.

Between December 4, 2006 and January 12, 2007, representatives of Lehman Brothers held conversations with two other potential bidders who had expressed a preliminary interest in acquiring Fieldstone in response to Lehman Brothers’ marketing efforts. In both cases, the potential bidders informed Lehman Brothers that any interest in acquiring Fieldstone was predicated on the acquisition being at a significant discount to Fieldstone’s book value. In addition, between December 4, 2006, and January 11, 2007, members of Fieldstone management, together with representatives of Lehman Brothers, met on separate occasions with members of management of the two potential bidders at the potential bidders’ corporate headquarters and presented an overview of Fieldstone to the potential bidders. Representatives of these potential bidders also each conducted separate on-site due diligence reviews of Fieldstone at Fieldstone’s corporate headquarters during the period between January 4, 2007 and January 11, 2007.

On January 5, 2007, members of our board of directors, including Thomas D. Eckert, the Chairman of our board of directors, met with representatives of Lehman Brothers in order to receive a further update on the status of the process and of the indications of interest received to date. At the meeting, representatives of Lehman Brothers informed the board that, to date, C–BASS had provided the strongest indication of interest in acquiring the company, although two other potential bidders had expressed a preliminary interest in acquiring Fieldstone at a significant discount to book value. Representatives of Lehman Brothers then described to the board members various concerns C–BASS and other potential bidders had raised regarding Fieldstone’s origination business, including Fieldstone’s cost to produce and ability to grow volume from 2006 levels, and regarding Fieldstone’s mortgage portfolio, including volatility in the market for mortgage assets and concerns over recent asset delinquency performance trends. In addition, representatives of Lehman Brothers informed board members in attendance that C–BASS was considering bringing in a strategic partner to invest in Fieldstone. Mr. Engelman did not participate in or attend those portions of the discussions relating to the C–BASS indication of interest. Following this discussion, Mr. Eckert informed the representatives of Lehman Brothers that they should continue to proceed in their discussions with C–BASS and other potential bidders that had expressed an interest in acquiring the company and should inform these parties that they should provide any expressions of interest by no later than January 12, 2007.

Following the information session, representatives of Lehman Brothers contacted C–BASS and each of the other bidders who had expressed an interest in acquiring Fieldstone and informed them that they should provide firm expressions of interest by January 12, 2007.

On January 11, 2007, C–BASS, together with a joint bidder, submitted a written, non-binding offer letter, subject to further due diligence, to acquire all of Fieldstone’s outstanding equity at an aggregate purchase price of $310 million, or $6.61 per share, subject to reduction for (i) any dividends declared or distributed by Fieldstone to its stockholders between December 31, 2006 and the closing of the acquisition and (ii) any fees and expenses incurred by Fieldstone incident to the negotiation and preparation of the definitive acquisition agreement and the consummation of the potential acquisition, including fees and expenses of Fieldstone’s legal counsel and financial and other advisors. The offer letter provided that the offer price was based on a closing of the proposed acquisition on or before March 31, 2007. In addition, the offer letter provided for a break-up fee payable to the acquirers equal to five percent of the aggregate purchase price payable to Fieldstone’s stockholders if (i) Fieldstone’s board of directors withdrew its recommendation of the proposed acquisition, (ii) the proposed acquisition was not consummated after an alternative proposal was made by a third party to acquire Fieldstone, (iii) Fieldstone voluntarily liquidated, or (iv) for any other reason customary for the payment of a break-up fee to an acquirer. Additionally, the offer letter provided that as a condition to consummating the proposed acquisition, certain members of Fieldstone management, including Mr. Sonnenfeld, would be required to enter into employment or retention agreements with C–BASS providing for their continued employment with Fieldstone for a period of time following the consummation of the proposed acquisition. Further, the offer letter provided for a binding commitment by Fieldstone to negotiate exclusively with C–BASS for a period of 30 days in order to finalize the terms and conditions of the definitive acquisition agreement.

At a special meeting on January 12, 2007, our board of directors received a presentation from representatives of Lehman Brothers regarding the process to date in soliciting indications of interest from various potential bidders. The Lehman Brothers representatives reiterated that, to date, C–BASS continued to show the strongest interest in acquiring Fieldstone, and that only C–BASS had submitted a written offer letter detailing the terms of a potential acquisition by the board’s January 12th deadline. The Lehman Brothers representatives indicated that two other parties appeared to have an interest in acquiring Fieldstone, but that neither party had given an indication of timing for a potential bid and it was unclear whether these parties had the ability to move forward in a timely manner. The Lehman Brothers representatives then discussed with the board the status of the mortgage banking industry generally and the fact that several subprime lenders had discontinued operations recently, with others expected to follow, and that numerous companies had announced, or were believed to be preparing to announce, strategic transactions. The Lehman Brothers representatives then stated that they did not anticipate any other parties expressing significant interest in acquiring Fieldstone. The board then discussed with the Lehman Brothers representatives the terms of the C–BASS offer and the methodology used by C–BASS, as communicated to Lehman Brothers, in formulating C–BASS’s offer price. Finally, the Lehman Brothers representatives provided a preliminary analysis of Fieldstone’s liquidation value. During the special meeting, Mr. Engelman did not participate in or attend those portions of the meeting discussing the C–BASS offer.

After further discussion, our board of directors determined that, given C–BASS’s requirement that Mr. Sonnenfeld enter into a new employment agreement and that certain other executive officers of Fieldstone enter into retention agreements as part of the proposed acquisition, Mr. Eckert should lead any further negotiations with C–BASS regarding the potential acquisition of Fieldstone, rather than Mr. Sonnenfeld or other members of Fieldstone’s executive management. Our board of directors then authorized Mr. Eckert and representatives of Lehman Brothers to proceed with negotiating C–BASS’s offer letter in an attempt to come to final agreement on the principal terms and conditions of the acquisition of Fieldstone by C–BASS and its partner. The board also authorized granting C–BASS a limited exclusivity period, principally because C–BASS’s bid was the only formal offer letter Fieldstone had received by the board’s January 12th deadline and because Fieldstone and Lehman Brothers had discussions with a sufficient number of other potential bidders such that the likelihood of another bidder proposing a higher price during such exclusivity period was low.

Between January 12, 2007 and January 20, 2007, Mr. Eckert, together with representatives of Lehman Brothers and Hogan & Hartson, negotiated with members of C–BASS management regarding the general terms of the C–BASS offer. During this period, C–BASS revised its offer to reflect the acquisition of Fieldstone by C–BASS individually, without the participation of another joint bidder.

On January 20, 2007, C–BASS and Fieldstone entered into a non-binding offer letter, subject to C–BASS concluding its ongoing due diligence, for the purchase of all of Fieldstone’s equity for an aggregate purchase price of $315 million, or $6.72 per share, based upon Fieldstone’s fully diluted equity, subject to reduction for (i) any dividends declared or distributed by Fieldstone to its stockholders between December 31, 2006 and the closing of the acquisition and (ii) any fees and expenses incurred by Fieldstone incident to the negotiation and preparation of the definitive acquisition agreement and the consummation of the potential acquisition, including fees and expenses of Fieldstone’s legal counsel and financial and other advisors. The offer letter provided that the offer price was based on a closing of the proposed acquisition on or before March 31, 2007. Under the terms of the offer letter, C–BASS agreed to a reduced break-up fee payable to C–BASS equal to four percent of the aggregate purchase price payable to Fieldstone’s stockholders. Additionally, the offer letter continued to provide that as a condition to consummating the proposed acquisition, certain members of Fieldstone management, including Mr. Sonnenfeld, would be required to enter into employment or retention agreements with C–BASS providing for their continued employment with Fieldstone for a period of time following the consummation of the proposed acquisition. Further, the offer letter provided for a binding commitment by Fieldstone to negotiate exclusively with C–BASS for a period of 14 days (subject to an 11 day extension if C–BASS’s due diligence was completed and the parties were still negotiating in good faith for the acquisition of Fieldstone at an aggregate purchase price of at least $315 million) in order to finalize the terms and conditions of the definitive acquisition agreement.

From January 21, 2007, through February 15, 2007, representatives of C–BASS and its legal counsel, Hunton & Williams LLP (referred to hereinafter as “Hunton & Williams”), conducted additional due diligence.

On January 23, 2007, Lehman Brothers received a written non-binding offer letter from a potential financial buyer proposing an offer price of $5.01 per share. A copy of the offer letter was forwarded to Fieldstone’s senior management who then in turn circulated it to our board of directors for review. Given the advanced stage of Fieldstone’s negotiations with C-BASS, the preliminary stage of the potential financial buyer’s due diligence review of Fieldstone, the substantially higher C-BASS offer price and the exclusive negotiation period Fieldstone had agreed to with C-BASS, our board of directors determined not to pursue discussions with the potential financial buyer pending the outcome of negotiations with C-BASS.

On January 31, 2007, legal counsel for C–BASS delivered to Fieldstone a draft merger agreement. From January 31, 2007 through February 15, 2007, the parties and their representatives continued to negotiate the terms of the merger agreement and related agreements, including a voting agreement to be entered into by C–BASS and members of Fieldstone’s board of directors concurrently with the execution of the merger agreement. During this time, the parties and their representatives also discussed and negotiated certain employment and retention related issues in connection with the transaction. Further, between January 31, 2007 and February 15, 2007, the parties and their advisors participated in a number of conference calls in which the outstanding material issues on the merger agreement were discussed, including, among others, issues related to the company’s representations and warranties, conditions to closing, the termination provisions and the related break-up fee provisions. In addition, certain business points were discussed, such as the conduct of Fieldstone’s business pending the closing of the merger.

At the February 6, 2007 regular meeting of the board of directors, representatives of Lehman Brothers and Hogan & Hartson discussed with the board the progress of negotiations with C–BASS over the terms of the merger agreement and the material open issues still to be negotiated, including, among others, the required conditions to C–BASS’s obligation to consummate the merger, the scope of the pre-closing operational covenants being requested by C–BASS, and the termination provisions and the related break-up fee provisions in the merger agreement. The board of directors instructed Mr. Eckert and Fieldstone’s advisors to continue to negotiate these provisions but that, given the rapidly declining competitive marketplace, it was the board’s belief that the parties should work as expeditiously as possible to enter into a definitive merger agreement. During the meeting, Mr. Engelman did not participate in or attend those portions of the meeting discussing the C–BASS offer.

By the close of trading on February 9, 2007, the market price of Fieldstone’s common stock had declined to $2.67 per share as part of a broader market decline in trading prices of public companies in the subprime mortgage banking industry.

On February 9, 2007, Mr. Draghi and Saul Sanders, President of C–BASS, held a telephone conference with Mr. Eckert during which they expressed their view that the subprime market had continued to erode and that the market value of Fieldstone’s portfolio had declined significantly since C–BASS’s initial indication of value. During the conversation, Messrs. Draghi and Sanders further stated that C–BASS’s initial offer price was at a 90% premium to the market price of Fieldstone’s common stock and that, given the recent decline in the trading price of Fieldstone’s common stock, C–BASS’s offer price was now at a 133% premium to Fieldstone’s market price. Messrs. Draghi and Sanders further stated that, given the disruption in the subprime mortgage market, C–BASS would be revising its offer price downward and would be in a position to present and discuss C–BASS’s revised offer by February 11, 2007.

On February 11, 2007, Mr. Eckert held a further telephone conference with Messrs. Draghi and Sanders. During the call, Messrs. Draghi and Sanders stated that they had arrived at a price per share of $5.33 for Fieldstone’s outstanding common stock, citing the erosion in the market for subprime assets and certain liabilities of Fieldstone. After a lengthy discussion, Messrs. Draghi and Sanders agreed to a $5.53 per share offer price that would be decreased to $5.33 per share if Fieldstone’s litigation with former stockholders redeemed in Fieldstone’s Rule 144A equity offering in 2003 was not settled prior to the closing of the merger.

By February 15, 2007, following extensive negotiations, the parties reached agreement on the terms of the transaction, including, among other things, the $5.53 per share cash merger consideration, subject to reduction to $5.33 per share, without interest, as described above.

On February 15, 2007, our board of directors convened a special meeting of the compensation committee of the board and of the full board to discuss and consider the C–BASS proposal and related employment and retention matters. Mr. Engelman, who is a member of Fieldstone’s compensation committee, abstained from the compensation committee’s recommendations regarding the C–BASS proposal and related employment and retention matters. At the meeting, the compensation committee first considered the retention agreements that C–BASS proposed certain officers and key employees of Fieldstone enter into in connection with the parties entering into the merger agreement. Representatives of Hogan & Hartson attended the meeting of the committee and advised the members of the committee of their legal duties in considering the arrangements and agreements and described the terms thereof. After discussion of the compensation amounts provided for in the retention agreements, the compensation committee determined to recommend approval of the retention agreements to the full board of directors based on the fact that the compensation amounts provided for under the proposed retention agreements were considered reasonable and were only payable in the event of the closing of the merger transaction with C–BASS and based on the need for Fieldstone to continue to incentivize these officers and key employees to remain with the company pending the closing of the merger. The compensation committee next considered the employment agreement that C–BASS proposed Mr. Sonnenfeld enter into in connection with the parties entering into the merger agreement. After discussion of the specific terms of Mr. Sonnenfeld’s proposed employment agreement, the compensation committee determined to recommend approval of his proposed employment agreement to the full board of directors based on the fact that the compensation amounts provided for under Mr. Sonnenfeld’s proposed employment agreement were consistent with the current terms of his employment with Fieldstone, were considered reasonable and were only payable in the event of closing of the merger transaction with C–BASS and based on the need for Fieldstone to continue to incentivize Mr. Sonnenfeld to remain with the company pending the closing of the merger. Following the recommendation of the compensation committee, the full board then met to discuss and consider the C–BASS proposal.

The board was provided with a copy of the merger agreement that had been negotiated with C–BASS along with a summary of the merger agreement and other materials. Representatives from Lehman Brothers and Hogan & Hartson and Fieldstone’s acting general counsel participated in the meeting.

At the meeting, representatives of Hogan & Hartson discussed the board’s legal duties in the context of the proposed transaction with C–BASS, and representatives of Hogan & Hartson and Lehman Brothers discussed at length the details of the merger agreement and related transactions. Representatives of Hogan & Hartson also reviewed the terms of the voting agreement to be entered into concurrently with the merger agreement. Lehman Brothers provided an update to the negotiations with C–BASS since the board’s last meeting and reviewed a financial analysis of the proposed merger and summarized the final offer submitted by C–BASS. At this meeting, an extensive discussion was held among the directors regarding the company’s future prospects and the challenges it faced if it were to continue to operate as a public company.

Lehman Brothers then rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors that, as of February 15, 2007, and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

After further discussion, our board of directors approved the merger, the merger agreement and the other transactions contemplated by the merger agreement, including the retention agreements with certain officers and key employees and employment agreement with Mr. Sonnenfeld, and declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable to Fieldstone and its stockholders. During the meeting, Mr. Engelman, together with Mr. Sonnenfeld, abstained from voting on the approvals related to the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Through the day of February 15, 2007, representatives of Hogan & Hartson and Hunton & Williams finalized the terms of the merger agreement and related documents. On February 15, 2007, the parties executed the merger agreement and on February 16, 2007, the parties issued a joint press release announcing the proposed merger.

Following the February 16, 2007 announcement, Fieldstone and C-BASS began working together on transition issues, regulatory filings and the preparation of this proxy statement. During late February and early March 2007, as a result of industry-wide turmoil in the subprime lending market, the market value of subprime mortgage loans dropped significantly. As a result, Fieldstone was required by its lenders to reduce its borrowings collateralized by its loans, in response to margin calls from its lenders, which caused a significant decline in Fieldstone’s available working capital and liquidity. During this period, Fieldstone’s management, together with Lehman Brothers, explored various alternatives intended to increase Fieldstone’s available liquidity pending the completion of the merger, including the sale of various retained securities, mortgage loans and real estate properties owned by Fieldstone to C-BASS. On March 12, 2007, members of C-BASS management informed Lehman Brothers that, given Fieldstone’s liquidity position and anticipated margin calls, C-BASS was concerned that Fieldstone would not have sufficient cash in the short term to continue operations and to satisfy the conditions to closing the merger. C-BASS informed Lehman Brothers that it would be willing to provide liquidity support to Fieldstone pending the completion of the merger, subject to adjustment of the merger consideration to reflect the added liquidity committed by C-BASS to Fieldstone and the cost to C-BASS to provide such liquidity.

From March 12, 2007, through March 16, 2007, the parties and their representatives negotiated the terms of an amendment to the merger agreement to reflect the provision of additional liquidity by C-BASS to Fieldstone in exchange for a reduction in the merger consideration to Fieldstone’s stockholders. In particular, C-BASS presented two alternative proposals for addressing Fieldstone’s liquidity concerns. Under the first alternative proposed by C-BASS (Alternative 1), in exchange for a reduction in the merger consideration to $4.75 per share, C-BASS would purchase at or above market value as of the date of the amendment of the merger agreement (i) approximately $46 million of Fieldstone’s and FMC’s self-financed inventory of certain identified residential mortgage loans and real estate owned assets, (ii) approximately $192 million of Fieldstone’s “BBB” rated mortgage backed retained securities, (iii) approximately $163 million of Fieldstone’s and FMC’s inventory of seasoned mortgage loan assets and (iv) all of Fieldstone’s and FMC’s residential mortgage loan assets originated on or after March 1, 2007, originated in accordance with credit and pricing guidelines agreed to by C-BASS. Under the second alternative proposed by C-BASS (Alternative 2), in exchange for a reduction in the merger consideration to $4.00 per share, in addition to purchasing the mortgage loans and retained securities included under Alternative 1, C-BASS would also purchase (x) approximately $400 million of Fieldstone’s residential mortgage loan assets scheduled to be securitized in April 2007 in the event such securitization was not priced by Fieldstone on or before April 1, 2007 and (y) on or after April 8, 2007, approximately $320 million of Fieldstone’s and FMC’s inventory of unsecuritized recently originated loans.

At a special meeting on March 14, 2007, our board of directors received an update from Lehman Brothers on the status of the negotiations during which the board discussed at length with Lehman Brothers Fieldstone’s deteriorating liquidity, the two alternatives being considered between the parties to address the issue, and other potential alternatives to alleviate Fieldstone’s liquidity concerns. Members of the board of directors expressed their view that without the additional liquidity provided by Alternative 2, there was no guarantee that Fieldstone would be able to price its contemplated mortgage loan securitization in April 2007 given the current disruption in the subprime mortgage market. In the board’s view, having the ability to complete the April 2007 securitization, together with the ability to sell Fieldstone’s and FMC’s inventory of unsecuritized recently originated loans, as provided by Alternative 2, was crucial if Fieldstone were to demonstrate to its lenders a market for these loans and to prevent further reductions in the valuation of its portfolio of financed mortgage loans and further margin calls by its lenders under Fieldstone’s warehouse lines. In the board’s view, the remaining exposure under Fieldstone’s warehouse lines raised substantial uncertainty as to whether Fieldstone would continue to have the necessary liquidity to operate pending the closing of the merger. Accordingly, the board of directors instructed Lehman Brothers to focus its efforts on negotiating the terms of Alternative 2. Mr. Engelman did not participate in or attend those portions of the meeting discussing the C-BASS transaction.

On March 16, 2007, the parties reached agreement on the terms of Alternative 2 and the amendment to the merger agreement. The amendment provided, among other things, that in exchange for a reduction in the merger consideration from $5.53 per share in cash to $4.00 per share in cash, C-BASS would agree, at Fieldstone’s option, to purchase in accordance with Alternative 2 various retained securities, mortgage loans and real estate properties owned by Fieldstone, as described further below under the heading “The Merger—Other Transactions with C-BASS” beginning on page 45.

At a special meeting on March 16, 2007, our board of directors met to consider the amendment to the merger agreement. Representatives from Lehman Brothers and Hogan & Hartson and Fieldstone’s senior management participated in the meeting. At the meeting, Lehman Brothers updated the board on negotiations with C-BASS since the board’s last meeting and reviewed certain financial analyses performed by Lehman Brothers. Board members then discussed Fieldstone’s deteriorating liquidity and the revised $4.00 per share merger consideration in light of the liquidity to be provided by C-BASS under Alternative 2 and considered the value and feasibility of pursuing other alternatives to alleviate Fieldstone’s liquidity concerns. Following these discussions, Lehman Brothers rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors that, as of March 16, 2007, and based upon and subject to the factors and assumptions set forth in such opinion, the revised $4.00 per share merger consideration to be received by holders of our common stock pursuant to the merger agreement, as amended, was fair from a financial point of view to such holders. Our board of directors then approved the proposed amendment to the merger agreement, and reaffirmed its approval of the merger, the merger agreement, and the other transactions contemplated by the merger agreement and reaffirmed its declaration that the merger, the merger agreement, and the other transactions contemplated by the merger agreement are advisable to Fieldstone and its stockholders. During the meeting, Mr. Engelman, together with Mr. Sonnenfeld, abstained from voting on the approvals related to the amendment, the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Following the meeting, the parties executed the amendment and on March 16, 2007, the parties issued a press release announcing the amendment to the merger agreement.

Reasons for the Merger

Six of our seven directors are not employed by us. Mr. Sonnenfeld is our only employee-director. Mr. Sonnenfeld participated in the due diligence conducted by C–BASS as well as various other third parties that expressed interest in acquiring Fieldstone. In addition, Mr. Sonnenfeld participated in preliminary negotiations with C–BASS regarding the terms of the merger and in the negotiations of the employment and retention arrangements that C–BASS required he and other specified Fieldstone executives and key employees enter into concurrently with the execution of the merger agreement. However, following our board of directors review on January 12, 2007, of C–BASS’ formal offer letter received on January 11, 2007, which required that Mr. Sonnenfeld enter into a new employment agreement as part of the merger, Mr. Eckert assumed responsibility from Mr. Sonnenfeld for further negotiating the terms of the merger with C–BASS. In addition, one of our directors, Mr. Engelman, is a member of the board of directors of MGIC Investment Corporation, an affiliate of C–BASS. Consequently, Messrs. Sonnenfeld and Engelman recused themselves from various discussions and approvals related to the merger, the merger agreement and the other transactions contemplated by the merger agreement.

At a meeting of our board of directors on February 15, 2007, all of the members of our board of directors, other than Messrs. Sonnenfeld and Engelman, both of whom abstained from voting on the board’s decision, resolved to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement and to recommend approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement to our stockholders. As described under “The Merger—Background of the Merger,” at a meeting of our board of directors on March 16, 2007, all of the members of our board of directors, other than Messrs. Sonnenfeld and Engelman, both of whom abstained from voting on the board’s decision, also approved an amendment to the merger agreement reducing the merger consideration to $4.00 per share in cash in exchange for which C-BASS would provide additional liquidity to Fieldstone through the sale to C-BASS, at Fieldstone’s option, of securities, mortgage loans and real estate properties owned by Fieldstone. For the purposes of this section, we refer to the agreement dated as of February 15, 2007, as the “original merger agreement,” and the amendment entered into on March 16, 2007, as the “amendment,” or the “amended merger agreement.”

Reasons for Approval of the Original Merger Agreement

In reaching its decision to approve the merger, the original merger agreement and the other transactions contemplated by the original merger agreement and to recommend approval of the merger, the original merger agreement and the other transactions contemplated by the original merger agreement to our stockholders, our board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including, among other things, the following factors which our board viewed as supporting its decision:

•

its review of our business, operations, financial condition and earnings on an historical and a prospective basis, including our financial results for 2006 (which reflected significant decreases in net income and significant increases in interest expense, reflecting the competitive pressures and interest rate environment we currently face), which the board of directors believed could negatively impact equity value;

•

its familiarity with trends in the financial services industry, particularly in the mortgage business, competition and challenges affecting us, including the increasing importance of scale and scope, and potential challenges to earnings growth in the current interest rate environment;

•

its review of other strategic alternatives available to us, including continuing to operate our company on a stand-alone basis (including the execution risks associated with the continued implementation of our strategic plan over the long term) and a liquidation of the company, and the benefits and risks associated with such alternatives compared to the proposed merger;

•

its review of the risks to the company’s liquidity if continued negative trends in prepayments, delinquencies and losses on recently originated loans were to result in covenant defaults under our warehouse lines and repurchase facilities; and

•	its belief, based on its knowledge of the matters enumerated above, that our shares were unlikely to trade at prices substantially above their current level for some substantial period of time.

Our board of directors also considered, among other things, its knowledge of the process it had supervised—through formal meetings, informal consultation and regular advice from its legal and financial advisors—to investigate potential business combination transactions and ultimately negotiate the original merger agreement with C–BASS, including:

•	the substantial number of sophisticated and knowledgeable potential buyers contacted by Lehman Brothers at the direction of our board of directors to ascertain potential interest in acquiring us;

•

the number of those potential buyers that had signed confidentiality agreements, engaged in a due diligence investigation of us, submitted preliminary indications of interest and submitted definitive acquisition proposals; and

•

the fact that only three of the 35 parties on the potential buyer list had submitted preliminary indications of interest, and that only one other bidder had submitted a formal offer letter which was at an offer price per share substantially lower than the C–BASS offer price per share.

In the course of its deliberations, our board also considered, among other things, the following positive factors regarding the merger:

•

the fact that the $5.53 per share merger consideration set forth in the original merger agreement represented a premium of approximately 112% over the closing sales price of our shares as reported on the NASDAQ Global Select Market on February 15, 2007 (which was the last trading date preceding the announcement of the merger), and approximately a 61.8% premium over the average closing price of our common stock for the 30 trading day period preceding the announcement of the merger;

•

the opinion of Lehman Brothers to our board of directors to the effect that, as of February 15, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the merger consideration to be received by our stockholders pursuant to the original merger agreement was fair, from a financial point of view, to them, as well as the presentations Lehman Brothers made to our board of directors regarding the analyses performed in connection with its fairness opinion;

•	the merger consideration consists solely of cash, which will provide certainty of value to our stockholders;

•	C–BASS’s obligation to consummate the merger is not subject to any financing contingencies and our board of directors’ view of C–BASS’s ability to fund the merger consideration;

•

the terms of the original merger agreement, including the representations, warranties and covenants of the parties, the likelihood of the consummation of the merger, the termination provisions of the original merger agreement and our board of directors’ evaluation of the likely time period necessary to effect the merger;

•	the likelihood of receipt of the requisite regulatory and other approvals;

•	the experience, reputation and financial capabilities of C–BASS;

•	the fact that the consummation of the merger is subject to approval by our stockholders; and

•

prior to approval of the merger by our stockholders, the original merger agreement permits our board of directors to consider a superior proposal and terminate the agreement, subject to certain requirements and rights of C–BASS and the payment of a termination fee that was considered by our board of directors to be comparable to those agreed upon in similar transactions.

In the course of its deliberations, our board of directors also considered, among other things, the following potentially negative factors regarding the merger:

•	the fact that our stockholders would not benefit from any potential future increase in our value beyond $5.53 per share;

•

the conditions to C–BASS’s obligation to complete the merger, including (i) the requirement that certain retention agreements entered into with certain of our executives and key employees and the employment agreement entered into with Mr. Sonnenfeld remain in effect until the merger effective time, (ii) our third party servicers and subservicers agreeing to transfer the servicing of our mortgage loans to C–BASS or its designated subsidiary; and (iii) certain of our lenders, including Lehman Brothers, agreeing to extend a portion of our existing financing facilities for at least 90 days after the merger effective time;

•

C–BASS’s right to terminate the original merger agreement in specified circumstances and to receive a termination fee of $10 million and/or a working fee of $1.25 million (both fees not exceeding $10 million in total) in certain specified circumstances;

•	the restrictions that the original merger agreement would impose on our ability to operate our business until the merger was completed or the original merger agreement was terminated;

•

the possibility of disruption to our operations and personnel following the announcement of the execution of the original merger agreement and the resulting potentially adverse effect on Fieldstone if the merger were not to close; and

•

the interests that our directors and our executive officers may have with respect to the merger in addition to their interests as stockholders generally, as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Approval of the Amendment to the Original Merger Agreement

In reaching its decision to approve the amendment to the original merger agreement, and to reaffirm its approval of the merger, the amended merger agreement, and the other transactions contemplated by the amended merger agreement and to reaffirm its recommendation to our stockholders that they approve the merger, the amended merger agreement, and the other transactions contemplated by the amended merger agreement, our board of directors considered some of the same factors it considered in February 2007, as described above, including the following factors:

•	C-BASS’s obligation to consummate the merger is not subject to any financing contingencies and our board of directors’ view of C-BASS’s ability to fund the merger consideration;

•	the experience, reputation and financial capabilities of C-BASS;

•	the fact that the consummation of the merger is subject to approval by our stockholders; and

•

prior to approval of the merger by our stockholders, the amended merger agreement permits our board of directors to consider a superior proposal and terminate the amended merger agreement, subject to certain requirements and rights of C-BASS and the payment of a termination fee (as amended by the amendment) that was considered by our board of directors to be comparable to those agreed upon in similar transactions.

In addition, our board of directors considered a number of other factors in determining that the amendment was advisable to Fieldstone and its stockholders, including, without limitation, the following factors:

•

the recent and severe disruptions in the subprime lending market and the substantial decline since the execution of the original merger agreement in Fieldstone’s available liquidity as a result of (i) increased repurchase requests and margin calls from our lenders following the execution of the original merger agreement and (ii) significantly reduced net cash proceeds available to Fieldstone from either the sale or securitization of Fieldstone’s subprime mortgage loans in the current market environment;

•

the fact that the purchase options set forth in the amendment, if exercised by Fieldstone in full, are expected to generate approximately $100 million in additional near-term liquidity pending completion of the merger and to fund new residential mortgage loan originations made by Fieldstone on or after March 1, 2007;

•

the fact that the amendment ensured that if Fieldstone were not able to price its contemplated April 2007 mortgage loan securitization, Fieldstone would be able to sell the loans underlying the proposed securitization to C-BASS at their market value as of the date of the amendment, together with the fact that the amendment ensured a buyer for Fieldstone’s inventory of unsecuritized recently originated loans at market value as of the date of the amendment, which in the board’s view was crucial if Fieldstone were to demonstrate to its lenders a market for these loans and to prevent further reductions in the valuation of its portfolio of financed mortgage loans and further margin calls by its lenders under Fieldstone’s warehouse lines—the board believed that if these issues were not addressed promptly, there was substantial uncertainty as to whether Fieldstone would continue to have the necessary liquidity to operate pending the closing of the merger;

•

our board of directors’ view that the amendment lessened the substantial uncertainty as to whether C-BASS would have been required to proceed with the merger on the terms specified in the original merger agreement in light of Fieldstone’s substantial decline in liquidity necessary to continue operations pending the consummation of the merger;

•	the increased certainty of closing provided by the amendment in modifying certain conditions to C-BASS’s obligation to consummate the merger, and in particular:

•

the amendment of the definition of a “material adverse effect” on Fieldstone to exclude any breach of any representation, warranty, covenant or agreement or the occurrence of any “default” or of any “event of default” under Fieldstone’s existing financing facilities from the events or circumstances that may otherwise be deemed to give rise to a material adverse effect on Fieldstone’s and its subsidiaries’ business, results of operations, properties, financial condition, assets or liabilities under the amended merger agreement; and

•

the reduction in the amount of borrowing capacity under Fieldstone’s existing financing facilities to be extended for at least 90 days after the effectiveness of the proposed merger as a condition to C-BASS’s obligation to consummate the merger under the amended merger agreement;

•

the reduction in the termination fee and work fee payable by Fieldstone to C-BASS in the event of termination of the merger agreement in certain circumstances from $10 million to $7.4 million and from $1.25 million to $900,000, respectively; and

•

the opinion of Lehman Brothers to our board of directors to the effect that as of March 16, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its written opinion of that date, the revised merger consideration of $4.00 per share, in cash, to be received by our stockholders pursuant to the amended merger agreement was fair, from a financial point of view, to them (the full text of that opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Lehman Brothers in connection with its opinion is attached as Exhibit B to this proxy statement and should be read in its entirety in conjunction with the information contained in “The Merger—Opinion of Our Financial Advisor”), as well as the presentations Lehman Brothers made to our board of directors regarding the analyses performed in connection with its fairness opinion.

Our board of directors also discussed at length the enhanced risks to Fieldstone’s stock price and results of operations were it not to approve the amendment. Additionally, our board of directors considered as negative factors the reduction in the consideration payable to Fieldstone stockholders when compared to the consideration payable on the terms specified in the original merger agreement and the fact that prior to entering into the original merger agreement C-BASS had substantially reduced its proposed merger consideration as a result of the severe industry-wide disruption in the subprime lending market.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does include the material factors considered by our board of directors. In reaching its decision to approve the original merger agreement, the amendment to the original merger agreement, the merger and the other transactions contemplated by the original merger agreement and the amended merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and supportive of, its determination. It should be noted that this explanation of our board of directors’ reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of Our Board of Directors

After careful consideration, our board of directors has approved the merger, the merger agreement and the other transactions contemplated by the merger agreement and has declared the merger, the merger agreement and the other transactions contemplated by the merger agreement advisable to us and our stockholders. Our board of directors recommends that you vote “FOR” the approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, and “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Opinion of Our Financial Advisor

We engaged Lehman Brothers to act as our financial advisor in connection with the merger and render its opinion with respect to the fairness, from a financial point of view, to our stockholders of the consideration to be offered to those stockholders in the merger.

On February 15, 2007, Lehman Brothers rendered its oral opinion to our board of directors that as of such date and, based upon and subject to the matters stated in its opinion, from a financial point of view, the consideration to be paid by C-BASS to our stockholders in the merger was fair to such stockholders. Lehman Brothers subsequently confirmed the oral opinion by delivery of its written opinion dated February 15, 2007.

At the request of our board of directors, on March 16, 2007, Lehman Brothers subsequently rendered its oral opinion to our board of directors that as of such date, and based upon and subject to the matters stated in its opinion, from a financial point of view, the revised merger consideration of $4.00 per share in cash, without interest, to be paid by C-BASS to our stockholders in the merger was fair to such stockholders. Lehman Brothers subsequently confirmed the oral opinion by delivery of its written opinion dated March 16, 2007.

The full text of Lehman Brothers’ written opinion, dated March 16, 2007 is attached as Exhibit B to this proxy statement. Stockholders are encouraged to read Lehman Brothers’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of Lehman Brothers’ opinion and the methodology that Lehman Brothers used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of our board of directors in connection with its consideration of the merger. The Lehman Brothers’ opinion is not intended to be and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and Lehman Brothers’ opinion does not address, our underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed transaction;

•

publicly available information concerning us that Lehman Brothers believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•

financial and operating information with respect to our business, operations and prospects furnished to Lehman Brothers by us including (i) financial analyses and forecasts of Fieldstone prepared by our management, (the “Company Projections”) and (ii) our estimated fair market value adjustments to the assets, liabilities and book value per share (the “Company Adjustments”);

•	our current and estimated liquidity position as of March 16, 2007, and its impact on our current operations and ability to meet our ongoing cash requirements;

•

the trading history of our common stock since its listing on NASDAQ on February 3, 2005, and for the period from March 15, 2006 to March 15, 2007, and a comparison of that trading history with that of other companies Lehman Brothers deemed relevant;

•	a comparison of our historical financial results and present financial condition with those of other companies that Lehman Brothers deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

•	the cash liquidation value of our assets, including the costs and expenses associated therewith, using mortgage portfolio metrics provided by our management;

•	independent research analysts’ estimates of our future financial performance published by I/B/E/S International, Inc. (the “Company Research Estimates”); and

•	the results of Lehman Brothers’ efforts to solicit indications of interest from certain third parties with respect to an acquisition of us.

In addition, Lehman Brothers had discussions with our management concerning our businesses, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to financial analyses and forecasts, Lehman Brothers assumed that such analyses and forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to Fieldstone’s future financial performance and that Fieldstone would perform substantially in accordance with such analyses and forecasts. In arriving at its opinion, Lehman Brothers did not conduct or obtain any evaluations or appraisals of our assets or liabilities, nor did it conduct a physical inspection of our properties and facilities. Lehman Brothers’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, March 16, 2007.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Lehman Brothers’ opinion.

Historical Share Price Analysis

Lehman Brothers considered historical data with regard to the trading prices of our common stock for the period from February 3, 2005 to March 15, 2007, and the relative stock price performances from March 15, 2006 to March 15, 2007, of Fieldstone and a composite of four equities comprised of the common stocks of Accredited Home Lenders Holding Co., Impac Mortgage Holdings, Inc., New Century Financial Corporation and Opteum, Inc. During this period, the closing stock price of Fieldstone ranged from a low of $2.40 to a high of $12.64 per share. The foregoing historical share price analysis was presented to our board of directors to provide it with background information and perspective with respect to the historical relative performance of our common stock.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers, based on its experience with companies in the mortgage industry, reviewed and compared specific financial and operating data relating to us with selected companies Lehman Brothers deemed comparable to Fieldstone, including:

•	Accredited Home Lenders Holding Co.;

•	Impac Mortgage Holdings, Inc.;

•	New Century Financial Corporation; and

•	Opteum, Inc.

Lehman Brothers selected the companies above because their businesses and operating profiles are reasonably similar to those of Fieldstone. No comparable company identified above is identical to us. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

As part of its comparable company analysis, Lehman Brothers calculated and analyzed various financial multiples, including our and each comparable company’s current stock price to its GAAP book value of equity per share. All of these calculations were performed, and based on publicly available financial data and closing prices, as of March 15, 2007, the last trading date prior to the delivery of Lehman Brothers’ opinion.

The analysis of financial multiples indicated that, for the selected comparable companies, the ratio of current stock price to GAAP book value of equity per share ranged from 0.04x to 0.60x.

These analyses resulted in the following implied valuation range:

3/15/2007 Closing Price to:	Minimum Multiple	Maximum Multiple	Implied Value Per Fieldstone Share
GAAP Book Value	0.04x	0.60x	$0.32 - $4.85

Comparable Transaction Analysis

Using publicly available information, Lehman Brothers reviewed and compared the purchase prices and financial multiples paid in five acquisitions which occurred during 2006 that Lehman Brothers, based on its experience with merger and acquisition transactions, deemed most relevant to arriving at its opinion. Lehman Brothers chose the transactions used in the comparable transaction analysis based on the similarity of the target companies in the transactions to us in their origination volume, size, subprime product focus and other characteristics of their businesses. These transactions consisted of:

•	Fortress Investment Group, LLC / HSBC Holdings Plc acquisition of Champion Mortgage Company Inc., a unit of KeyCorp;

•	Lime Financial Services / IXIS Real Estate Capital Inc. acquisition of Meritage Mortgage, a unit of NetBank Inc.;

•	Bear Stearns Companies Inc. acquisition of Encore Credit Corporation;

•	Accredited Home Lenders’ Holding Co. acquisition of Aames Investment Corporation; and

•	Fortress Investment Group, LLC acquisition of Centex Home Equity Corporation.

Lehman Brothers considered these selected merger transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the premiums paid in those comparable transactions to which the merger is being compared; mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

For the selected merger transactions listed above, Lehman Brothers used publicly available financial information including information obtained in news releases, from the online databases of SNL Financial, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers, and information regarding mortgage originations provided by the Mortgage Bankers Association. For each transaction, Lehman Brothers used this financial information to determine the multiple of the transaction price per share to the acquired company’s estimated book value per share at the time of the announcement of the transaction.

Lehman Brothers used the acquisition price to the estimated book value in each of these transactions as the primary metric for deriving an implied value for Fieldstone. Lehman Brothers relied upon the Company Adjustments in determining the fair market value of the portfolio assets and deducted the value of expected operating losses, provided by Fieldstone management to the projected closing date of May 31, 2007. This analysis resulted in the following implied valuation range:

Acquisition Price to:	Minimum Multiple	Maximum Multiple	Implied Value Per Fieldstone Share
Estimated Book Value	1.00x	1.29x	$1.00 - $3.82

Fieldstone Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of our common stock, Lehman Brothers performed a discounted cash flow analysis to estimate a range of the present values per share of our common stock, using our projected financial assumptions and mortgage origination volume growth rate assumptions for Fieldstone based on a range of multiples of the Mortgage Bankers Association’s industry origination volume growth rate forecast. The valuation range was determined by adding (i) the present value of our dividendable earnings (which were estimated by Lehman Brothers based on internal forecasts provided by our management), from January 1, 2007 through December 31, 2011, and (ii) the present value of the “terminal value” of our common stock. In calculating the terminal value of our common stock, Lehman Brothers applied multiples ranging from 6.0x to 8.0x forecast 2012 net income. The dividendable earnings and the terminal value were then discounted back to March 15, 2007, using discount rates of 14% to 16% based on Fieldstone’s cost of equity.

Under the scenario utilizing the highest origination volume growth rate assumptions for Fieldstone, the discounted cash flow analysis yielded an implied valuation range per share of $1.87 to $2.72.

Liquidation Analysis

Lehman Brothers performed a portfolio valuation analysis to estimate our cash liquidation value using the Company Adjustments and other assumptions such as shutdown costs for salaries and leases provided by our management. In determining the liquidation value, Lehman Brothers began with our book value of equity as of February 28, 2007, and used the cash liquidation value of our assets, including the costs and expenses associated therewith, using mortgage portfolio metrics provided our management, subtracted one month of estimated monthly operating losses and estimated shutdown costs, provided by our management. The resulting implied liquidation value per share compared to the merger consideration is as follows:

Liquidation Valuation	Minimum	Maximum	Merger Consideration
Estimated Liquidation Value	$0.00	$2.34	$4.00

General

In connection with the review of the merger by our board of directors, Lehman Brothers performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Lehman Brothers considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Lehman Brothers believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of its analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Lehman Brothers may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Lehman Brothers’ view of the actual value of Fieldstone.

In performing its analyses, Lehman Brothers made numerous assumptions with respect to industry risks associated with reserves, industry performance, general business and economic conditions and other matters, many of which are beyond the control of Fieldstone. Any estimates contained in Lehman Brothers’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Lehman Brothers’ analysis of the fairness from a financial point of view to our stockholders of the C-BASS purchase price and were prepared in connection with the delivery by Lehman Brothers of its opinion, dated March 16, 2007, to our board of directors. The analyses do not purport to be appraisals or to reflect the prices at which our common stock might trade following announcement of the merger.

The terms of the merger were determined through arm’s-length negotiations between us and C-BASS and were approved by our and C-BASS’s boards of directors. Lehman Brothers did not recommend any specific form of consideration to us or that any specific form of consideration constituted the only appropriate consideration for the merger. Lehman Brothers’ opinion was provided to our board of directors to assist it in its consideration of the C-BASS purchase price. Lehman Brothers’ opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the merger. Lehman Brothers’ opinion was one of the many factors taken into consideration by our board of directors in making its determination to approve the merger agreement. Lehman Brothers’ analyses summarized above should not be viewed as determinative of the opinion of our board of directors with respect to our or C-BASS’s value or of whether our board of directors would have been willing to agree to a different form of consideration.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Our board of directors selected Lehman Brothers because of its expertise, reputation and familiarity with us and the mortgage industry generally and because its investment banking professionals have substantial experience in transactions comparable to the merger.

As compensation for its services in connection with the merger, we paid Lehman Brothers $500,000 upon the delivery of Lehman Brothers’ opinion. Additional compensation of $2.9 million will be payable on completion of the merger. In addition, we have agreed to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by us and the rendering of the Lehman Brothers’ opinion. Lehman Brothers in the past has rendered investment banking services to us, has engaged in a variety of mortgage and mortgage-securities related transactions with us and received customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in our debt or equity securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, certain affiliates of Lehman Brothers are lenders to us under existing credit facilities, including our warehouse line of credit facility and master repurchase mortgage facility and will receive customary fees in connection therewith. Lehman Brothers was also an underwriter of securitizations of mortgage loans and other assets for Fieldstone and C-BASS and has provided financing to C-BASS through a master repurchase agreement. Further, under the terms of the merger agreement, the agreement by Lehman Brothers to extend its warehouse line with us for a period of 90 days after the merger effective time is required as a condition to the obligation of C-BASS and MergerCo to complete the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors, our stockholders should be aware that our executive officers and members of our board of directors may have interests in the transaction that are different from, or may be in addition to, the interests of our stockholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•

unvested stock options to purchase our common stock held by our directors and executive officers will become immediately exercisable and all outstanding options (including previously unvested options) will be canceled at the merger effective time in exchange for payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of the stock options;

•	unvested dividend equivalent rights payable in connection with the vesting of our options to our executive officers will become fully vested and will be settled in cash;

•

shares of our restricted stock held by our directors and executive officers will become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock, having the right to receive the merger consideration;

•	David S. Engelman, a member of our board of directors, also is a member of the board of directors of MGIC Investment Corporation, an affiliate of C–BASS;

•

Michael J. Sonnenfeld, our President and Chief Executive Officer, has entered into an employment agreement with C–BASS and our subsidiary, FMC, under which he will serve as President and Chief Executive Officer of FMC after the merger effective time;

•	some of our executive officers are parties to severance and retention agreements with us that may entitle them to cash payments and other benefits in connection with the merger;

•	some of our executive officers will acquire restricted equity interests in C–BASS in connection with the merger; and

•

C–BASS has agreed to cause any rights of our directors and executive officers to indemnification for claims or liabilities arising out of their positions with us prior to the merger existing as of the merger effective time to survive the merger and continue for six years following the merger. C–BASS has further agreed to maintain, or cause the surviving corporation to maintain, directors’ and officers’ liability insurance covering our directors and executive officers for the six-year period.

Our board of directors was fully aware of these different or additional interests and considered them, among other matters, in the board’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of our stockholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to us and our stockholders.

Stock Options, Restricted Stock and Dividend Equivalent Rights

As of the March 23, 2007, there were 557,600 shares of our common stock subject to stock options and 105,000 shares of restricted stock granted to our executive officers and directors under our equity award plans. In addition, as of the record date, approximately $20,781 in unvested dividend equivalent rights payments were accrued in connection with stock option grants to our executive officers under our equity award plans.

In connection with the merger, all outstanding unvested options to purchase our common stock will become immediately vested and exercisable, and all outstanding options (including previously unexercisable options) will be canceled at the merger effective time and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to our common stock over the exercise price of our stock options. In addition, any unvested dividend equivalent rights will become fully vested and will be settled in cash. Furthermore, shares of restricted stock will become fully vested and free of any forfeiture restrictions and will be considered outstanding shares of our common stock, having the right to receive the merger consideration.

Based on the $4.00 per share merger consideration, we do not expect to pay any consideration to option holders as a result of the cancellation of their options in the merger (other than in respect of accumulated dividend equivalent rights payments relating to such options) since all of our outstanding options have an exercise price greater than $4.00 per share.

The following table sets forth (i) the number of vested and unvested stock options, (ii) the weighted average exercise price of these vested and unvested options, (iii) the number of shares of unvested restricted stock and (iv) the accumulated cash payment relating to dividend equivalent rights, in each case held by or owed to each of our executive officers and directors as of [•], the record date for the special meeting. The following table also sets forth the aggregate consideration that each of our executive officers and directors will receive under the merger agreement with respect to their stock options, restricted stock and dividend equivalent rights.

Name	No. of Shares Underlying Vested and Unvested Stock Options(1)	Weighted Average Exercise Price of Vested and Unvested Stock Options	Number of Outstanding Shares of Unvested Restricted Stock	Dividend Equivalent Rights Payments	Aggregate Resulting Consideration
Executive Officer:
Walter P. Buczynski	58,000	$14.10	10,000	$2,624	$42,624
John C. Camp, IV	48,000	13.91	5,000	2,624	22,624
James T. Hagan, Jr.	58,000	14.10	10,000	2,624	42,624
John C. Kendall	28,000	14.65	1,250	2,624	7,624
Nayan V. Kisnadwala	15,000	11.60	33,750	894	135,894
Michael J. Sonnenfeld(2)	245,600	14.30	25,000	9,391	109,391

Director:
Thomas D. Eckert	30,000	15.00	5,000	—	20,000
David S. Engelman	15,000	15.00	2,500	—	10,000
Celia V. Martin	15,000	15.00	2,500	—	10,000
Jonathan E. Michael	15,000	15.00	2,500	—	10,000
David A. Schoenholz	15,000	15.25	5,000	—	20,000
Jeffrey R. Springer	15,000	15.00	2,500	—	10,000

Total	557,600	$14.31	105,000	$20,781	$440,781

(1)	None of our directors and officers held any “in-the-money” options, as all outstanding options held by our directors and officers had exercise prices per share above $4.00.
(2)	Mr. Sonnenfeld is also a member of our Board of Directors.

Membership on Board of Directors of C–BASS Affiliate

David S. Engelman, a member of our board of directors, also is a member of the board of directors of MGIC Investment Corporation, an affiliate of C–BASS. Mr. Engelman did not attend or participate in those portions of the meetings of our board during which the merger, the merger agreement or the other transactions contemplated by the merger agreement were discussed, other than the February 15, 2007 and March 16, 2007 board meetings during which he abstained from voting on the board’s decision to approve the merger, the merger agreement (and the subsequent amendment of the merger agreement) and the other transactions contemplated by the merger agreement so that the directors approving the merger did not have any personal interest in the merger (other than their interests as our stockholders). All other members of our board of directors have been fully informed regarding the potential interests of Mr. Engelman in the merger and related transactions.

Employment Agreement with Michael J. Sonnenfeld

In connection with and concurrently with our entering into the merger agreement, Mr. Sonnenfeld, our President and Chief Executive Officer and a member of our board of directors, entered into an employment agreement with C–BASS and our subsidiary, FMC, providing for the continued employment of Mr. Sonnenfeld for a period commencing on the date of the closing of the merger until June 30, 2009, with automatic one year renewals, unless sooner terminated in accordance with the terms of his employment agreement (the “employment period”). Effective upon the closing of the merger, the employment agreement replaces Mr. Sonnenfeld’s prior employment agreement and certain other compensation arrangements described below.

The employment agreement provides for the employment of Mr. Sonnenfeld during the employment period as the Chief Executive Officer and President of FMC for a base salary of $427,000 per year, subject to upward adjustment to keep such salary competitive in the industry as determined by FMC’s board of directors. In addition, the employment agreement provides that during the employment period Mr. Sonnenfeld is eligible for an annual cash bonus as determined by FMC’s board of directors in the amount of at least $300,000. The employment agreement further provides that, at the sole discretion of FMC or C–BASS, as applicable, Mr. Sonnenfeld shall be entitled to receive awards of equity-based compensation and to participate in other executive-level incentive compensation plans established by FMC and/or C–BASS. Upon the closing of the merger, Mr. Sonnenfeld is acquiring restricted equity interests in C–BASS, as further described in the section below titled “Acquisition of Restricted Equity Interests in C–BASS by Certain of Our Executive Officers.”

The employment agreement provides that if Mr. Sonnenfeld terminates his employment without “good reason” or FMC terminates his employment for “cause” (each as defined in the employment agreement), FMC will pay to Mr. Sonnenfeld any salary and benefits earned but unpaid through the date of termination. In addition, if FMC terminates Mr. Sonnenfeld’s employment for cause due to inadequate job performance, Mr. Sonnenfeld is also entitled to the following payments and benefits payable within 30 days of his termination of employment: (i) an amount equal to his then current annual base salary, except that if there is less than one year remaining in the term of the employment agreement, such amount shall be pro rated based on the number of days remaining in the term of the agreement and (ii) a bonus equal to that paid to Mr. Sonnenfeld for the preceding employment year, except that if there is less than one year remaining in the term of the employment agreement, such amount shall be pro rated based on the number of days elapsed in the employment year in which such termination occurs.

In the event Mr. Sonnenfeld terminates his employment for good reason or FMC materially breaches any material term of the employment agreement, or if FMC terminates Mr. Sonnenfeld’s employment without cause and without any disability (as defined in the employment agreement), FMC will pay to Mr. Sonnenfeld within 30 days of his termination of employment: (i) his salary through the end of the period commencing on the day following termination of employment through the end of the employment period, (ii) a bonus equal to the greater of (x) $600,000 and (y) the bonus paid to him for the employment year immediately preceding the year of termination, in each case, multiplied by the number of full and partial employment years remaining in the period commencing on the day following termination of employment through the remaining employment period, and (iii) any other accrued but unpaid amounts due under the employment agreement.

The employment agreement further provides that if Mr. Sonnenfeld’s employment with FMC is terminated by reason of his death or disability prior to the end of the employment period, FMC will pay to Mr. Sonnenfeld or his personal representative: (i) his then current salary through the longer of six months or the end of the employment year, but not longer than the end of the employment period, (ii) a cash bonus equal to the greater of (x) $300,000 and (y) the cash bonus received by Mr. Sonnenfeld for the most recently completed employment year, prorated through the end of the fiscal quarter in which such death or disability occurred, (iii) in the case of disability, all insurance and other benefits provided to Mr. Sonnenfeld as of the date of termination for the longer of the end of the employment period or 18 months, or as otherwise provided for in the employment agreement, and (iv) any other accrued and unpaid amounts due Mr. Sonnenfeld under the terms of the employment agreement.

The employment agreement provides that upon a change of control of FMC (as defined in the employment agreement) followed by termination of Mr. Sonnenfeld’s employment within one year after the date of such change of control, Mr. Sonnenfeld is entitled to a lump sum severance payment payable within five days following termination of employment in an amount equal to the sum of (i) two and one half times his annual salary at the rate of salary in effect immediately preceding termination and (ii) two and one half times the greater of (x) $600,000 and (y) the annual bonus paid for the employment year immediately preceding termination, in each case subject to adjustment for termination for cause as described in the employment agreement.

In addition, under the employment agreement, Mr. Sonnenfeld has agreed to certain customary non-competition and non-solicitation restrictions during the period of his employment with FMC and, thereafter, for the longer of (x) one year in the case of non-solicitation, and six months in the case of non-competition, following the termination of his employment or (y) the severance pay period, as such term is defined in the employment agreement. Mr. Sonnenfeld has also agreed to certain customary confidentiality and proprietary information obligations.

Mr. Sonnenfeld abstained from voting on the board’s decision to approve the merger, the merger agreement (and the subsequent amendment of the merger agreement) and the other transactions contemplated by the merger agreement so that the directors approving the merger did not have any personal interest in the merger (other than their interests as our stockholders). All other members of our board of directors have been fully informed regarding the potential interests of Mr. Sonnenfeld in the merger and related transactions.

Retention Agreements

In connection with entering into the merger agreement, certain of our executive officers entered into retention agreements with FMC. The retention agreements provide for the payment of retention bonuses to these executive officers conditioned upon the closing of the merger before August 31, 2007, and their continued employment by FMC for at least 150 days after the closing of the merger, or until such earlier time as such executive’s employment with FMC is terminated either by the executive for “good reason” or by FMC without “cause” (as each such term is defined under the retention agreement). The retention bonuses, if payable, will be paid in a single cash payment within 195 days following the closing date of the merger. The following table sets forth for each executive officer the potential cash retention bonus that the executive officer may receive for remaining employed with FMC during the pendency of the merger and thereafter as set forth in the retention agreements.

Executive Officer	Aggregate Resulting Consideration
Walter P. Buczynski	$100,000
John C. Camp, IV	75,000
John C. Kendall	50,000
Nayan V. Kisnadwala	20,000
James T. Hagan, Jr.	—

Total	$245,000

The retention agreements of certain of these executive officers also provide that they will be eligible to be included in FMC’s incentive bonus plan for the fiscal year ending June 30, 2008, on terms to be prescribed by FMC in its sole discretion, if they remain employed by FMC in good standing through June 30, 2008. The retention agreements of certain of these executive officers also provide for the grant of restricted equity interests in C–BASS under C–BASS’s restricted equity interests plan, conditioned upon their continued employment by FMC until the later of July 1, 2007 and the closing of the merger, as further discussed in the section below titled “Acquisition of Restricted Equity Interests in C–BASS by Certain of Our Executive Officers.”

Change in Control Payments under Employment and Severance Agreements

Under the terms of Mr. Sonnenfeld’s prior employment agreement, which will be replaced, effective as of the closing of the merger, with a new employment agreement as described above, we are required to make Mr. Sonnenfeld whole for any “excess parachute payment” excise taxes that he would incur as result of the receipt of certain payments and benefits under the employment agreement and his other compensation arrangements, which would have included any such payments made in connection with the merger. In the event of the closing of the merger, this payment obligation will be canceled and replaced by the terms of Mr. Sonnenfeld’s new employment agreement described above.

Prior to commencement of discussions relating to the merger, we had individually entered into severance agreements with each of Nayan V. Kisnadwala, our Executive Vice President and Chief Financial Officer, Walter P. Buczynski, our Executive Vice President (Secondary), John C. Camp, IV, our Senior Vice President and Chief Information Officer, James T. Hagan, Jr., FMC’s Executive Vice President (Production), and John C. Kendall, our Executive Vice President (Portfolio). The merger will represent a “change in control” under these severance agreements. Under the severance agreements, if a change in control (which includes the merger) occurs and within one year from the date of such change in control, the employment of the executive officer is terminated without “cause” by us, or the executive officer terminates his employment for “good reason” (each as defined in the applicable severance agreement):

•

we or our successor must pay the executive officer a lump sum amount equal to two times his base annual salary plus an additional cash payment, based on such officer’s 2006 base annual salary, as provided in each executive officer’s respective severance agreement; and

•	such severance payment will apply in lieu of any other severance payments or benefits to which the executive officer may have been entitled.

We also have entered into change in control agreements with certain of our other employees, which will entitle them to certain payments and benefits as a result of the merger. The merger will also represent a “corporate transaction” under our equity incentive plan. Each of Messrs. Kisnadwala, Buczynski, Camp, Hagan and Kendall holds restricted stock, stock options and dividend equivalent rights under our equity incentive plan, which will become fully vested and exercisable immediately prior to the merger effective time. Please refer to the section “—Stock Options, Restricted Stock and Dividend Equivalent Rights” above for a further description of the treatment of our stock options, restricted stock and dividend equivalent rights in the merger.

The following table sets forth an estimate of the potential cash severance payments that could be payable to these executive officers as described above in the event they become entitled to such severance amounts pursuant to their severance agreements (described above) following the merger (utilizing for illustrative purposes 2006 base salaries and the additional cash payment amounts provided for in the agreements). The table does not include an amount reflecting to the value of any continued health and welfare benefits to be received by the executive officer.

Executive Officer	Amount of Potential Cash Severance Payment
James T. Hagan, Jr.	$1,400,000
Nayan V. Kisnadwala	990,000
Walter P. Buczynski	861,600
John C. Kendall	800,000
John C. Camp, IV	641,000

Total	$4,692,600

Acquisition of Restricted Equity Interests in C–BASS by Certain of Our Executive Officers

Under the terms of Mr. Sonnenfeld’s employment agreement, Mr. Sonnenfeld is acquiring restricted equity interests in C–BASS under C–BASS’s Restricted Equity Interests Plan (“REI Plan”), and certain of our executive officers set forth in the table below are entitled to acquire certain restricted equity interests in C–BASS under the REI Plan following the closing of the merger. The REI Plan provides that each recipient is entitled to receive a number of restricted equity interests determined by dividing the dollar amount of the award by the applicable purchase price for the restricted equity interests. Under the terms of the REI Plan, the purchase price for the restricted equity interests in C–BASS being acquired by Mr. Sonnenfeld and these other executive officers is equal to 1.7 times the book value of the restricted equity interests as of June 30, 2007. The acquisition of the restricted equity interests by the executive officers will be funded (a) to the extent of 40% of the purchase price, with respect to each executive officer other than Mr. Sonnenfeld, through an allocation by C-BASS to each such executive officer, and with respect to Mr. Sonnenfeld, through a cash contribution made by Mr. Sonnenfeld, and (b) to the extent of 60% of the purchase price, with the proceeds of non-recourse loans extended by C-BASS to participants, including Mr. Sonnenfeld and these other executive officers, under the terms of the REI Plan. In addition, the restricted equity interests, other than the restricted equity interests being acquired by Mr. Sonnenfeld, are subject to vesting over a five-year period in equal annual installments. The restricted equity interests being acquired by Fieldstone’s executive officers, including Mr. Sonnenfeld, are expected to represent less than one percent of C–BASS’s outstanding equity.

The following table sets forth for each executive officer (i) the dollar value of the portion of the restricted equity interests acquired for cash or through an allocation of purchase price by C-BASS by each executive officer, (ii) the dollar value of the portion of the restricted equity interests acquired by each executive officer through non-recourse loans extended by C–BASS and (iii) the total dollar value of all restricted equity interests that each executive officer may acquire under the terms of the REI Plan:

Executive Officer	Dollar Value of Restricted Equity Interests Funded through C-BASS Allocation or Cash		Dollar Value of Restricted Equity Interests to be Funded by C–BASS Loans	Total Dollar Value of Restricted Equity Interests
Michael J. Sonnenfeld	$2,500,000	(1)	$3,750,000	$6,250,000
Walter P. Buczynski	100,000		150,000	250,000
John C. Camp, IV	80,000		120,000	200,000
James T. Hagan, Jr.	80,000		120,000	200,000

Total	$2,760,000		$4,140,000	$6,900,000

(1)	Mr. Sonnenfeld is acquiring this portion of his restricted equity interest in exchange for a cash payment of $2,500,000.

Indemnification and Insurance

C–BASS has agreed to indemnify, or cause the surviving corporation to indemnify, to the same extent as provided in our articles of incorporation and bylaws, each of our present and former officers and directors against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the merger effective time for a period of six years from the merger effective time.

The merger agreement requires that C–BASS or the surviving corporation maintain in effect, for a period of six years after the merger effective time, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the merger effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 250% of our current premium. If the annual premiums of insurance coverage exceed 250% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 250% of the current annual premium paid by us.

Other Transactions with C-BASS

On February 12, 2007, we entered into an agreement with C-BASS pursuant to which C-BASS agreed to buy approximately $150 million principal amount of Fieldstone originated whole loans. The pricing, terms and conditions of such purchase were conducted in the ordinary course of C-BASS’s and Fieldstone’s businesses.

In addition, since entering into the merger agreement, we have entered into a joint marketing agreement with Litton, whereby Litton has named FMC as a preferred lender and FMC will provide residential mortgage lending financial services to Litton’s customers who inquire about such services. We have also entered into a subservicing agreement with Litton under which Litton will service new loans originated by us and loans that are held for investment by us, including securitized loans and loans that we intend to securitize. These agreements were negotiated in arm’s-length transactions in the ordinary course of our business.

Further, in connection with the amendment of the merger agreement on March 16, 2007, in order to provide us liquidity necessary to continue our operations pending the completion of the merger, C-BASS has agreed to purchase, at our option, certain of our assets, including certain of our retained securities and substantially all of our inventories of non-securitized loans, and C-BASS and we have agreed to the forward sale of future loan production to C-BASS for loans originated on or after March 1, 2007, which is exercisable at our option. In particular, C-BASS has agreed, at our option, to provide additional liquidity to us by purchasing at or above market value as of the date of the amendment of the merger agreement:

(i)	approximately $46 million of our and FMC’s self-financed inventory of certain identified residential mortgage loans and real estate owned assets;

(ii)	approximately $192 million of our “BBB” rated mortgage backed retained securities;

(iii)	approximately $163 million of our and FMC’s inventory of seasoned mortgage loan assets;

(iv)	all of our and FMC’s residential mortgage loan assets originated on or after March 1, 2007, originated in accordance with credit and pricing guidelines agreed to by C-BASS;

(v)	approximately $400 million of our residential mortgage loan assets scheduled to be securitized in April 2007 in the event such securitization is not priced by us on or before April 1, 2007; and

(vi)	on or after April 8, 2007, approximately $320 million of our and FMC’s inventory of unsecuritized recently originated loans.

To date, C-BASS has purchased approximately $20 million of our self-financed inventory of certain identified residential mortgage loans and real estate owned assets and approximately $192 million of our “BBB” rated mortgage backed retained securities pursuant to our exercise of certain of the foregoing options.

The foregoing purchase options, if exercised by us in full, are expected to generate approximately $100 million in additional near-term liquidity pending completion of the merger and to fund new residential mortgage loan originations made by us on or after March 1, 2007.

In the event of a termination of the merger agreement in accordance with its terms, the obligations of C-BASS described above, (i) to purchase certain of our self-financed inventory of certain identified residential mortgage loans and real estate owned assets, (ii) to purchase certain of our “BBB” rated mortgage backed securities, (iii) to purchase certain of our seasoned mortgage loan assets, (iv) to purchase certain of our residential mortgage loan assets scheduled to be securitized in April 2007, and (v) to purchase certain of our inventory of unsecuritized recently originated loans shall survive for 30 days following delivery by C-BASS to us of written notice of any termination of the merger agreement. Additionally, the obligation of C-BASS, described above, to purchase all of our residential mortgage loan assets originated on or after March 1, 2007, shall survive any termination of the merger agreement relative to all of our residential mortgage loan assets originated in compliance with origination guidelines approved by C-BASS through June 30, 2007.

Regulatory Matters

The merger agreement obligates us and C–BASS to use commercially reasonable efforts to obtain all consents and approvals and make all filings with and give all notices to governmental or regulatory entities or other parties required for the completion of the merger.

U.S. Antitrust. One of the conditions to both our and C–BASS’s obligations to consummate the merger is the expiration or termination of any applicable waiting period under the HSR Act and the rules under the HSR Act. We and C–BASS have concluded that the merger is not subject to the HSR Act, and we therefore do not need to file the notification under the HSR Act. Please note, however, that as with any U.S. merger, the Department of Justice, the Federal Trade Commission and state regulators have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

Mortgage Banking. We are licensed by various states to conduct our operations. In order to complete the merger, we are required to obtain approvals from, and/or provide notices to, various state regulatory authorities relating to ownership changes with respect to our mortgage loan business. We and C–BASS have agreed to furnish to each other all information as may be reasonably necessary in connection with the merger and the transactions contemplated by the merger agreement, and to cooperate with each other and use our respective commercially reasonable efforts to prepare and file all filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations advisable to be obtained from or maintained with any state or federal regulatory authorities in order to consummate the merger. We cannot assure you, however, that these consents, registrations, approvals, permits and authorizations will be obtained or maintained in a timely manner or at all.

Litigation Relating to the Merger

On March 1, 2007, a purported stockholder class action lawsuit related to our proposed merger with C-BASS was filed in the Circuit Court for Howard County, Maryland, naming us, and each of our directors and C-BASS as defendants. The lawsuit, Richard Tibbetts v. Fieldstone Investment Corporation, et al. (Case No. 13-C-07-68321), alleges, among other things, that $5.53 per share in cash to be paid to our common stockholders in connection with the merger (the merger consideration prior to the amendment of the merger agreement) is inadequate, that the individual director defendants breached their fiduciary duties to our common stockholders in negotiating and approving the merger agreement and have breached the duty of candor by failing to provide information adequate for our stockholders to make an informed voting decision in connection with the merger and that we and C-BASS aided and abetted the director defendants in such alleged breaches.

The lawsuit seeks the following relief: (i) a declaration that the lawsuit is properly maintainable as a class action and certification of the plaintiff as a class representative; (ii) a declaration that the director defendants have breached their fiduciary duties owed to the plaintiff and other members of the class, and that we and C-BASS aided and abetted such breaches; (iii) an injunction of the merger; (iv) requiring our board of directors to obtain the best possible price in connection with a possible sale of Fieldstone; and (v) an award of attorneys’ and experts’ fees to the plaintiff.

We intend to vigorously defend the action. Even if this lawsuit is proven to be without merit, it may potentially delay or, if the delay is substantial enough that it makes it not possible to consummate the merger by August 31, 2007, prevent the closing of the merger.

Certain Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to the holders of our common stock whose shares are surrendered in the merger in exchange for the right to receive the merger consideration. This summary is based on current law, is for general information only and is not, and should not be construed as, tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” applicable U.S. Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or the “IRS,” concerning our tax treatment or the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary applies only to stockholders who hold our common stock as a capital asset within the meaning of Section 1221 of the Code and does not address the tax consequences of the merger to holders of stock options, restricted stock, performance shares or dividend equivalent rights. This summary does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of our common stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding our common stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any state thereof, or the District of Columbia;

•

a trust (i) that the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust not described in the bullets above as a U.S. holder.

An individual may, subject to certain exceptions, be deemed to be a U.S. resident alien (as opposed to a nonresident alien) with respect to a calendar year by virtue of being present in the United States on at least 31 days in the calendar year and on an aggregate of at least 183 days during the current calendar year and the two preceding calendar years (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). U.S. resident aliens generally are subject to U.S. federal income tax as if they were citizens of the United States.

Consequences of the Merger to U.S. Holders of Our Common Stock

General. The receipt of cash by U.S. holders in exchange for their shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of our common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our common stock; and

•	the U.S. holder’s adjusted tax basis in our common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, this gain or loss will be capital gain or loss and will be long-term capital gain or loss if, at the time of the merger, the U.S. holder has held the shares for more than one year. A noncorporate U.S. holder will be subject to tax on long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. In the case of common stock that has been held for one year or less at the time of the merger, capital gains recognized with respect to such stock generally are subject to tax at ordinary income tax rates. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of the capital gain recognized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held our common stock for less than six months at the merger effective time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, and such holder’s share of any designated retained capital gains, with respect to such shares of common stock.

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

Generally, a non-U.S. holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The U.S. federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions added to the Code by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares.

Subject to the discussion of backup withholding below, assuming the merger is treated as a taxable sale of shares of our common stock, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “United States real property interest” within the meaning of FIRPTA, as described below.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares of our common stock constitute a “United States real property interest” under FIRPTA, such holder will be subject to U.S. federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder and C–BASS may be required to deduct and withhold any amount it is required to deduct and withhold from the consideration to be paid in the merger. Any amount withheld in excess of such non-U.S. holder’s substantive tax liability generally may be refunded, provided that such non-U.S. holder timely applies for a refund and complies with certain procedural requirements.

A non-U.S. holder’s shares of our common stock generally will not constitute a United States real property interest if (i) we were not a “United States real property holding corporation” at any time during the five-year period ending with the effective date of the merger, (ii) we are a “domestically controlled qualified investment entity” at the merger effective time or (iii) the non-U.S. holder holds 5% or less of the total fair market value of our common stock at all times during the shorter of (a) the five-year period ending with the effective date of the merger and (b) the non-U.S. holder’s holding period for the shares. Whether we were a United States real property holding corporation at any time during the applicable five-year period will depend upon whether the fair market value of United States real property interests owned by us during that time equaled or exceeded 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other business assets. Because our assets have consisted primarily of single-family residential mortgage loans, we do not believe that our assets should have caused us to be considered a United States real property holding corporation. In addition, for purposes of clause (ii) above, a REIT is a “qualified investment entity.” Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the merger effective time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the merger effective time. No assurance can be given that the actual ownership of our stock by U.S. holders has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the merger effective time.

In addition, shares of our common stock will not constitute a United States real property interest if (i) as of the effective date of the merger, we did not hold any United States real property interests and (ii) all of the United States real property interests held by us during the five-year period ending with the effective date of the merger were disposed of in transactions in which the full amount of the gain (if any) was recognized. The application of this rule in a transaction such as the merger is not entirely clear. You should consult your tax advisor regarding the possible FIRPTA tax consequences to you of the merger.

Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss in connection with the merger with respect to shares of our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, S corporation, trust or a partnership with at least one noncorporate partner or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of securities of REITs currently are not exempted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders of our common stock should consult their tax advisors to determine the applicability of these Treasury Regulations in light of their particular circumstances.

Information Reporting and Backup Withholding

Backup withholding, currently imposed at a rate of 28%, and information reporting may apply to the cash received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will no longer be traded on the NASDAQ Global Select Market and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, as amended, a copy of which is attached to this proxy statement as Exhibit A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. Therefore, we recommend that you read carefully the copy of the merger agreement, as amended, attached to this proxy statement as Exhibit A in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, C–BASS and MergerCo. These representations and warranties, which are set forth in the copy of the merger agreement, as amended, attached to this proxy statement as Exhibit A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

As used in the summary of the material terms of the merger agreement below, unless specified with respect to certain representations and warranties, references to our “subsidiaries” do not include certain securitization trusts in which we own interests.

Structure

At the merger effective time, MergerCo will merge with and into us, and MergerCo’s separate corporate existence will cease. We will survive the merger and continue to be governed by the laws of the State of Maryland, and our separate corporate existence, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the merger except as otherwise provided in the merger agreement.

Effective Time

The merger effective time will occur under all applicable laws upon (i) the time the articles of merger are accepted for record by the State Department of Assessments and Taxation of the State of Maryland or (ii) such later time agreed by the parties to the merger agreement and designated in the articles of merger (which will not exceed 30 days after the articles of merger are accepted for record). The closing of the merger will occur as promptly as practicable, but in no event later than the third business day after all of the conditions set forth in the merger agreement have been satisfied or waived, other than those conditions which by their terms are required to be satisfied or waived at the closing, unless the parties otherwise agree.

Organizational Documents

Our charter and the bylaws shall be amended to be identical to the charter and bylaws of MergerCo, each as in effect immediately prior to the merger effective time, until further amended in accordance with applicable law.

Directors and Officers

Our officers immediately prior to the merger effective time will be the initial officers of the surviving corporation, and the directors of MergerCo immediately prior to the merger effective time will be the directors of the surviving corporation, in each case until such officers or directors resign or are removed, or until their successors are duly elected and qualified.

Treatment of Capital Stock, Stock Options, Restricted Stock, Dividend Equivalent Rights and Performance Shares

Common Stock

At the merger effective time, each share of our common stock issued and outstanding immediately prior to the merger effective time will be canceled and converted into the right to receive $4.00 in cash, without interest.

Any shares held by us, any of our wholly owned subsidiaries, C–BASS or MergerCo will be automatically canceled without payment and will cease to exist.

Stock Options, Restricted Stock, Dividend Equivalent Rights and Performance Shares

Each option to purchase shares of our common stock that remains outstanding immediately prior to the merger effective time, whether vested or unvested, will be canceled and converted into the right to receive immediately prior to the merger effective time a single lump sum cash payment equal to the product of:

•	the aggregate number of shares of our common stock underlying such stock option immediately prior to the merger effective time, multiplied by;

•	the excess, if any, of $4.00 over the exercise price per share of our common stock subject to such stock option.

If the exercise price of any stock option is equal to or greater than $4.00 per share, such option will be canceled without any cash payment being made in respect thereof. As of the date of this proxy statement, none of our outstanding stock options had an exercise price less than $4.00 per share.

In addition, under the terms of the merger agreement, immediately prior to the merger effective time, each share of restricted stock that remains unvested will become fully vested and free of any forfeiture restrictions and will be considered an outstanding share of common stock, having the right to receive the merger consideration.

Additionally, under the terms of the merger agreement, immediately prior to the merger effective time, any accumulated dividend equivalent payments shall automatically become fully vested and payable in cash in accordance with the exchange procedures set forth in the merger agreement. Pursuant to termination and waiver agreements between the holders of performance shares and us, or in the case of Michael J. Sonnenfeld, an employment agreement between Mr. Sonnenfeld and FMC, outstanding awards of performance shares will be terminated without additional consideration as of the merger effective time.

No person will have any rights with respect to stock options, restricted stock awards, performance share awards or dividend equivalent rights after the merger effective time except as provided in the merger agreement as described above.

Any consideration payable to any holder of shares of our common stock, stock options, restricted stock and dividend equivalent rights is subject to reduction for withholding taxes.

No Further Ownership Rights

At the merger effective time, the payment of the merger consideration in accordance with the exchange and payment procedures contained in the merger agreement will be the only rights pertaining to our common stock.

Exchange and Payment Procedures

On or before the merger effective time, C–BASS will deposit the merger consideration for the benefit of the holders of our common stock with a paying agent reasonably satisfactory to us. As promptly as practicable, but in no event later than three business days after the merger effective time, C–BASS will cause the paying agent to mail a letter of transmittal and instructions for surrendering certificates representing our common stock to each holder thereof. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must surrender a properly endorsed certificate and either pay any applicable stock transfer taxes or establish to the satisfaction of C–BASS that such stock transfer taxes have been paid or are not payable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, the surviving corporation and C–BASS will be entitled to deduct and withhold any applicable taxes from the merger consideration.

At the merger effective time, our share transfer books will be closed, and there will be no further registration of transfers of our shares of common stock.

Any portion of the funds made available to the paying agent that remains undistributed to holders of certificates on the date that is one year after the merger effective time shall be delivered to C–BASS or its designee. After such time, any holders of certificates who have not complied with the payment procedures set forth in the merger agreement may look only to C–BASS or its designee for payment of their merger consideration. Any portion of the funds made available to the paying agent that remains unclaimed by holders of certificates on the date that is five years after the merger effective time or such earlier date as such amounts would otherwise escheat to or become property of any governmental entity shall become the property of the surviving corporation, free and clear of all claims. None of us, the paying agent, C–BASS, MergerCo or any of our or their respective officers, directors, employees and representatives will be liable to any person for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you are entitled to receive the merger consideration, you will be required to deliver an affidavit stating that fact and, if required by the surviving corporation, to post a bond in the form and amount reasonably required by the surviving corporation as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

We and our subsidiaries made certain representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection therewith. Unless specified, references to our “subsidiaries” in these representations and warranties do not include certain securitization trusts in which we own interests. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on the businesses of each of us and our subsidiaries, including the securitization trusts;

•	our charter and bylaws;

•	our capitalization and our ownership in our subsidiaries, and the absence of any encumbrances on our ownership of the equity interests of our subsidiaries;

•	our power and authority to execute and deliver, and to perform our obligations under, the merger agreement and to consummate the merger, subject to approval of the merger by our stockholders;

•	the enforceability of the merger agreement against us;

•

the absence of conflicts with, defaults under, violations of or acceleration or creation of obligations under, our or our subsidiaries’, including the securitization trusts’, organizational documents, contracts and laws and orders applicable to us and our subsidiaries, including the securitization trusts, as a result of entering into the merger agreement or consummating the merger;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing our and our subsidiaries’ obligations under the merger agreement;

•	our, our subsidiaries’ and our securitization trusts’ SEC filings since February 1, 2005, and the financial statements contained therein;

•	our compliance with the rules and regulations of the NASDAQ Global Market;

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the absence of loans made by us or our subsidiaries to our and our subsidiaries’ executive officers or directors since the enactment of the Sarbanes-Oxley Act of 2002, except as permitted under the Act;

•	certifications required under the Sarbanes-Oxley Act of 2002;

•	the absence of liabilities other than those recorded on a balance sheet included in our SEC filings or as otherwise disclosed to C-BASS as part of the merger agreement;

•	the existence of disclosure controls and procedures, internal controls over our financial reporting and the granting and recording of our stock options;

•	the accuracy of information we have supplied for inclusion in this proxy statement;

•	the vote of our stockholders required in connection with the approval of the merger and the other transactions contemplated by the merger agreement;

•	the approval of the merger agreement and the merger by our board of directors;

•	operation of our and our subsidiaries’ business in the ordinary course since September 30, 2006;

•	the absence of a material adverse effect and certain other changes and events affecting us or our subsidiaries since September 30, 2006;

•	the absence of litigation or orders against us or our subsidiaries, including the securitization trusts;

•

possession of and compliance with all material permits necessary to operate and carry on our and our subsidiaries’, including the securitization trusts’, business and the absence of any suspension or cancellation of such permits;

•	compliance by us and our subsidiaries, including the securitization trusts, with applicable laws and the absence of unlawful bribes;

•	tax matters affecting us or our subsidiaries;

•	environmental matters affecting us and our subsidiaries, including the securitization trusts;

•	intellectual property used by, owned by or licensed by us or our subsidiaries;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of any breach or violation of, or default under, any of our or our subsidiaries’ contracts resulting in a material adverse effect;

•	our and our subsidiaries’, including the securitization trusts’, business and operations, including lender and servicer qualifications and mortgage loans;

•	our and our subsidiaries’ title to, lease of, or license of the properties and assets material to our and our subsidiaries’ businesses;

•	our and our subsidiaries’ personal property;

•	real property leased by us and our subsidiaries and our and our subsidiaries’ leases and subleases;

•	our and our subsidiaries’ insurance policies;

•	relationships with our major brokers and investors;

•	interested party transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”);

•	our and our subsidiaries’, including the securitization trusts, status as an investment company under the Investment Company Act of 1940, as amended;

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the receipt by us of a fairness opinion from Lehman Brothers to the effect that, as of the date of the merger agreement, the merger consideration to be received by holders of our common stock is fair from a financial point of view to such holders;

•	the absence of any undisclosed broker’s or finder’s fees;

•	fees of our advisors and our estimate of our aggregate transaction expenses attributable to the merger agreement; and

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the exemption of the merger agreement and the merger from the requirements of any business combination, control share acquisition or other takeover laws, including those contained in the Maryland General Corporate Law (“MGCL”).

For the purposes of the merger agreement, “material adverse effect” means any change, effect, condition, factor or circumstance that (i) has had or is reasonably likely to have a material adverse effect on our or our subsidiaries’ business, results of operations, properties, financial condition, assets or liabilities taken as a whole or (ii) materially affects our ability to consummate the merger, or to perform our obligations under the merger agreement prior to August 31, 2007.

A “material adverse effect” shall not mean or include any such change, effect, condition, factor or circumstance to the extent arising as a result of:

•

general changes or developments in the industries in which we and our subsidiaries operate, except, in each case, to the extent those changes, factors, or developments that disproportionately impact our or our subsidiaries’ business, results of operations, properties, financial condition, assets or liabilities taken as a whole;

•

changes, after the date of the merger agreement, in laws or legal interpretations by courts or other governmental entities except to the extent it materially disproportionately impacts us as compared to other companies in the industry in which we and our subsidiaries operate;

•	changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board;

•	any act or omission by us taken with the prior written consent of C–BASS in contemplation of the merger;

•	any costs or expenses reasonably incurred or accrued in connection with the merger and not otherwise in breach of the merger agreement;

•	a change to the United States economy in general or global economic conditions that do not disproportionately affect us and our subsidiaries as compared to other similarly situated companies;

•	any loss of, or adverse change in, our relationship with our customers, employees or suppliers caused by the announcement of the merger or the other transactions contemplated by the merger agreement;

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our failure to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after February 15, 2007 and prior to the merger effective time;

•	a decline in the stock price of our common stock on the NASDAQ Global Select Market; or

•	a breach of any representation, warranty, covenant or agreement or the occurrence of any default or event of default under our existing financing facilities.

The merger agreement also contains customary representations and warranties made by C–BASS and MergerCo that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the merger;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or certain contracts as a result of entering into the merger agreement or consummating the merger;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement and performing their obligations under the merger agreement;

•	the absence of litigation or orders against them;

•	their possession of funds sufficient to consummate the merger;

•	the absence of obligations of C–BASS and MergerCo to pay any broker’s or finder’s fees in connection with the merger;

•	the absence of prior conduct of activities or business of MergerCo;

•	the sole ownership of MergerCo’s stock by C–BASS or one of its wholly owned subsidiaries as of the merger effective time;

•	the accuracy of information they have supplied for inclusion in this proxy statement; and

•	C–BASS’s and its subsidiaries’, including MergerCo’s, ownership of our capital stock.

The representations and warranties of each of the parties to the merger agreement will expire upon the closing of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection therewith, or as otherwise approved in advance by C–BASS in writing or to which C–BASS does not object within five business days (or two days in the case of certain repurchase, indemnification or similar claims under any of our investor agreements, as described below) from the date we request such a consent, between February 15, 2007 and the merger effective time, we and our subsidiaries will:

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conduct our business only in the ordinary and usual course of business consistent with past practice; provided that any determination of ordinary and usual course of business consistent with past practice shall be made by reference to the conduct of our and our subsidiaries’ businesses as of March 16, 2007, and shall take into account the recent disruption in the subprime mortgage market;

•	use commercially reasonable efforts to conduct operations in compliance with applicable laws and to maintain and preserve intact our and our subsidiaries’ business organization;

•	use commercially reasonable efforts to retain the services of our and our subsidiaries’ current officers and key employees;

•	use commercially reasonable efforts to preserve our goodwill with government entities and those having business relationships with us and our subsidiaries; and

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maintain all current lines of business without any material change or addition, including any change in originated mortgage loan products, our mortgage loan underwriting guidelines or our loan loss or loan repurchase reserve policy.

We have also agreed that during the same time period, subject to certain exceptions in the merger agreement and the disclosure schedules, and subject to the same C–BASS consent requirements, we and our subsidiaries will not, among other things:

•	amend our or our subsidiaries’ organizational documents;

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declare, set aside, make or pay dividends or other distributions, other than (i) certain dividends paid by our wholly owned subsidiaries and (ii) distributions required to maintain our status as a REIT and avoid certain corporate level or excise taxes, provided that any such distribution and any related dividend equivalent rights will reduce the merger consideration on a dollar-for-dollar basis;

•

purchase or redeem any shares of our capital stock, any other securities, or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of our capital stock or any other securities or make any other changes in our capital structure;

•	amend or enter into an employee benefit plan;

•

except for certain 2006 bonus payments and limited ordinary course merit raises for certain of our employees, increase the compensation or benefits of, or grant or pay any benefits to, any director, officer or employee;

•

grant, issue or sell any shares of capital stock or any other securities, issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract with respect to the issuance of, any shares of capital stock or any other securities;

•	accelerate the vesting of any of our stock options or restricted shares;

•

take any action under the terms of our stock plans, employee benefit plans or otherwise with respect to our stock options or our restricted shares that is inconsistent with the provisions of the merger agreement;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or other rights to acquire any of our debt securities or any debt securities of any of our subsidiaries, other than (i) advances in the ordinary course of business pursuant to our existing financing facilities and (ii) borrowings between or among us and our wholly owned subsidiaries or between or among our wholly owned subsidiaries under certain revolving promissory notes and a master intercompany agreement;

•

acquire any business or any corporation, partnership, association or other business organization or division thereof, or any assets, except for (i) ordinary course purchases of inventory items or supplies, (ii) ordinary course origination or purchase of mortgage loans, and (iii) certain permitted capital expenditures;

•

lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of our properties or assets, including capital stock of our subsidiaries and residual interests in our securitization trusts, except for (i) any ordinary course dispositions and (ii) liens incurred pursuant to our existing financing facilities or other credit facilities permitted under the merger agreement; provided that, notwithstanding the foregoing, we are entitled, at our option, to cause C-BASS to, and C-BASS shall:

•

purchase certain of our or our subsidiaries’ identified unfinanced residential mortgage loans and real estate owned assets at an agreed upon price, in accordance with the terms of a master asset purchase agreement between C-BASS and us or an amended and restated master asset purchase agreement between C-BASS and FMC, each dated March 1, 2007 and referred to below as a master asset purchase agreement, and subject to a 20% holdback of the purchase price pending results of due diligence as further described in the master asset purchase agreement;

•

purchase free and clear of any liens, all or any portion of certain “BBB” rated mortgage backed securities financed pursuant to a master repurchase agreement between us and a subsidiary of Bear, Stearns & Co. Inc. dated October 11, 2005, at a specified price and with one business day’s notice, provided that we may cause C-BASS to purchase a pro rata portion of each of the BBB securities in the event of a margin call pursuant to such master repurchase agreement to enable us to meet such margin call on the same business day;

•

purchase on or after March 31, 2007 certain of our or FMC’s seasoned mortgage loan assets at a specified price, provided that at our request, C-BASS may, in its sole discretion, purchase only a portion of such seasoned loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable master asset purchase agreement;

•

purchase all of our or FMC’s residential mortgage loan assets originated on or after March 1, 2007 at a specified price pursuant to the terms of the applicable master asset purchase agreement, provided that we may sell a portion of such loans to a third party, subject to the applicable conditions in the merger agreement if we have not exercised this right to have C-BASS purchase these loans, or only with the prior consent of C-BASS if we have exercised this right;

•

purchase certain of our identified residential mortgage loan assets at a specified price pursuant to the terms of the applicable master asset purchase agreement, subject to the condition that the securitization transaction with respect to such identified loans does not price on or before April 1, 2007; and

•

purchase on or after April 8, 2007 certain of FMC’s identified residential mortgage loan assets at a specified price, provided that at our request, C-BASS may agree, in its sole discretion, to purchase a portion of such loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable master asset purchase agreement;

•

make or change any material tax election unless such election is (i) required by law, (ii) reasonably determined by us upon good faith consultation with C–BASS to be necessary or advisable to preserve our status as a REIT or the status of any of our subsidiaries as a partnership or disregarded entity for federal income tax purposes, or as a qualified REIT subsidiary, or (iii) required pursuant to the terms of a securitization of which we or any of our subsidiaries is the sponsor;

•

pay, discharge or satisfy any material claims, liabilities or obligations except in the ordinary course of business consistent with past practice or in accordance with their terms as in existence on February 15, 2007;

•	settle any material claim, action, proceeding or investigation except in the ordinary course of business;

•

settle any repurchase, indemnification or similar claims asserted under any of our investor agreements other than ordinary course payments less than $2,000,000 in the aggregate, provided that C–BASS will be deemed to have consented to such settlement if it has not replied to notice by us within two business days;

•	make or commit to make any capital expenditures other than certain pre-approved expenditures and other capital expenditures not exceeding $500,000 in the aggregate;

•	modify, amend or terminate any material contract or enter into any new material contract;

•

permit any material insurance policy or arrangement naming or providing for us or our subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated, unless canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage, or to be materially impaired;

•

change our material accounting principles, practices or methods except to the extent required by GAAP or the rules or policies of the Public Company Accounting Oversight Board or Regulation S-X under the Securities Act;

•	operate in such a manner as to fail to have us continue to qualify as a REIT; and

•	authorize or enter into any agreement, commitment or arrangement to do any of the foregoing.

No Solicitation of Transactions

We have agreed that, from February 15, 2007 to the merger effective time (or until the merger agreement has been terminated in accordance with its terms and the applicable termination fee or working fee, if any, have been made) and subject to applicable public disclosure requirements of the NASDAQ Global Select Market, applicable securities laws and specified exceptions described below, we may not, and may not authorize or permit any of our subsidiaries or representatives to:

•

solicit or initiate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an acquisition proposal;

•

participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to, any person other than C–BASS or its representatives in connection with an acquisition proposal;

•

release or permit the release of any person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise our rights under, any confidentiality, standstill or similar agreement to which we are a party or under which we have any rights with respect to the divestiture of the voting securities or any material portion of our assets other than any such agreement with C–BASS or any of its subsidiaries;

•	change our board’s recommendation of the merger agreement and the merger in a manner adverse to C–BASS or MergerCo;

•	approve or recommend, or publicly announce we are considering approving or recommending, an acquisition proposal; or

•	enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to an acquisition proposal.

For purposes of the merger agreement, “acquisition proposal” means any proposal or offer from any person other than C–BASS or any of its subsidiaries relating to:

•

any direct or indirect acquisition or purchase of our or any of our subsidiaries’ business that constitutes 20% or more of our consolidated revenues, net income or assets or of 20% or more of any of our or our subsidiaries’ class of equity securities;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of our equity securities;

•

any merger, reorganization, share exchange, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

At any time prior to the approval of the merger by our stockholders, we, our board of directors and our representatives may:

•

participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any person or their representatives in response to an unsolicited, bona fide and written acquisition proposal that is submitted to us by such person after February 15, 2007 and prior to the time that the stockholder vote approving the merger is obtained if and so long as the following conditions are met:

•	the proposal was not solicited in violation of the provisions of the merger agreement governing acquisition proposals;

•

a majority of the members of our board of directors determines in good faith, after consultation with a nationally recognized financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal;

•

a majority of the members of our board of directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with their duties to us and to our stockholders under applicable law;

•

at least one business day prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, the person making the acquisition proposal, we provide C–BASS with written notice of the identity of such person and of our intention to negotiate with, or to disclose nonpublic information to, such person;

•

prior to participating in negotiations with, or disclosing any nonpublic information to, the person making the acquisition proposal, we receive from such person an executed confidentiality agreement at least as restrictive as the confidentiality agreement we entered into with C–BASS, which does not contain exclusive negotiation rights or prohibit us from satisfying our obligations under the merger agreement; and

•	at least one business day prior to disclosing any nonpublic information to such person, we furnish such information to C–BASS if not already delivered to C–BASS;

•

withdraw, change or modify in any manner adverse to C–BASS, MergerCo or the completion of the merger, the recommendation of our board of directors’ that our stockholders approve the merger, the merger agreement and the other transactions contemplated by the merger agreement, so long as a majority of the members of our board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with their duties to us and to our stockholders under applicable law; and

•

approve or recommend, or enter into, a definitive agreement with respect to an unsolicited, bona fide written acquisition proposal that is submitted to us after February 15, 2007 and prior to the time that our stockholders vote in favor of the merger so long as we comply with the following terms:

•	we have not violated the applicable merger agreement provisions relating to the solicitation, discussion and negotiation of acquisition proposals;

•	we provide C–BASS with written notice indicating that our board of directors, acting in good faith, believes that the acquisition proposal is reasonably likely to lead to a superior proposal;

•

during the three business day period after we provide such written notice, we negotiate in good faith with C–BASS in an effort to adjust the merger agreement so that the acquisition proposal will not constitute a superior proposal;

•	after taking into account the results of such adjustments, our board of directors determines that the acquisition proposal constitutes a superior proposal;

•

after taking into account the results of such adjustments, at least three business days after C–BASS has received the required written notice, a majority of the members of our board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with their duties to us and to our stockholders under applicable law;

•	at least three business days after C–BASS has received the required written notice, our board of directors determines that such acquisition proposal remains a superior proposal; and

•

before we approve or recommend or execute and deliver a definitive agreement with respect to any such superior proposal, we terminate the merger agreement and pay the required termination fee, and deliver to C–BASS a written certification from each other party to such superior proposal certifying that the party is aware of, and waives any right to contest, the termination fee.

For purposes of the merger agreement, a “superior proposal” means an unsolicited, bona fide, written, fully-financed proposal (or, as determined by our board of directors, a proposal for which financing is then committed or reasonably likely to be available) made by any person other than C–BASS or any of its subsidiaries to acquire at least a majority of the issued and outstanding shares of our common stock pursuant to a tender offer or a merger or to acquire all or substantially all of our properties and assets on terms and conditions that a majority of the members of our board of directors, determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the material terms and conditions of such proposal, is more favorable to our stockholders from a financial point of view than the merger (including any adjustment to the terms of the merger by C–BASS as permitted under the terms of the merger agreement) and is reasonably likely to be consummated.

We have agreed to provide C–BASS with written notice within one business day of the receipt of any request for information, acquisition proposal or inquiry, proposal, discussions or negotiations with respect to any acquisition proposal, including (i) the material terms and conditions of such request, acquisition proposal, inquiry, proposal, discussions or negotiations, (ii) the identity of the person making any such acquisition proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and (iii) copies of any written materials we receive in connection with any of the foregoing.

We have also agreed to keep C–BASS informed of the status of any request or acquisition proposal, the material details of any information requested of or provided by us, and the material details of all discussions or negotiations and to provide C–BASS with notice at least one business day, or such lesser notice, if any, as is provided to the members of our board of directors prior to any meeting of our board of directors where the acquisition proposal is reasonably expected to be discussed or considered.

We have agreed to cease all discussions or negotiations with any person other than C–BASS and its subsidiaries with respect to any acquisition proposal that may have been ongoing as of February 15, 2007.

Employee Benefits

For a period of one year following the closing date, C–BASS has agreed that our non-union employees who continue their employment with the surviving corporation or a C–BASS affiliate shall, at the discretion of C–BASS, either be eligible to participate (i) in any medical benefit plan or 401(k) plan that is, at the discretion of C–BASS, continued by the surviving corporation or (ii) in the same manner as similarly situated employees employed by C–BASS or its affiliates, in the medical benefit plans and 401(k) plans sponsored or maintained by C–BASS or its affiliates, as applicable.

For purposes of vesting and eligibility, but not for purposes of benefit accrual, under each C–BASS plan in which continuing employees become eligible to participate, such employee will be credited with his or her years of service with us and our subsidiaries to the same extent as the employee was entitled, before the merger effective time, to credit for such service under any similar plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable law.

With respect to C–BASS welfare plans in which continuing employees participate after the merger effective time, C–BASS shall, except to the extent prohibited under applicable law, (i) waive all limitations under such plans as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under our corresponding employee benefit plan and (ii) provide each continuing employee who participates in such welfare plans with credit for any co-payments and deductibles paid under our corresponding employee benefit plan in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

Agreement to Take Further Action

Each of the parties to the merger agreement have agreed to use their commercially reasonable efforts to promptly take all actions and to do all things necessary under applicable law to consummate the merger as soon as practicable, including preparing and filing all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained before August 31, 2007. Each party to the merger agreement further agreed not to take specific actions that could delay or result in the failure to consummate the merger.

We have also agreed to use commercially reasonable efforts to do the following with the cooperation and reasonable assistance of C–BASS and MergerCo:

•	retain certain key employees as of the closing of the merger;

•

transfer as of the merger effective time, or enter into an agreement with each third party servicer or subservicer relating to the transfer of the servicing of our mortgage loans, other than mortgage loans sold on a servicing-released basis, to C–BASS or its designated subsidiary, with such servicing transfer to occur no later than 60 days after the merger effective time, subject to limits on compensation to any such third party servicer or subservicer; and

•

extend the terms of certain of our existing financing facilities for at least 90 days after the merger effective time, subject to limits on the modification of the terms of the financing facilities and the compensation to any lender in exchange for such lender’s agreement to extend its financing facility.

In addition, we have agreed to the following covenants relating to the conduct of our business operations:

•

we will give C–BASS the opportunity to participate in the defense or settlement of any litigation against us or our officers or directors relating to the merger, and we may not agree to any compromise or settlement of such litigation without C–BASS’s consent;

•

we will meet with C–BASS regarding our interest rate hedging strategy, provided that we may continue to hedge our interest rate risk consistent with past practice in the ordinary course of business, and we will not share information with C–BASS at any such meeting that is competitively sensitive; and

•

we and our subsidiaries will not conduct any bulk sales of mortgage loans to third parties to effectuate a securitization, other than any bulk sales expressly permitted under the terms of the merger agreement; provided that we may conduct ordinary course sales of whole mortgage loans consistent with past practice so long as we provide C–BASS with reasonable notice of and reasonable information with respect to any such sale, and C–BASS is entitled to bid for and acquire any such mortgage loan on similar or better terms.

Prior to the merger effective time, we have agreed to cause each member of our board of directors to resign as a director, effective immediately prior to the merger effective time, and we have agreed to obtain the resignations of such directors of our subsidiaries as C–BASS requests with reasonable advance notice.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•	approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement by the requisite stockholder vote;

•

no law or order shall have been enacted, entered, promulgated, adopted, issued or enforced by any governmental entity that is then in effect and has the effect of making the merger illegal or otherwise prohibiting the consummation of the merger; and

•	the waiting period, if any, applicable to the merger under the HSR Act shall have expired or been terminated.

The obligations of C–BASS and MergerCo to complete the merger are subject to the following additional conditions:

•

(i) the truth and accuracy of our representations and warranties related to our capitalization, authorization and advisory fees in all respects (other than for immaterial inaccuracies), (ii) the truth and accuracy of our representations and warranties related to our mortgage business in all material respects, and (iii) the truth and accuracy of all our other representations and warranties except where the failure of these other representations and warranties to be true and correct (without regard to any qualification as to materiality or material adverse effect contained therein), individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on our company;

•

our performance and compliance, in each case in all material respects, with all covenants required by the merger agreement to be performed or complied with by us at or prior to the merger effective time;

•	the obtaining and delivery by us to C–BASS of required regulatory and third party contractual consents;

•

the absence of any event, change, effect, condition, fact or circumstance that since February 15, 2007, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on us;

•

our delivery to C–BASS of a certification of our Chief Executive Officer, Chief Financial Officer or another executive officer to the effect that each of the conditions specified in the four preceding bullet points has been satisfied in all respects;

•

receipt by C–BASS of a tax opinion from Hogan & Hartson, tax counsel to us (or other nationally recognized tax counsel to us reasonably satisfactory to C–BASS), as to our qualification and taxation as a REIT under applicable federal income tax laws, dated as of the merger effective time;

•	the effectiveness of certain retention and employment agreements entered into with certain of our executives and key employees;

•

receipt by C–BASS of all written agreements necessary to fully transfer to C–BASS or its designated subsidiary the servicing of mortgage loans, other than mortgage loans sold on a servicing-released basis, providing for the consummation of each such transfer to occur no later than 60 days after the merger effective time, subject to limits on compensation to any third party servicer or subservicer; and

•

certain of our lenders, including Lehman Brothers, agreeing to extend a portion of our existing financing facilities for at least 90 days after the effectiveness of the merger, subject to limits on the modification of the terms of these facilities and on the compensation to a lender in exchange for such lender’s agreement to extend its facility.

Our obligations to complete the merger are subject to the following additional conditions:

•	the truth and accuracy of the representations and warranties made by C–BASS and MergerCo, except where the failure of any such representations and warranties to be true and correct (without regard to any qualification as to “materiality” or “material adverse effect”), considered individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of C–BASS and MergerCo to consummate the merger, provided that the representations related to authorization shall be true and correct in all respects except for immaterial inaccuracies;

•

C–BASS’s performance and compliance, in each case in all material respects, with all covenants required by the merger agreement to be performed or complied with by it at or prior to the merger closing date; and

•

delivery by C–BASS to us of a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of C–BASS to the effect that each of the conditions described in the preceding two bullet points has been satisfied in all respects.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the merger effective time, as follows:

•	by mutual written consent of the parties;

•	by either C–BASS or us if:

•

the merger has not occurred on or before August 31, 2007, provided that this termination right will not be available to a party whose breach of obligations under the merger agreement caused the failure of the merger to occur on or before such date;

•	a law has been enacted, entered or promulgated prohibiting the consummation of the merger;

•	an order has been enacted, entered, promulgated or issued by a governmental entity permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

•

a governmental entity fails to issue an order or take any other action, and such denial of a request to issue an order or take such other action has become final and non-appealable, where such order or action is necessary to fulfill the condition that the HSR Act waiting period, if applicable, has expired or terminated or the condition that we have obtained certain required third party governmental consents in connection with the merger, provided that this termination right will not be available to a party whose failure to comply with its obligations to make necessary HSR Act and other filings has been the cause of such denial or inaction; or

•	the requisite vote of our stockholders to approve the merger is not obtained;

•	by C–BASS if:

•

all of the following shall have occurred: (i) we have breached or failed to perform any of our representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle C–BASS not to consummate the merger due to our failure to meet the closing condition relating to a breach of our representations, warranties or covenants as set forth in the merger agreement, and (iii) such breach or failure to perform is incapable of being cured by us prior to August 31, 2007 or, if we could cure such breach or failure to perform prior to such date, we have failed to do so within 30 days after receipt of written notice thereof (but no later than August 31, 2007);

•

our board of directors fails to recommend approval and adoption of the merger agreement and approval of the related merger transactions, or withdraws, modifies or amends its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to C–BASS and MergerCo;

•

we or any of our subsidiaries or any of our or our subsidiaries’ representatives have breached in any material respect our or their obligations under the merger agreement relating to acquisition proposals; or

•

we enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument (other than a confidentiality agreement as permitted by the merger agreement) contemplating or otherwise relating to any acquisition proposal or superior proposal; or

•	by us if:

•

all of the following shall have occurred: (i) C–BASS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, (ii) such breach or failure to perform would entitle us not to consummate the merger due to C–BASS’s or MergerCo’s failure to meet the closing condition relating to a breach of their representations, warranties or covenants as set forth in the merger agreement, and (iii) such breach or failure to perform is incapable of being cured by C–BASS prior to August 31, 2007 or, if C–BASS could cure such breach or failure to perform prior to such date, C–BASS has not done so within 30 days after receipt of written notice thereof (but no later than August 31, 2007); or

•

our board of directors shall have approved or recommended, or we have executed or entered into a definitive agreement with respect to, a superior proposal and have complied with the terms relating to the acceptance of a superior proposal under the merger agreement, provided that this termination will not be effective until the $7.4 million termination fee has been paid to C–BASS.

In the event of a termination of the merger agreement in accordance with its terms, the obligations of C-BASS under the merger agreement, described above, (i) to purchase certain of our or our subsidiaries’ identified unfinanced residential mortgage loans and real estate owned assets, (ii) to purchase all or any portion of certain of our “BBB” rated mortgage backed securities, (iii) to purchase certain of our or FMC’s seasoned mortgage loan assets, (iv) to purchase certain of our identified residential mortgage loan assets, and (v) to purchase certain of FMC’s identified residential mortgage loan assets shall survive for 30 days following delivery by C-BASS to us of written notice of any termination of the merger agreement. Additionally, the obligation of C-BASS under the merger agreement, described above, to purchase all of our or FMC’s residential mortgage loan assets originated on or after March 1, 2007 shall survive any termination of the merger agreement relative to all of FMC’s residential mortgage loan assets originated in compliance with origination guidelines approved by C-BASS through June 30, 2007.

Termination Fee and Expenses

We have agreed to pay to C–BASS a termination fee of $7.4 million if:

•

C–BASS terminates the merger agreement because our board of directors fails to recommend approval and adoption of the merger agreement and approval of the related merger transactions, or withdraws, modifies or amends its recommendation that stockholders vote to approve the merger agreement and the merger in any manner adverse to C–BASS and MergerCo;

•

C–BASS terminates the merger agreement because we or any of our subsidiaries or any of our or our subsidiaries’ representatives have breached in any material respect any of our obligations under the merger agreement relating to acquisition proposals;

•

C–BASS terminates the merger agreement because we enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument (other than a confidentiality agreement as permitted by the terms of the merger agreement) contemplating or otherwise relating to any acquisition proposal or superior proposal;

•

we terminate the merger agreement because our board of directors has approved or recommended, or we have executed, or entered into a definitive agreement with respect to, a superior proposal and have complied with the applicable provisions of the merger agreement;

•

we or C–BASS terminate the merger agreement because the merger has not been completed prior to August 31, 2007 and (i) our stockholders meeting has not occurred (unless such termination shall have occurred prior to the time that any applicable HSR Act waiting periods have expired or been terminated), (ii) at any time after February 15, 2007 and prior to such termination an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders, and (iii) within 12 months of such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal;

•

we or C–BASS terminate the merger agreement because the requisite vote of our stockholders to approve the merger was not obtained, and at any time after February 15, 2007 and prior to such termination an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders, and within 12 months of such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal;

•

C–BASS terminates the merger agreement in connection with our failure to meet the closing condition relating to a breach of our representations or warranties, as such termination right is set forth in the merger agreement, and at any time after February 15, 2007 and prior to such termination, an acquisition proposal is publicly announced or communicated to our senior management, our board of directors or our stockholders, and within 12 months of such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal; or

•

C–BASS terminates the merger agreement in connection with our failure to meet the closing condition relating to a breach of or failure to perform our covenants, as such termination right is set forth in the merger agreement, and within 12 months of such termination, we enter into a definitive agreement with respect to, or consummate, an acquisition proposal.

The merger agreement also provides that if either we or C–BASS terminates the merger agreement in connection with the other party’s failure to meet its closing condition relating to breaches of or failure to perform its representations, warranties and covenants, as set forth in the merger agreement, the breaching party must pay a working fee of $900,000 to the terminating party. In addition, we have agreed that if either we or C–BASS terminate the merger agreement because the requisite vote of our stockholders to approve the merger is not obtained and the $7.4 million termination fee is not otherwise payable to C–BASS, then we will pay C–BASS a $900,000 working fee. If at any time after payment of the working fee we are required to pay to C–BASS a termination fee as described above, the aggregate amount of the termination and working fee payments will not exceed $7.4 million.

Amendment and Waiver

The merger agreement provides that it may be amended in writing by C–BASS and us at any time by action taken or authorized by our respective boards of directors. However, after the requisite vote of our stockholders to approve the merger is obtained, the merger agreement may not be amended to change: (i) the amount or kind of, or rights to acquire, securities, cash or other property to be received in the merger, (ii) the organizational documents of the corporation or entity that will survive the merger, except for changes permitted by Section 2-605 of the MGCL, or (iii) any term that would adversely affect stockholders in any material respect.

At any time before the merger effective time, any party to the merger agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties under the merger agreement, (ii) waive any inaccuracies in the representations and warranties made by, or in any document delivered by, the other parties, and (iii) waive compliance with any of the agreements made by the other parties, or any of the conditions benefiting such waiving party, contained in the merger agreement.

Voting Agreement

In connection with the merger agreement, all of the members of our board of directors, acting solely in their capacities as Fieldstone stockholders, entered into a voting agreement with C–BASS and MergerCo, dated as of February 15, 2007, pursuant to which each of them agreed, among other things, to vote all of the shares of our common stock beneficially owned by such stockholder (“shares”) in favor of the approval of merger agreement, the merger and the other transactions contemplated by the merger agreement. As of [•], 2007, the record date for the special meeting, these shares represent approximately 2.7% of our common stock outstanding.

The voting agreement requires the stockholder, among other things, to vote their shares in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement and against (i) approval of any acquisition proposal (as defined in the merger agreement) or (ii) any other action that is intended, or could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or the transactions contemplated by the merger agreement (collectively, “alternate proposals”). In addition, each stockholder irrevocably granted to and appointed C–BASS or its designees as the stockholder’s agent, attorney and proxy to vote (or cause to be voted) all of the stockholder’s shares on all matters regarding the merger and each of the other transactions contemplated by the merger agreement and the voting agreement or regarding any alternative proposal as to which the stockholder is entitled to vote at a meeting of stockholders or to which the stockholder is entitled to express consent or dissent to corporate action in writing without a meeting.

Except (i) for the bona fide pledge of the shares to a third party financial institution or lender that is unaffiliated with the stockholder and pursuant to which the stockholder maintains the sole right to vote such shares, whether or not an event of default arises under the applicable loan documentation to which such shares are subject, (ii) transfers to certain family members and related parties, or (iii) as may otherwise be agreed to by C–BASS and MergerCo in writing, each stockholder has agreed not to (a) transfer (which term includes any sale, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the stockholder’s shares, or any interest therein if such transfer would result in the stockholder no longer having the power to vote, or cause to be voted, the shares or (b) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the shares, or any interest therein.

In addition, each stockholder, solely in its capacity as a stockholder of Fieldstone, has agreed that the stockholder will not and will cause its affiliates, directors, officers, employees, agents or representatives not to, directly or indirectly:

•

solicit or initiate the making of, or take any other action to facilitate any inquires or the making of any proposal that constitutes or may reasonably be expected to lead to any proposal or offer from any person other than C–BASS or any of its subsidiaries relating to:

•

any direct or indirect acquisition or purchase of any of our businesses or any of our subsidiaries that constitute 20% or more of our consolidated revenues, net income or assets or of 20% or more of any class of our equity securities or any of our subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of any class of our equity securities;

•

any merger, reorganization, share exchange, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (each an “acquisition proposal”); or

•

negotiate or otherwise engage in discussions with any person (other than C–BASS and its representatives) with respect to any acquisition proposal, or which may reasonably be expected to lead to a proposal for an acquisition proposal, or enter into any agreement, arrangement or understanding with respect to any such acquisition proposal.

Pursuant to the voting agreement, if we are permitted to furnish information to and engage in discussions and negotiations with a third party pursuant to the merger agreement, then the stockholder may also furnish information to, and participate in discussions and negotiations with, such third party to the same extent, but subject to the same limitations, as us.

The voting agreement and the covenants, representations, warranties, and agreements contained therein terminate upon the earlier to occur of (i) the termination of the merger agreement in accordance with the terms thereof, (ii) the merger effective time, or (iii) such other time as determined by C–BASS.

ADJOURNMENTS AND POSTPONEMENTS OF THE SPECIAL MEETING

Proposal for Adjournments

We are asking our stockholders to vote on a proposal to approve any adjournments of the special meeting for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement.

Our board of directors recommends that you vote “FOR” the approval of any adjournments of the special meeting for the purpose of soliciting additional proxies.

Postponements of the Special Meeting

At any time prior to convening the special meeting, our board of directors may postpone the special meeting for any reason without the approval of our stockholders. If postponed, as required by law, we will provide at least ten days’ notice of the new meeting date.

MARKET PRICE OF OUR COMMON STOCK

Market Information and Holders

Our common stock is traded on the NASDAQ Global Select Market under the symbol “FICC.” As of [•], 2007, there were [•] stockholders of record. The following table sets forth the intraday high and low sales prices of our common stock for the periods indicated.

	Market Price Range
	High	Low

Fiscal Year Ended December 31, 2005:
First Quarter	$19.50	$13.75
Second Quarter	$14.89	$12.00
Third Quarter	$15.20	$11.12
Fourth Quarter	$12.52	$9.29

Fiscal Year Ended December 31, 2006:
First Quarter	$13.99	$10.58
Second Quarter	$12.39	$8.95
Third Quarter	$9.40	$7.50
Fourth Quarter	$8.95	$4.25

Fiscal Year Ending December 31, 2007:
First Quarter (through March 23, 2007)	$5.28	$1.40

On February 15, 2007, the last trading day prior to the date of the public announcement of the merger agreement, the closing price of our common stock on the NASDAQ Global Select Market was $2.60 per share. On March 16, 2007, the last trading day prior to the public announcement of the amendment of the merger agreement, the closing price of our common stock on the NASDAQ Global Select Market was $4.10 per share, and on [•], 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NASDAQ Global Select Market was $[•] per share. You are encouraged to obtain current market quotations for our common stock.

Dividends

Under the terms of the merger agreement, we may not declare or pay you any dividends, except that we are permitted to declare and pay dividends reasonably necessary for us to maintain our status as a REIT, provided that the declaration and payment of such a dividend shall reduce the merger consideration on a dollar-for-dollar basis.

The cash distributions declared per share on our shares of common stock from January 1, 2005 through December 31, 2006 are as follows (we have not declared any distributions on our shares of common stock to date during 2007):

2005	Declared Per Share Cash Distribution	Declaration Date	Record Date	Payment Date
First Quarter	$0.47	April 6, 2005	April 20, 2005	April 29, 2005
Second Quarter	$0.50	July 6, 2005	July 20, 2005	July 29, 2005
Third Quarter	$0.51	October 5, 2005	October 19, 2005	October 28, 2005
Fourth Quarter	$0.55	December 16, 2005	December 30, 2005	January 18, 2006

2006
First Quarter	$0.48	March 17, 2006	March 31, 2006	April 28, 2006
Second Quarter	$0.44	June 16, 2006	June 30, 2006	July 31, 2006
Third Quarter	$0.34	September 15, 2006	September 29, 2006	October 27, 2006
Fourth Quarter	$0.05	December 20, 2006	December 29, 2006	January 18, 2007

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 23, 2007 for:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our current directors;

•	each of our named executive officers (as defined and determined under the rules of the SEC); and

•	all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes, all such securities are owned directly by the named person and such person identified as the beneficial owner has sole voting and investment power. For purposes of the following table, the number of shares of our common stock that are beneficially owned by each of the persons named below represents the aggregate of (i) shares of our common stock, including restricted stock, such person holds and (ii) shares of our common stock that may be issued to such person upon exercise of options that are exercisable or issuable through May 22, 2007, the 60th day from March 23, 2007. As of March 23, 2007, we had 46,878,644 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
More than 5% Beneficial Owners:

Massachusetts Mutual Life Insurance Company(2)	4,600,000		9.8%
Friedman, Billings, Ramsey Group, Inc.(3)	2,841,062		6.1%

Directors and Named Executive Officers(4):

Thomas D. Eckert	138,872	(5)	*
David S. Engelman	36,547	(6)	*
Celia V. Martin	54,750	(7)	*
Jonathan E. Michael	51,250	(7)	*
David A. Schoenholz	30,500	(8)	*
Jeffrey R. Springer	33,250	(9)	*
Michael J. Sonnenfeld	1,163,300	(10)	2.5%
Nayan V. Kisnadwala	45,000		*
Walter P. Buczynski	78,664	(11)	*
James T. Hagan, Jr.	97,480	(11)	*
John C. Kendall	12,500	(12)	*
John C. Camp, IV	60,500	(13)	*
Teresa A. McDermott	20,140	(7)	*

All directors and executive officers as a group (13 persons)	1,822,753		3.9%

*	Less than 1%.
(1)	The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (i) 46,878,644 shares of our common stock outstanding as of March 23, 2007 and (ii) the number of shares of our common stock that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 23, 2007. The total number of shares outstanding does not assume, however, that options held by other persons are exercised for shares of our common stock.
(2)

The information concerning this stockholder is based solely on a Schedule 13G filed with the SEC on January 16, 2007, and reflects its beneficial ownership at December 31, 2006. As a result of Massachusetts Mutual Life Insurance Company and its affiliates’ (“MassMutual”) ownership or control of certain advisory accounts and private investment companies holding 4,600,000 shares of our common stock, MassMutual may be deemed to be the beneficial owner of all 4,600,000 shares. The address for MassMutual is 1295 State Street, Springfield, MA 01111.

(3)	The information concerning this stockholder is based solely on a Schedule 13G/A filed with the SEC on March 12, 2007, and reflects its beneficial ownership at December 31, 2006. Based on the Schedule 13G/A, Friedman, Billings, Ramsey Group, Inc. (“FBR Group”) has sole voting and investment power for 2,840,929 shares and shared voting and investment power for 133 shares with Friedman, Billings, Ramsey & Co., Inc. The address for FBR Group is 1001 19th Street North, Arlington, VA 22209. We have entered into a voting agreement with FBR Group, pursuant to which FBR Group will vote all of the shares of common stock held by FBR Group in excess of 3% of the outstanding shares of our common stock in the same proportion that our other stockholders vote their shares of common stock with respect to any proposal submitted to the stockholders for a vote, whether at a meeting or by written consent. The voting agreement shall remain in place until FBR Group no longer owns any shares of common stock.
(4)	The address of each of our directors and officers is c/o Fieldstone Investment Corporation, 11000 Broken Land Parkway, Columbia, Maryland 21044.
(5)	Includes 22,500 shares underlying options granted under the Fieldstone Investment Corporation Equity Incentive Plan (“Stock Plan”) that are exercisable within 60 days of March 23, 2007 and 86,000 shares Mr. Eckert holds jointly with his wife.
(6)	Includes 11,250 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007 and 6,740 shares owned by the Engelman Family Trust dated 5/7/92 of which Mr. Engelman is a trustee and, with members of his immediate family, a beneficiary and 13,500 shares Mr. Engelman holds jointly with his wife.
(7)	Includes 11,250 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007.
(8)	Includes 7,500 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007 and 15,500 shares gifted by Mr. Schoenholz to his family foundation, a nonprofit organization of which he and his wife are the trustees.
(9)	Includes 11,250 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007 and 7,000 shares Mr. Springer holds jointly with his wife.
(10)	Includes 160,600 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007.
(11)	Includes 30,000 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007.
(12)	Includes 7,500 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007.
(13)	Includes 22,500 shares underlying options granted under our Stock Plan that are exercisable within 60 days of March 23, 2007.

NO DISSENTERS’ RIGHTS OF APPRAISAL

Under Maryland corporate law, because shares of our common stock were listed on the NASDAQ Global Select Market on the record date for determining stockholders entitled to vote at the special meeting, our stockholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our stockholders can vote against the merger, the merger agreement and the other transactions contemplated by the merger agreement.

SUBMISSION OF STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the merger is not completed. In order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, if such meeting is held, nominations by stockholders of candidates for director and proposals by stockholders other than pursuant to the Rule 14a-8 under the Exchange Act process must be submitted in accordance with our current bylaws. Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting the stockholder must have given timely notice thereof in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the mailing of the notice for the current year’s annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing the notice for the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting (or no later than the tenth day following the day on which disclosure is made of the date on which the notice for such annual meeting will be mailed, if later). Our Corporate Secretary will provide a copy of our bylaws upon written request and without charge.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or 202-942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like Fieldstone, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement.

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E., Room 1580

Washington, DC 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at http://www.sec.gov and on our website at http://www.fieldstoneinvestment.com under “Investors—SEC Filings.”

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Fieldstone Investment Corporation, 11000 Broken Land Parkway, Columbia, Maryland 21044. If you would like to request documents, please do so by [•], 2007, in order to receive them before the special meeting.

We are incorporating by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Exhibit A

AGREEMENT OF MERGER

DATED AS OF

FEBRUARY 15, 2007

AMONG

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC,

ROCK ACQUISITION CORP.

AND

FIELDSTONE INVESTMENT CORPORATION

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Defined Term	Section
1940 Act	3.23
Acquisition Proposal	8.15(a)
Affiliates	8.15(b)
Agreement	Preamble
Applicable Consents.	3.4(b)
Applicable Data	3.5(a)
Articles of Merger	1.3
Bankruptcy and Equity Exception	3.3
Business Day	8.15(c)
Capitalization Date	3.2(a)
Certificate	1.8(b)
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	2.7
Company	Preamble
Company Board Approval	3.7
Company Common Stock	Recitals
Company Disclosure Schedule	8.9(a)
Company Equity Awards	8.15(d)
Company Intellectual Property	3.13(a)
Company Leases	3.19(b)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Stockholder Vote	3.3
Company Restricted Shares	1.9(a)
Company SEC Reports	3.5(a)
Company Stock Options	1.9(b)
Company Stock Plans	8.15(e)
Company Stockholders Meeting	5.2(b)
Company Voting Debt	3.2(a)
Confidentiality Agreement	5.12
Continuing Employees	5.14(a)
Contract	3.4(a)
Control	8.15(b)
D&O Insurance	5.6(a)
DOJ	5.4(c)
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	8.15(f)
Exchange Act	3.4(b)
Exchange Fund	2.1
Excluded Shares	1.8(a)
FTC	5.4(c)
GAAP	3.5(c)
Governmental Entity	3.4(b)
Hazardous Substance	8.15(g)

A-iv

HSR Act	3.4(b)
Indemnified Persons	5.6(a)
Initial REIT Year	3.11(k)
Intellectual Property Rights	3.13
IT Assets	3.13
Key Employees	5.15
knowledge	8.15(h)
Law	3.4(a)
Liens	3.2(b)
Major Customers	3.21
Major Suppliers	3.21
Material Adverse Effect on the Company	8.15(i)
Merger	Recitals
Merger Consideration	1.8(a)
Merger Sub	Preamble
MGCL	1.1
Multiemployer Plan	8.15(j)
Order	3.4(a)
Parent	Preamble
Parent Plans	5.14(a)
Parent Welfare Plans	5.14(b)
Paying Agent	2.1
Person	8.15(k)
Proxy Statement	5.2(a)
Regulatory Law	8.15(l)
REIT	3.11(k)
Representatives	5.5(a)
Sarbanes-Oxley Act	3.5(a)
SDAT	1.3
SEC	3.5(a)
Securities Act	3.5(a)
Securitization Trusts	8.15(m)
Subsidiaries	8.15(n)
Superior Proposal	8.15(o)
Surviving Corporation	1.1
Tax Return	8.15(p)
Taxes	8.15(q)
Termination Date	7.1(b)
Termination Fee	7.2(b)
Trade Secrets	3.13
Voting Agreement	Recitals
WARN Act	3.15(d)

A-v

AGREEMENT OF MERGER

This Agreement of Merger, dated as of February 15, 2007 (this “Agreement”), is among Credit-Based Asset Servicing and Securitization LLC, a Delaware limited liability company (“Parent”), Rock Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Fieldstone Investment Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not defined elsewhere herein have the meanings assigned to them in Section 8.15.

The Board of Managers of Parent and the respective Boards of Directors of Merger Sub and the Company desire to enter into a transaction whereby Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each issued and outstanding share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), not owned directly or indirectly by the Company will be converted into the right to receive the Merger Consideration.

In furtherance thereof, the Board of Managers of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that entering into this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, are advisable. The Board of Directors of the Company has recommended that its stockholders approve this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger.

Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent and the Company’s directors each are entering into a Voting Agreement (the “Voting Agreement”) with respect to the voting of Company Common Stock in connection with the Merger in substantially the form attached hereto as Exhibit A.

Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.

In consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

ARTICLE 1

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Maryland, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger except as otherwise provided herein.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article 6, and in any event no later than 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article 6, other than conditions which by their nature are to be satisfied at Closing (but subject to the fulfillment or waiver of such conditions), or such other time and date as Parent and the Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). The Closing shall be held at the offices of Hunton & Williams LLP, 951 East Byrd Street, Riverfront Plaza—East Tower, Richmond, VA 23219 or such other place as Parent and the Company shall agree in writing.

Section 1.3. Effective Time. At the Closing, the parties hereto shall (a) file articles of merger in the form required by the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”), and (b) duly make all other filings and recordings required by the MGCL and other laws in order to effectuate the Merger. The Merger shall become effective at the time when the Articles of Merger have been duly filed with, and accepted for record by, the SDAT or at such later time as may be agreed to by Parent and the Company in writing and specified in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 3-114 of the MGCL.

Section 1.5. Charter. At the Effective Time, the charter of the Company shall be amended to be identical to the charter of Merger Sub, as in effect immediately prior to the Effective Time, and shall be the charter of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Fieldstone Investment Corporation”), until thereafter amended in accordance with applicable Law.

Section 1.6. Bylaws. As of the Effective Time, the bylaws of the Company shall be amended to be identical to Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.

Section 1.7. Officers and Directors. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company will take all necessary corporate action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation from and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.8. Effect on Capital Stock. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(c) below, the “Excluded Shares”) shall be cancelled and converted into the right to receive an amount in cash equal to $5.53, without interest (the “Merger Consideration”), payable to the holder thereof in accordance with Sections 2.2 and 2.6; provided, however, that the Merger Consideration shall be reduced to $5.33, without interest, in the event that the Rule 11 Comprise Settlement Agreement and Mutual Release, dated as of February 14, 2007, by and among the Bass Parties, the Fieldstone Parties and KPMG LLP (each as defined therein), is not performed in all material respects in accordance with its terms prior to the Closing Date.

(b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Merger Consideration.

(c) Each share of Company Common Stock that is owned directly or indirectly by Parent, Merger Sub, the Company or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be made or delivered in exchange therefor.

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.9. Company Equity Awards.

(a) All awards granting restricted shares of Company Common Stock from the Company (collectively, “Company Restricted Shares”) shall vest immediately prior to the Effective Time, and, as of the Effective Time shall be converted into the right to receive the Merger Consideration as provided in Section 1.8(a).

(b) All outstanding options to acquire shares of Company Common Stock from the Company (collectively, “Company Stock Options”) heretofore granted under any Company Stock Plan shall become exercisable and vested immediately prior to the Effective Time and cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock which the holder of such Company Stock Option could have purchased had such Company Stock Option been exercised in full by the holder thereof immediately prior to the Effective Time. Any dividend equivalent payments accumulated under and payable in connection with vesting of Company Stock Options shall automatically become fully vested, and the accumulated dividend equivalent payments becoming so vested shall be payable in cash in accordance with Section 1.9(d).

(c) No Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or any of its Subsidiaries, or for the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of a number of shares of Company Common Stock (including restricted stock units, performance stock awards, deferred stock units and dividend equivalents), at and after the Effective Time (except as otherwise expressly set forth in this Section 1.9 or Article 2).

(d) Subject to Section 2.7, as soon as administratively possible after the Effective Time and not later than three Business Days after the Closing Date (unless additional time is required to process payments under the Company’s payroll systems), Parent shall cause the Surviving Corporation to pay to each holder of Company Stock Options the cash payments specified in this Section 1.9. The Company’s payroll processor shall be instructed to promptly pay the holders of Company Stock Options the amounts they are entitled to receive hereunder. No interest shall be paid or accrue on the cash payments contemplated by this Section 1.9.

(e) Prior to the Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall take all actions reasonably necessary to effectuate the provisions of this Section 1.9, including (i) the vesting of Company Restricted Shares as described in Section 1.9(a), and (ii) the conversion of each Company Stock Option into the right to receive an amount in cash as described in Section 1.9(b).

Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time: (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination, or exchange of shares; (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period; or (c) any similar event shall have occurred, then in each instance referred to in the preceding clauses (a) through (c) the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 2

CONVERSION OF SHARES

Section 2.1. Paying Agent. At or prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to the Company to act as paying agent in the

Merger (the “Paying Agent”). Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2 (the “Exchange Fund”).

Section 2.2. Payment Procedures. As promptly as practicable, but in no event later than three Business Days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of one or more shares of Company Common Stock immediately prior to the Effective Time: (a) a letter of transmittal (which shall specify that payment of the Merger Consideration shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Parent may reasonably specify); and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the reasonable satisfaction of Parent that any such Taxes either have been paid or are not payable.

Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is one year after the Effective Time shall be delivered to Parent or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

Section 2.4. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent or their respective directors, officers, employees and representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by Parent on a daily basis in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-2 or P-2 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively (or money market funds rated Aaa or better); provided, however, that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall become part of the Exchange Fund, and any amounts in excess of the amounts remaining to be paid under Section 1.8(a) and this Article 2 shall promptly be paid to Parent.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. The Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or a Company Equity Award such amount that any of them is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of any other Tax law. To the extent that amounts are so deducted and withheld (i) such amounts shall be paid over to the appropriate taxing authority, and (ii) the amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of Company Common Stock or Company Equity Award in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be, and the Paying Agent, the Surviving Corporation or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or Merger Sub, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, represent only the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.10. Appraisal Rights. In accordance with Section 3-202(c)(1) of the MGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Organization and Qualification. Except as set forth in Section 3.1 to the Company Disclosure Schedule, each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted, except where the failure to be so standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing as a foreign corporation, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the charter and bylaws of the Company, including any amendments thereto, that have been made available by the Company to Parent prior to the date of this Agreement are correct and complete copies of such instruments as presently in effect.

Section 3.2. Capitalization.

(a) As of January 31, 2007 (the “Capitalization Date”), the authorized capital stock of the Company consisted entirely of: (i) 90,000,000 shares of Company Common Stock, par value $0.01 per share, of which 46,878,644 shares of Company Common Stock were issued and outstanding (including the Company Restricted Shares); and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which were issued and outstanding. All issued and outstanding shares of capital stock of the Company and its Subsidiaries are validly issued, fully paid and nonassessable. As of the Capitalization Date, there were (x) Company Stock Options representing in the aggregate the right to acquire 857,600 shares of Company Common Stock, (y) Company Restricted Shares relating to, in the aggregate, 133,750 shares of Company Common Stock under the Company Stock Plans, and (z) awards of performance shares which, by their terms, have a performance period that extends beyond the Effective Date (“Company Performance Shares”) relating to, in the aggregate, 78,600 shares of Company Common Stock. The Company has entered into a termination and waiver agreement with each recipient of an award pursuant to which such Company Performance Shares are issuable and, in accordance with the terms of such termination and waiver agreements, each such award and the related Company Performance Shares shall have terminated immediately prior to the Effective Time, and no Company Performance Shares shall be entitled to receive any consideration in connection with the Merger. Section 3.2(a) to the Company Disclosure Schedule sets forth a correct and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, the number of unvested Company Restricted Shares or other rights to purchase or receive Company Common Stock, or benefits based on the value of Company Common Stock, granted under the Company Stock Plans, the Employee Benefit Plans or otherwise, the dates of grant, the recipients thereof and the exercise prices thereof. No bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (A) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its Subsidiaries or any Company Voting Debt; (B) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking; or (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company or any of its Subsidiaries.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another of its Subsidiaries, is set forth in Section 3.2(b)-1 to the Company Disclosure Schedule. A correct and complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding the Company’s Subsidiaries) in which the Company or any Subsidiary of the Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by the Company or any of its Subsidiaries, is set forth in Section 3.2(b)-2 to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Section 3.2(b)-2 to the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither the Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity (excluding the Company’s wholly-owned Subsidiaries).

(c) Parent has prior to the date of this Agreement received a correct and complete copy of each Company Stock Plan.

Section 3.3. Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Requisite Stockholder Vote”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, other than the approval of this Agreement and the Merger by the Company Requisite Stockholder Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.4. No Violation

(a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not: (i) conflict with, or constitute or result in any violation of, any provision of the charter, bylaws or similar organizational document of the Company or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b) (or identified in Section 3.4(b)-1 or -2 of the Company Disclosure Schedule), (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of the Company or any of its Subsidiaries pursuant to any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound; or (B) conflict with, violate, result in a breach of or constitute a default under any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to: (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) to the extent that the transactions contemplated by this Agreement are not otherwise exempt under the HSR Act; (ii) other Regulatory Laws; (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iv) the MGCL with respect to the acceptance for record by the SDAT of the Articles of Merger; (v) those requirements of any Governmental Entities with regulatory authority over mortgage banking or settlement services identified in Section 3.4(b)-1 to the Company Disclosure Schedule; (vi) those Contracts identified in Section 3.4(b)-2 to the Company Disclosure Schedule; (vii) the requirements of The NASDAQ Global Market with respect to the Merger; (viii) state securities, takeover and “blue sky” laws; and (ix) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (ix) above are referred to as the “Applicable Consents.”

Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.

(a) Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, the Company, its Subsidiaries and the Securitization Trusts have filed, or caused to be filed, all required registration statements, prospectuses, reports, forms and other documents (if any) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 1, 2005 (the “Applicable Date”) (collectively, including all exhibits thereto, the “Company SEC Reports”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, no Subsidiary of the Company or Securitization Trust is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, none of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.5(a) to the Company Disclosure Schedule, all of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The NASDAQ Global Market. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Company and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 3.5(c) to the Company Disclosure Schedule, each of the financial statements (including the related notes and schedules thereto) of the Company included in the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount or effect.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedule and except for liabilities disclosed or reserved or reflected in a balance sheet (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement and liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, the Company and its Subsidiaries have no liabilities, absolute or contingent, other than liabilities incurred in the ordinary course of business consistent with past practice after September 30, 2006, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)

(f) The Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as set forth in Section 3.5(f) to the Company Disclosure Schedule, since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. Except as set forth in Section 3.5(f) of the Company Disclosure Schedule, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

(g) The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.

(h) The date of each Company Stock Option that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). All Company Stock Options were granted with an exercise price at least equal to the fair market value of the Company Common Stock on the date of grant of such Company Stock Option and no Company Stock Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Company Stock Option). The financial statements of the Company included in the Company SEC Reports fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Company Stock Option.

Section 3.6. Proxy Statement. None of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation regarding information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 3.7. Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way through the date hereof (the “Company Board Approval”), has (a) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, are advisable to the Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and directed that such matter be submitted to a vote by the Company’s stockholders at the Company Stockholders Meeting. In addition, the Company has taken all corporate action required to be taken by it in order to exempt this Agreement, the Merger and the transactions contemplated by this Agreement from, and this Agreement, the Merger and the transactions contemplated by this Agreement are exempt from, the provisions of the Maryland Business Combinations Act that relate to the Company.

Section 3.8. Absence of Certain Changes. Except as disclosed in (i) Section 3.8 to the Company Disclosure Schedule or (ii) the Company SEC Reports filed prior to the date of this Agreement, since September 30, 2006, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice and there has not been:

(a) any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent under subsection (a)(iii) (in respect of the Company and any Subsidiary that is not a wholly-owned Subsidiary only), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiv), (xv), or (xvi) of Section 5.1 if such action was taken after the date of this Agreement;

(b) any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

(c) any increase, by either the Company or any of its Subsidiaries, in the compensation or benefits of, or any grant or payment of any benefits to, any director or officer, or any similar action, except, in the case of this subsection (c): (i) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement; (ii) to the extent required by applicable Law; (iii) for increases (other than in equity-based compensation) in the ordinary course of business consistent with past practice; or (iv) as contemplated or otherwise permitted by this Agreement.

Section 3.9. Litigation; Orders. Except as set forth in Section 3.9 to the Company Disclosure Schedule, there is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, (i) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective businesses or assets or (ii) to the knowledge of the Company, pending or threatened against any of their respective officers or directors (in such capacity), at law or in equity, before or by any Governmental Entity or arbitrator, whether or not covered by insurance, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.9 to the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company hereby acknowledges and agrees that, for all purposes of this Agreement, neither Parent nor Merger Sub makes any representation or warranty regarding the effect of antitrust Laws on such party’s ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation order, or enforcement of, any antitrust Law with respect to the consummation of the Merger.

Section 3.10. Permits; Compliance with Laws. Except as set forth in Section 3.10 to the Company Disclosure Schedule, the Company and its Subsidiaries hold all material permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective material businesses as now being conducted (collectively, the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Except as set forth in Section 3.10 to the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with, and the Company and its Subsidiaries have not received any notices of noncompliance with respect to, the Company Permits and any Laws, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, and except as set forth in Section 3.10 to the Company Disclosure Schedule and except for ordinary regulatory examinations relating to the origination, mortgage lending and servicing activities of the Company and its Subsidiaries, no investigation by any Governmental Entity with respect to the Company and its Subsidiaries is pending or threatened. Without limitation, during the three years prior to the date of this Agreement, none of the Company, any of its Subsidiaries or any director, officer, or employee of, or, to the knowledge of the Company, any agent or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly: (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, except, in each case referred to in clauses (a) through (f), where such acts, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.11. Tax Matters.

Except as set forth in Section 3.11 of the Company Disclosure Schedule:

(a) The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect a reserve or accrual determined in accordance with GAAP for liabilities or expenses for all material Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries (as a group) have established on their books and records in accordance with GAAP (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses for the payment of all Taxes for which the Company or any of its Subsidiaries is liable but are not yet due and payable.

(b) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed (taking into account any extension of time within which to file), and all such Tax Returns were, at the time filed, and are correct and complete in all material respects. The Company has provided Parent with access to complete and accurate copies of all such Tax Returns for which the statute of limitations is still open.

(c) Each of the Company and its Subsidiaries has duly withheld, collected and timely paid all material Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person (other than those that are being contested in good faith through appropriate proceedings, are set forth in Section 3.11 of the Company Disclosure Schedule, and for which appropriate reserves have been established in accordance with GAAP).

(d) No unpaid Tax deficiency has been asserted against or with respect to the Company or any of its Subsidiaries. No Tax audit or other administrative proceeding or court proceedings are presently pending or threatened with regard to any material Taxes of the Company or any of its Subsidiaries. No claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction. There are no outstanding waivers or comparable consents that have been given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. There are no Liens on any of the assets of the Company and its Subsidiaries that arose in connection with any Taxes, other than Liens for Taxes that are not yet due and payable.

(e) Neither the Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither the Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between or among the Company and its Subsidiaries) pursuant to which it could have an obligation to make a material payment to any Person in respect of Taxes. The Company and its Subsidiaries do not have any material liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by contract or otherwise.

(f) The Company has not been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. None of the Company’s Subsidiaries has ever been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which the Company was the parent corporation.

(g) Neither the Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treasury Regulations section 1.6011-4 or section 6707A(c) of the Code. The Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) with respect to a transaction described in section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries is required to include in income any amount from an adjustment pursuant to section 481 of the Code and the regulations thereunder or any similar provision of Law.

(j) Neither the Company nor any of its Subsidiaries have made any payments, are obligated to make any payments, or are parties to an agreement that would reasonably be expected to obligate them to make any payments that will not be deductible under Section 280G of the Code.

(k) For each year, beginning with the short taxable year ended December 31, 2003 (the “Initial REIT Year”) and through the taxable year ended December 31, 2006, the Company has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years. From January 1, 2007, through the date hereof, the Company and its Subsidiaries have operated in such a manner as to permit the Company to continue to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time.

(l) Each Subsidiary of the Company that files Tax Returns as a partnership or is a disregarded entity for U.S. federal income tax purposes has been properly classified as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation or a “publicly traded partnership” within the meaning of section 7704(b) of the Code. Each Subsidiary of the Company that is a corporation has been, in and after the Initial REIT Year, properly classified as a qualified REIT subsidiary under section 856(i) of the Code or as a taxable REIT subsidiary under section 856(l) of the Code.

(m) Neither the Company nor any Subsidiary holds any asset the disposition of which would reasonably be expected to be subject to rules similar to section 1374 of the Code.

(n) With respect to each Subsidiary that is intended to be a “taxable mortgage pool” within the meaning of Section 7701(i) of the Code, (i) such entity has at all times since its formation qualified as a “taxable mortgage pool” within the meaning of section 7701(i) of the Code, (ii) no election under section 860D(b) has been made with respect to such Subsidiary, and (iii) such Subsidiary has at all times qualified as a “qualified REIT subsidiary,” within the meaning of section 856(i) of the Code, of the Company.

(o) As of the date of this Agreement, the Company does not have any earnings and profits accumulated in any “non-REIT year” (within the meaning of section 857 of the Code) by the Company or any other corporation.

(p) The Company has incurred no material liability for any Taxes, which have not previously been paid, under section 857(b), 860(c) or 4981 of the Code or Treasury Regulation section 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, and excess interest under section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes that have not been previously paid other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.

Section 3.12. Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that the Company or any of its Subsidiaries may be in material violation of or materially liable under any Environmental Law.

(b) Except as has not had and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no liabilities of or relating to the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law or any Hazardous Substance.

Section 3.13. Intellectual Property.

(a) The Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all Intellectual Property Rights that are owned or licensed by the Company or any of its Subsidiaries or utilized by the Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). Section 3.13 to the Company Disclosure Schedule sets forth an accurate list, as of the date of this Agreement, of (i) all material Company Intellectual Property owned by the Company or any of its Subsidiaries and (ii) all agreements to which the Company or any of its

Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries obtains the right to use any material Company Intellectual Property. To conduct the business of the Company and its Subsidiaries as presently conducted, neither the Company nor any of its Subsidiaries requires any material Intellectual Property Rights that the Company and its Subsidiaries do not already own or license. The Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by the Company or any of its Subsidiaries. The conduct of the businesses of the Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) No claims with respect to Company Intellectual Property are pending or, to the knowledge of the Company, threatened by any Person (i) to the effect that the manufacture, sale or use of any product, process or service as now used or offered or proposed for use or sale by the Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by the Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property, except where such claims, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company has taken reasonable measures in accordance with normal industry practice to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries and, to the knowledge of the Company, no such Trade Secret material to the business or operation of the Company or any of its Subsidiaries has been used, disclosed or otherwise misappropriated by any person except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company has not granted any licenses to use, or any covenants not to sue under, any of its material Company Intellectual Property to any third party, other than those non-exclusive licenses granted in the ordinary course of business described in Section 3.13 of the Company Disclosure Schedule.

(e) The material IT Assets owned by the Company operate and perform in all material respects in accordance with the requirements of the Company or any of its Subsidiaries for the performance of their businesses. To the knowledge of the Company, no person has gained unauthorized access to the IT Assets, except as would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has used commercially reasonable efforts to implement reasonable backup and disaster recovery plans consistent with the Company’s business needs.

(f) The Company has implemented such commercially reasonable systems safeguards, information as well as retention and disposal and other policies and procedures as are necessary in order to comply with the information safeguard requirements of the Gramm-Leach-Bliley Act of 1999, to the extent applicable to the Company, and the rules and regulations promulgated pursuant thereto, including the rules relating to the safeguarding of information.

(g) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models and designs (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

Section 3.14. Employee Benefits.

(a) Section 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other material employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of the Company or any of its Subsidiaries (collectively, the “Employee Benefit Plans”).

(b) No Employee Benefit Plan is a Multiemployer Plan. During the last five years, none of the Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. During the last five years, none of the Company, any of its Subsidiaries is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

(c) No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA. None of the Employee Benefit Plans or any other plan, fund or program ever maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate during the past six years that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of the Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA.

(d) The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all Employee Benefit Plans, except as limited by the terms of a collective bargaining agreement or contract with an individual or to the extent applicable Law would prohibit the Company or any Subsidiary from so reserving or exercising such right.

(e) Either the Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS or each such “qualified plan” is entitled to rely on an opinion letter issued by the Internal Revenue Service. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(f) None of the Company, its Subsidiaries, the officers or directors of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502 of ERISA.

(g) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no claims (except claims for benefits payable in the ordinary course of business consistent with past practice and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of the Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any

Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.

(h) Except as set forth in Section 3.14(h) to the Company Disclosure Schedule, all Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code, except for instances of noncompliance where neither the costs to comply nor the failure to comply, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company. All contributions or premiums required to be made with respect to an Employee Benefit Plan, whether by law or pursuant to the terms of the plan or any contract that funds the benefits due thereunder, have been made when due. With respect to any Employee Benefit Plan the liabilities of which have been disclosed on the Company’s financial statements as included in the Company SEC Reports filed prior to the date of this Agreement, no event has occurred since the date of such disclosure that has resulted in a material increase in such liabilities.

(i) Except as set forth in Section 3.14(i) to the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any of its Subsidiaries that would create any liability to the Company, any of its Subsidiaries, Parent or the Surviving Corporation or their respective Affiliates after consummation of the Merger.

(j) Except as set forth in Section 3.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to a Contract (including this Agreement) that under any circumstances could obligate it to make payments (either before or after the Closing Date) that will not be deductible because of Section 162(m) or Section 280G of the Code. Section 3.14(j) to the Company Disclosure Schedule sets forth each Employee Benefit Plan that provides for a payment upon a change in control and/or any subsequent employment termination (including any agreement that provides for the cash-out or acceleration of options or restricted stock and any “gross-up” payments with respect to any of the foregoing), but excluding severance plans that are generally applicable to employees of the Company and its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries has provided written communications to any group of its current or former employees or any of its directors of any intention or commitment to establish or implement any additional material Employee Benefit Plan or other employee benefit arrangement or to amend or modify, in any material respect, any existing Employee Benefit Plan.

(l) No Employee Benefit Plan is subject to the Law of any jurisdiction other than the United States.

Section 3.15. Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of the Company or any of its Subsidiaries. No employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.

(b) As of the date of this Agreement, (i) neither the Company nor any Subsidiary thereof has received a demand for recognition or certification from any labor union, labor organization, works council or group of employees of the Company or any of its Subsidiaries; (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other Governmental Entity; and (iii) to the knowledge of the Company, there are no organizational attempts relating to labor unions, labor organizations or works councils occurring with respect to any employees of the Company or any of its Subsidiaries.

(c) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any other Governmental Entity; (ii) there are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no pending or, to the knowledge of the Company, threatened grievances or arbitration proceedings against the Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council; and (iv) the Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations.

(d) All current employees of the Company and its Subsidiaries are employed in the United States. As of the date hereof, no key employee or, to the knowledge of the Company, any material independent contractor of the Company and its Subsidiaries has notified the Company or its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated hereby. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied in the past three (3) years, in all material respects with all Laws relating to labor and employment, including those relating to wages, hours, overtime, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since December 31, 2003, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (“WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient to trigger application of any similar Law, in each case that would reasonably be expected to result in a Material Adverse Effect on the Company.

Section 3.16. Contracts.

(a) Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract as of the date of this Agreement that:

(i) is a material loan or credit agreement, indenture, note, debenture, mortgage, pledge, security agreement, capital lease or guarantee;

(ii)(A) involves or would reasonably be expected to involve aggregate annual payments by the Company and/or its Subsidiaries in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement or except as otherwise disclosed in Section 3.16(a) of the Company Disclosure Schedule pursuant to paragraph (x) or (xi) below, payments to the Company and/or its Subsidiaries in excess of $1,000,000 or its foreign currency equivalent as of the date of this Agreement (excluding purchase orders and other supplier or customer contracts received and accepted by the Company and/or its Subsidiaries in the ordinary course of business consistent with past practice) or (B) notwithstanding the foregoing clause (A), which involves or would reasonably be expected to involve aggregate annual payments to or by the Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement and is not terminable without penalty on ninety (90) days or less notice by the Company or its Subsidiaries;

(iii) is a Broker Agreement with a Major Supplier or a purchase and sale agreement with a Major Customer;

(iv) is required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act and has not been so filed;

(v) by its terms restricts the conduct of any line of business by the Company or any of its Subsidiaries or, after the Effective Time, would by its terms restrict the conduct of any line of business by Parent or any of its Subsidiaries;

(vi) provides for or otherwise relates to a joint venture, partnership, strategic alliance or similar arrangement;

(vii) is an agreement with an affiliated entity;

(viii) is an employment, retention, severance or similar agreement;

(ix) is an agreement with any independent originator for the purchase of loans originated by such independent originator;

(x) is a forward purchase, hedge, option or similar derivative Contract;

(xi) is an Investor Agreement pursuant to which the Company or any of its Subsidiaries has potential repurchase, indemnification or other liability to an Investor; or

(xii) is a Servicing Agreement or a subservicing agreement (excluding Investor Agreements pursuant to which Mortgage Loans were sold servicing-released).

The Company has made available to Parent a true and complete copy of each Contract listed in Section 3.16(a) of the Company Disclosure Schedule (each, a “Material Contract”) and has identified in Section 3.16(a) of the Company Disclosure Schedule those Material Contracts with change of control provisions that would be triggered by the transactions contemplated herein.

(b) With such exceptions as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (i) each Contract to which the Company or any of its Subsidiaries is a party is in full force and effect and is valid and binding on and enforceable against the Company and/or its Subsidiaries, as applicable, in accordance with their terms and, to the knowledge of the Company, on and against the other parties thereto, subject (as to enforceability) to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Contract, is in breach thereof, or default thereunder, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach thereof, or default thereunder; (iii) each of the Company and its Subsidiaries and, to the knowledge of the Company, the other Person or Persons who are parties thereto has performed all of its obligations required to be performed by it under each Contract to which the Company or any of its Subsidiaries is a party; and (iv) neither the Company or any of its Subsidiaries nor, to the knowledge of the Company, any such other Person, is in breach of, or default under, any such Contract, and no event has occurred that, with the giving of notice or the lapse of time or both, would constitute a breach of, or default under, any such Contract.

Section 3.17. Representations Regarding Mortgage Business.

(a) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Agency” means HUD or the applicable State Agency.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Company’s and its Subsidiaries origination, servicing, insuring, purchase, sale or filing of claims in connection with

Residential Mortgage Loans, all contractual obligations of the Company and its Subsidiaries (including any contained in a Mortgage Loan Document, an Investor Agreement or a Servicing Agreement).

“Company Loan” means a Residential Mortgage Loan that is funded and closed or purchased by the Company.

“CompanySub Loan” means a Residential Mortgage Loan that is originated or purchased by a Subsidiary.

“Existing Financing Facilities” means all of the financing arrangements with respect to the Warehouse Loans and mortgage backed securities held by the Company or any Subsidiary, that are set forth in Section 3.17(a)to the Company Disclosure Schedule.

“Foreclosure” means the process culminating in the acquisition of title to a Mortgaged Property in a foreclosure sale or by a deed in lieu of foreclosure or pursuant to any other comparable procedure allowed under applicable Law.

“HUD” means the United States Department of Housing and Urban Development.

“Insurer” means a Person who insures or guarantees all or any portion of the risk of loss on any Residential Mortgage Loan, including any provider of PMI, standard hazard insurance, flood insurance, earthquake insurance or title insurance, with respect to any Residential Mortgage Loan or related Mortgaged Property.

“Investor” means (i) with respect to Company Loans, any Person who purchased a Company Loan from the Company, including the related servicing rights and (ii) with respect to CompanySub Loans, any Person who purchased a CompanySub Loan from a Subsidiary including the related servicing rights, including any trustee on behalf of noteholders under a Securitization Trust.

“Investor Agreement” means an agreement pursuant to which an Investor purchased Company Loans from the Company or CompanySub Loans from a Subsidiary.

“Mortgage” means a mortgage, deed of trust or other similar security instrument that creates a lien on real property.

“Mortgage Loan” means any Company Loan or CompanySub Loan, as applicable.

“Mortgage Loan Documents” means the documents relating to Residential Mortgage Loans required by Applicable Requirements to originate and service the Residential Mortgage Loans, whether on hard copy, microfiche or its equivalent or in electronic format and, to the extent required by Applicable Requirements, credit and closing packages and disclosures.

“Mortgage Loan Tape” means the data tape provided by electronic means to Parent by or on behalf of the Company on February 15, 2007, in connection with the Merger.

“Mortgage Note” means, with respect to a Residential Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Residential Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgaged Property” means a fee simple property (or such other estate in real property as is commonly accepted as collateral for mortgage loans that are subject to secondary mortgage sales or securitizations) that secures a Mortgage Note and that is subject to a Mortgage.

“Mortgagor” means the obligor(s) on a Mortgage Note or owners of a Mortgaged Property.

“PMI” means the default insurance provided by private mortgage insurance companies.

“Residential Mortgage Loan” means a loan evidenced by a Mortgage Note with respect to which the Mortgaged Property is Residential Property.

“Residential Property” means any Mortgaged Property, securing a Residential Mortgage Loan, consisting of a single parcel of real property with a detached single-family residence erected thereon, or a two-to four-family dwelling, an individual residential condominium unit in a low rise condominium project or an individual unit in a planned unit development.

“Securitized Loan” means any Mortgage Loan which is the subject of a transaction or series of related transactions for the sale or financing of such Mortgage Loan by the Company or a Subsidiary pursuant to which the Mortgage Loan is held by or transferred to a special purpose entity structured in a manner that enhances the credit or diminishes the bankruptcy risks attendant upon creditors of such entity.

“Servicing Advances” means servicing advances for delinquent principal, interest, tax or insurance payments or for property protection expenses or other servicing advances of any type.

“Servicing Agreement” means any agreement pursuant to which the Company or any of its Subsidiaries services or master services Mortgage Loans.

“Servicing Compensation” shall mean all compensation paid to the Company or any of its Subsidiaries under any Servicing Agreement or other applicable document for servicing and administrative duties relating to Mortgage Loans, including, without limitation, all late fees, non-sufficient funds fees, investment income and other similar payments relating to the foregoing, all reimbursements of Servicing Advances and other ancillary income.

“Sold Company Loan” means any Company Loan, other than a Securitized Loan, sold by the Company pursuant to a whole loan sale and that has not been repaid or refinanced.

“Sold CompanySub Loan” means any CompanySub Loan sold by a Subsidiary pursuant to a whole loan sale that has not been repaid or refinanced.

“State Agency” means any state agency or other entity with authority to regulate the activities of the Company or any of its Subsidiaries relating to the origination or servicing of Residential Mortgage Loans or to determine the investment or servicing requirements with regard to mortgage loan origination, purchasing, servicing, master servicing or certificate administration performed by the Company or any of its Subsidiaries.

“Warehouse Loan” means (i) with respect to the Company, a Company Loan that is owned by the Company and is not a Sold Company Loan or a Securitized Loan and (ii) with respect to a Subsidiary, a CompanySub Loan that is owned by a Subsidiary and is not a Sold CompanySub Loan.

(b) Lender and Servicer Qualifications. Except as set forth in Section 3.17(b)-1 of the Company Disclosure Schedule, the Company and its Subsidiaries have been, during the last three (3) years, and are, in compliance with all material Applicable Requirements applicable to them, their assets and the conduct of their business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries have timely filed, or will have timely filed by the Closing Date, all material reports that any Investor, Governmental Entity or Insurer requires that it file with respect to its mortgage origination and servicing business. Neither the Company nor its Subsidiaries have done or caused to be done, or have failed to do or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (1) any private mortgage insurance or commitment of any private mortgage insurer to insure, (2) any title insurance policy, (3) any hazard insurance policy, (4) any flood insurance policy, (5) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers, or (6) any surety or guaranty agreement, in each case applicable to the Mortgage Loans that, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.17(b)-2 of the Company Disclosure Schedule, no Agency, Investor or private mortgage insurer has (x) claimed in writing or to the knowledge of the Company, intends to claim, that the Mortgage Loans, the Company or any of its Subsidiaries have violated or have not complied with the representations and warranties applicable with respect to any Sold Company Loan, Sold CompanySub Loan, Securitized Loan or Warehouse Loan, or (y) imposed restrictions on the activities (including commitment authority) of the Company or any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. No Agency or Investor has indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, in any other manner, that it has terminated or intends to terminate its relationship with the Company or any such Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Subsidiary’s compliance with Laws or that the Company or any of its Subsidiaries is in default with respect to any Applicable Requirements, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (taking into account the amount reserved on the Company’s unaudited December 2006 financial statements for such determination). All unreimbursed Servicing Advances made by or on behalf of the Company or any Subsidiary thereof were made in accordance with all Applicable Requirements and are reimbursable in accordance with the terms of the related Servicing Agreement to the extent permitted under applicable Law.

(c) Mortgage Loans.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule) (A) each Warehouse Loan (1) is eligible for sale to, or insurance by, or pooling to collateralize securities issued or guaranteed by, a potential Mortgage Loan purchaser, Agency or Insurer; (2) is evidenced by a Mortgage Note with such terms as are customary in the business; (3) is duly secured by a Mortgage with such terms as are customary in the business and which grants the holder thereof either a first lien on the Mortgaged Property (including any improvements thereon) with respect to Warehouse Loans originated as first lien Mortgage Loans and with respect to Warehouse Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property which constitutes a security interest that has been duly perfected and maintained and is in full force and effect and is insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) is accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covers such risks as are customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which includes flood insurance and/or special hazard insurance where either is required by an Investor or Agency; and (5) is covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law, other than such Warehouse Loans made pursuant to wet funding agreements with such terms as are customary in the business and (B) as of the respective date of securitization by the Company or any Subsidiary of the Company, each Securitized Loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Securitized Loans originated as first lien Mortgage Loans, and with respect to Securitized Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) was accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one of its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) was covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), (X) as of the date the Company or any Subsidiary securitized each Securitized Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this subsection (c)(i) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Securitized Loan, and there was no default that would result in the revocation of any such insurance or guaranty and (Y) neither the Company nor any of its Subsidiaries has engaged in any act or omission that would impair the coverage of such insurance described in this subsection (c)(i) and any such insurance or guaranty is in full force and effect with respect to each Warehouse Loan. The information set forth in the Mortgage Loan Tape with respect to the Warehouse Loans is complete, true and correct in all material respects as of the date specified in the Mortgage Loan Tape.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, as of the respective date of sale by the Company or any Subsidiary of the Company (as applicable) of any Sold Company Loan or Sold CompanySub Loan (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), such loan (1) was eligible for sale to, and insurance by, or pooling to collateralize securities issued or guaranteed by, the applicable Investor, Agency or Insurer; (2) was evidenced by a Mortgage Note with such terms as were customary in the business; (3) was duly secured by a Mortgage with such terms as were customary in the business and which granted the holder thereof either a first lien on the subject Mortgaged Property (including any improvements thereon) with respect to Mortgage Loans originated as first lien Mortgage Loans, and with respect to Mortgage Loans originated as second lien Mortgage Loans, a second priority lien on the Mortgaged Property, and, in each case, which constituted a security interest that had been duly perfected and maintained and was in full force and effect and was insured by a title policy issued by a company acceptable to the applicable Agency or Investor to the extent required by the applicable Agency or Investor; (4) was accompanied by a hazard insurance policy covering improvements on the Mortgaged Property subject to such Mortgage, with a loss payee clause in favor of the Company or one of its Subsidiaries or the assignee of the Company or one its Subsidiaries, which insurance policy or policies covered such risks as were customarily insured against in accordance with industry practice and in accordance with Investor or Agency requirements, and which included flood insurance and/or special hazard insurance where either was required by an Investor or Agency or requested by the Mortgagor; and (5) was covered by a policy of private mortgage insurance, if required by the terms of any Applicable Requirement or any applicable Law. As of the date the Company or any Subsidiary sold each Sold Company Loan or Sold CompanySub Loan, the Company and its Subsidiaries had complied with all of their obligations under the insurance policies described in this subsection (c)(ii) and the Company and its Subsidiaries had complied with all applicable provisions of any such insurance or guaranty contract or policy and, in all material respects, applicable Law, the insurance or guaranty was in full force and effect with respect to each such Mortgage Loan, and there was no default that would result in the revocation of any such insurance or guaranty, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule).

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), (A) each Warehouse Loan is a genuine, valid and legally binding obligation of the Mortgagor thereunder, has been duly executed by a Mortgagor of legal capacity, is enforceable in all material respects in accordance with its respective terms, and is not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies and (B) as of the date the Company or any Subsidiary securitized each Securitized Loan, the Securitized Loan was a genuine, valid and legally binding obligation of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, was enforceable in all material respects in accordance with its respective terms, and was not subject to any right of rescission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), as of the date the Company or any Subsidiary sold the Sold Company Loans and Sold CompanySub Loans, all Sold Company Loans and Sold CompanySub Loans were genuine, valid and legally binding obligations of the Mortgagor thereunder, had been duly executed by a Mortgagor of legal capacity, were enforceable in all material respects in accordance with their respective terms, and were not subject to any right of recission, set off, counterclaim or defense, subject to (1) the Bankruptcy and Equity Exception, (2) applicable Laws requiring creditors to proceed against the collateral before pursuing the borrower and (3) applicable Laws on deficiencies.

(v) Except as would not reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), on the Closing Date, the Company or its Subsidiaries will be the sole owner of each of the Warehouse Loans and will be the sole owner or beneficiary of or under the related Mortgage Notes, Mortgages, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, credit reports, Tax Returns, appraisals, escrow documents, participation agreements (if applicable), loan files, servicing files and all other documents evidencing or securing the Warehouse Loans (the “Mortgage Files”), except (i) to the extent any Warehouse Loan is prepaid in full or subject to a completed foreclosure action (or non judicial proceeding or deed in lieu of foreclosure) in which case the Company shall be the sole owner of the real property securing such foreclosed loan or shall have received the proceeds of such action to which the Company or its Subsidiaries was entitled, in each case free and clear of any adverse claims or encumbrances or (ii) for Liens and similar claims pursuant to the Existing Financing Facilities. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), neither the Company nor any of its Subsidiaries has, with respect to any such Warehouse Loan, released any security therefor, except upon receipt of Investor or Agency approval, or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan in accordance with the terms thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the aggregate fair market value of the Warehouse Loans and the Securitized Loans taken as a whole (excluding, for purposes of such determination, those repurchase requests the Company received from October 1, 2006 through January 31, 2007 as identified in Section 3.17(b)-1 of the Company Disclosure Schedule), there exists no physical damage to any Mortgaged Property securing any Warehouse Loan, which physical damage is not insured against in compliance with the Applicable Requirements or would cause any Warehouse Loan to become delinquent or adversely affect the value or marketability of any Warehouse Loan.

(vi) On the Closing Date, the Company or its Subsidiaries will be the sole owner of the Warehouse Loans, including the related servicing rights, free and clear of any Liens, except for liens and similar claims pursuant to the Existing Financing Facilities. On the Closing Date, the Company or its Subsidiaries will be the sole owner of the Servicing Rights with respect to the Securitized Loans, free and clear of any Liens, except for liens and similar claims pursuant to the Existing Financing Facilities. Except as set forth on Section 3.17(c)(vi) to the Company Disclosure Schedule, neither the Company nor any Subsidiary has engaged any subservicer in the servicing of any Mortgage Loans, other than Mortgage Loans sold on a servicing-released basis.

(vii) Except as set forth in Schedule 3.17(c)(vii) of the Company Disclosure Schedule, the Existing Financing Facilities between the Company or any Subsidiaries and their respective lenders may be terminated without the payment of any material penalty, non-use fee, termination fee, breakage cost or other similar expense.

Section 3.18. Properties and Assets. Except as set forth in Section 3.18 of the Company Disclosure Schedule, each of the Company and its Subsidiaries has good and marketable title to or valid leasehold or license interests in the properties and assets that are material to its business, free and clear of all Liens, except (i) those Liens arising out of the Company’s Existing Financing Facilities, (ii) those Liens for Taxes not yet due and payable and (iii) such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset as it is currently being used. Such properties and assets, together with all properties and assets held by the Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights reasonably adequate for the operation of the business of the Company and its Subsidiaries as presently conducted. With such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the tangible personal property of the Company and its Subsidiaries is in good working condition and repair, reasonable wear and tear and loss due to normal operations excepted.

Section 3.19. Company Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property, other than property acquired by the Company or its Subsidiaries upon foreclosure or similar proceedings or otherwise related to their mortgage business (as compared to their occupancy as a tenant) in the ordinary course of business.

(b) Except as set forth in Section 3.19(b) to the Company Disclosure Schedule, the Company or a Subsidiary holds a valid tenant leasehold interest under a lease or sublease for those properties that are material to its business (such leases, the “Company Leases”, and such Company Leases are reasonably adequate to conduct the Company’s business as currently conducted.

(c) Section 3.19(c) to the Company Disclosure Schedule correctly describes all Company Leases as of the date of this Agreement, and the name of the lessor or sublessor, the lease term and the current based annual rent with respect thereto.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company or its applicable Subsidiary and, to the knowledge of the Company, all other parties to the Company Leases are not in default under the Company Leases; and (ii) neither the Company nor any of its Subsidiaries has given or received any written notice of a default under any of the Company Leases which has not previously been cured. As of the date hereof, the Company has not received any written notice of cancellation or termination of any Company Lease.

(e) To the knowledge of the Company, the use by the Company and its Subsidiaries of the property subject to the Company Leases in their business as presently conducted conforms with applicable building, subdivision and zoning laws, regulations and permits, except where the failure to conform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in the Company Leases, neither the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract or other contractual right to sell or lease or dispose of any real property to any third party.

Section 3.20. Insurance. Except as set forth in Section 3.20 of the Company Disclosure Schedule, all material insurance policies maintained by the Company or any of its Subsidiaries, including policies with respect to fire, casualty, general liability, business interruption and product liability, are with reputable insurance carriers, and provide adequate coverage for all normal risks incident to the respective businesses, properties and assets of the Company and its Subsidiaries, except for failures to maintain such insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries have made all payments required to maintain such policies in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Section 3.20 to the Company Disclosure Schedule.

Section 3.21. Suppliers and Customers. Section 3.21-1 to the Company Disclosure Schedule lists the top 10 independent mortgage brokers (by volume of mortgage loans originated by such mortgage broker and funded by the Company or its Subsidiaries) for the fiscal year ended December 31, 2006 (the “Major Suppliers”). Section 3.21-2 to the Company Disclosure Schedule lists the top 10 purchasers of mortgage loans (by volume of mortgage loan sales to such customers) from the Company and its Subsidiaries for the fiscal year ended December 31, 2006 (the “Major Customers”). Neither the Company nor any of its Subsidiaries has received any notice from any of the suppliers on Section 3.21-1 to the Company Disclosure Schedule or the customers on Section 3.21-2 to the Company Disclosure Schedule to the effect that, and neither the Company nor any of its Subsidiaries has any knowledge that, any such supplier or customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, originating or purchasing mortgage loans with the Company and its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 3.22. Affiliate Transactions. Except as set forth in the Company SEC Reports, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23. Investment Company Act of 1940; Advisers’ Act. Except as set forth in Section 3.23 to the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has been for the last three (3) years or is, or will take any action prior to the Effective Time that would cause it to be an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), or an entity required to register as an “investment company” pursuant to the 1940 Act or regulated under the Investment Advisers Act of 1940, as amended.

Section 3.24. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. (“Lehman”), dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Parent. Lehman has authorized the Company to include such opinion in its entirety in the Proxy Statement.

Section 3.25. No Brokers or Finders. With the exception of the engagement of Lehman by the Company, none of the Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between the Company and Lehman relating to the Merger and the other transactions contemplated hereby.

Section 3.26. Advisor Fees. Section 3.26 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of the aggregate Company transaction expenses attributable to this Agreement, after due inquiry of each of its legal, accounting or other advisors. No legal, accounting or other advisor to the Company is entitled to any premium, bonus, or other payment, in connection with the transactions contemplated by this Agreement that is not reflected in such estimate.

Section 3.27. Antitakeover Statutes; No Rights Agreement.

(a) The Company and the Board of Directors of the Company have taken all action required to be taken by them to exempt this Agreement, the Merger, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Merger and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from the requirements of any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of subtitle 6, 7 and 8 of Title 3 of the MGCL or any antitakeover provision in the Company charter or bylaws.

(b) The Company has not issued to its stockholders any preferred or common stock purchase rights pursuant to a rights agreement or “poison pill” or similar agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification. Parent is a limited liability company and Merger Sub is a corporation and each is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and has full entity power and authority to own, operate and lease the properties and assets owned or used by it and to carry on its business as and where such is now being conducted and is qualified, licensed or admitted to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted or to have such power or authority would not individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by, or to perform its obligations under, this Agreement.

Section 4.2. Authorization. Each of Parent and Merger Sub has full entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub and no vote or other action of their respective stockholders or members, as applicable, are necessary to authorize this Agreement and to consummate the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has taken all action necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3. No Violation.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the certificate of formation, operating agreement or similar organizational documents of Parent or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b), any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated hereby.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for the Applicable Consents and with such other exceptions, individually or in the aggregate, as would not be reasonably expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder.

(c) Litigation. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, (i) pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, Merger Sub or any of their respective Subsidiaries or any of their respective businesses or assets or (ii) to the knowledge of Parent or Merger Sub, pending or threatened against any of their respective officers or directors (in such capacity), at law or in equity, before or by any Governmental Entity or arbitrator, whether or not covered by insurance that would reasonably be expected to prevent or delay the consummation by Parent or Merger Sub of the transactions contemplated herein. Parent and Merger Sub each hereby acknowledges and agrees that, for all purposes of this Agreement, the Company makes no representation or warranty regarding the effect of antitrust Laws on such party’s ability to execute, deliver, or perform its obligations under the Agreement or to consummate the Merger as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any antitrust Law with respect to the consummation of the Merger.

Section 4.4. Available Funds. Parent and Merger Sub have and will have as of the Effective Time available to them, all funds necessary to consummate the Merger and the other transactions contemplated hereby and to perform their obligations hereunder.

Section 4.5. No Brokers or Finders. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby.

Section 4.6. No Prior Activities of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or entity. As of the Effective Time, Merger Sub’s common stock will be the only class or series of its capital stock that is issued and outstanding. All of such stock shall be owned directly by Parent or by a wholly-owned Subsidiary of Parent.

Section 4.7. Proxy Statement. None of the information provided in writing by Parent or its Subsidiaries for inclusion in the Proxy Statement will, on the date on which it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.8. No Ownership of Stock of Company. Parent and its Subsidiaries, including Merger Sub, taken together as a group, do not beneficially own in excess of 1% of the lesser of the aggregate number or aggregate value of the outstanding shares of any class or series of the Company’s capital stock, and neither Parent nor any of its Subsidiaries, including Merger Sub, is or has ever been deemed to be, an “interested stockholder” or an “affiliate of an interested stockholder” for purposes of the Maryland Business Combination Act.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Covenants of the Company.

(a) During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Section 5.1 to the Company Disclosure Schedule or as otherwise approved in advance by Parent in writing; provided, however, that consent of Parent shall be deemed to have been given if Parent does not object within five (5) Business Days (or two (2) Business Days in the case of Section 5.1(a)(xi)(c) below) from the date on which request for such consent is provided by the Company to Parent:

(i) Ordinary Course. The Company shall, and shall cause each of its Subsidiaries to, conduct its business in, and not take any action except in, the ordinary and usual course of business consistent with past practice. The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to maintain and preserve the existing goodwill with Governmental Entities and those having business relationships with the Company and its Subsidiaries. The Company shall, and shall cause its Subsidiaries to, maintain all current lines of business, without any material change in or addition to such business activities, including, without limitation, any change in originated mortgage loan products, the Company’s mortgage loan underwriting guidelines in place as of the date of this Agreement or loan loss or loan repurchase reserve policy; provided that Parent shall not unreasonably withhold its consent to any such proposed change which is in the ordinary course of business and consistent with past practice. The Company shall continue to file all necessary Company SEC Reports and shall continue to maintain all applicable Company Permits.

(ii) Governing Documents. The Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to its articles of incorporation, bylaws or similar organizational documents.

(iii) Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of its capital stock or any other voting securities, other than dividends and distributions by (a) a direct or indirect wholly owned Subsidiary of the Company to its parent, provided that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code, or (b) a Subsidiary that is partially owned by the Company or any of its Subsidiaries, provided that the Company or any such Subsidiary receives or will receive its proportionate share thereof and provided further that such Subsidiary and its parent are both domestic corporations as defined in Section 7701(a)(3) and (4) of the Code. Notwithstanding the foregoing, the Company shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Taxes or excise Taxes under Section 4981 of the Code; provided, however, that the declaration and payment of any such distribution, as well as the payment of any dividend equivalent payments attributable to such distribution, shall reduce the Merger Consideration dollar for dollar.

(iv) Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of its capital stock or any other securities or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of its capital stock or any other securities or make any other changes in its capital structure (except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement or pursuant to the surrender of shares of Company Common Stock to the Company or withholding of shares of Company Common Stock by the Company to cover withholding obligations).

(v) Employee Benefit Plans. The Company shall not, and shall not permit any of its Subsidiaries to, (a) amend any provision of any Employee Benefit Plan except to the extent necessary to comply with applicable Law, (b) adopt or enter into any arrangement that would be an Employee Benefit Plan or (c) except for (1) those certain 2006 bonus payments set forth in Section 5.1(a)(v) of the Company Disclosure Schedule and (2) any merit raises for employees of the Company at the level of vice president or below provided in the normal course of business consistent with past practice, which raises shall not exceed $250,000 in aggregate per annum payments, increase the compensation or benefits of, or grant or pay any benefits to, any director, officer or employee, or take any similar action, except, in the case of this clause (c) (but subject to paragraph (vi)), (A) to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement, or (B) to the extent required by applicable Law.

(vi) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, the Company shall not, and shall not permit any of its Subsidiaries to: (a) grant, issue or sell any shares of capital stock or any other securities, including Company Voting Debt, or any benefit of any of them; (b) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them; (c) take any action to accelerate the vesting of any Company Stock Options or Company Restricted Shares; or (d) take any action under the terms of the Company Stock Plans, Employee Benefit Plans or otherwise with respect to Company Stock Options or Company Restricted Shares that is inconsistent with the treatment contemplated by Section 1.9.

(vii) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities (including without limitation securities issued in any form, debt or otherwise, in connection with securitization transactions) or other rights to acquire any of its debt securities or any debt securities of any of its Subsidiaries, other than (a) advances in the ordinary course of business pursuant to the Existing Financing Facilities, or any renewal or replacement thereof; provided that in no event shall the Company or any of its Subsidiaries incur any such indebtedness that cannot be repaid or refinanced without penalty or other repayment fee at the Effective Time and (b) borrowings between or among the Company and any of its wholly-owned Subsidiaries or between or among the wholly-owned Subsidiaries under the revolving promissory notes and master intercompany agreement set forth in Section 3.16(a)(i) of the Company Disclosure Schedule.

(viii) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire: (a) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or (b) any assets, except for (1) purchases of inventory items or supplies in the ordinary course of business consistent with past practice, (2) origination or purchase of mortgage loans in the ordinary course of business consistent with past practice and (3) capital expenditures in compliance with Section 5.1(a)(xii).

(ix) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of the Company and residual interests in owner trust securitizations), except for any such dispositions in the ordinary course of business consistent with past practice and except for Liens incurred pursuant to the Existing Financing Facilities or other credit facilities permitted under this Section 5.1.

(x) Taxes. The Company shall not, and shall not permit any of its Subsidiaries to: make or change any material Tax election unless such election is (a) required by Law, (b) reasonably determined by the Company upon good faith consultation with Parent to be necessary or advisable to preserve the status (1) of the Company as a REIT or (2) of any Subsidiary of the Company as a partnership or disregarded entity for federal income tax purposes, or as a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be, or (c) required pursuant to the terms of a securitization of which the Company or any of its Subsidiaries is the sponsor (in which case, the Company shall make such election in a timely manner and shall inform Parent of such election);

(xi) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to: (a) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms as in existence on the date of this Agreement; (b) settle any material claim, action, proceeding or investigation except in the ordinary course of business consistent with past practice; or (c) settle any repurchase, indemnification or similar claims asserted under any Investor Agreement other than payments made in the ordinary course of business and consistent with past practice, not to exceed $2,000,000 in the aggregate.

(xii) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in respect of any capital expenditure project other than (a) those capital expenditures that the Company has approved as of the date of this Agreement that are set forth in the capital expenditure budget provided to Parent by the Company prior to the date of this Agreement and (b) other capital expenditures not exceeding $500,000 in the aggregate.

(xiii) Material Contracts. Other than funding or sales of mortgage loans as otherwise expressly permitted by this Agreement, the Company shall not and shall not permit any of its Subsidiaries to, (a) enter into or terminate any Material Contract, or make any amendment to any Material Contract, other than amendments to Material Contracts that on the whole are not materially adverse to the Company and/or its Subsidiaries; or (b) enter into any Contract that, if entered into prior to the date of this Agreement, would have been required to be listed as a Material Contract in Section 3.16(a) of the Disclosure Schedule; provided that Parent shall not unreasonably withhold its consent to any such execution, termination or amendment in the ordinary course of business consistent with past practice.

(xiv) Insurance. The Company shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, not to permit any material insurance policy or arrangement naming or providing for the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business consistent with past practice and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.

(xv) Accounting Methods. The Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its material accounting principles, practices or methods except to the extent required by GAAP or the rules or policies of the Public Company Accounting Oversight Board or Regulation S-X under the Securities Act.

(xvi) REIT Qualification. The Company shall, and shall cause each of its Subsidiaries to, continue to operate in such a manner as to permit the Company to continue to qualify as a REIT.

(xvii) No Related Actions. The Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to do any of the foregoing.

(b) Notwithstanding the foregoing terms of Section 5.1, Parent acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent will be required with respect to any matter set forth in the Agreement to the extent the requirement of such consent would, upon advice of counsel, violate any applicable Law.

Section 5.2. Proxy Statement; Company Stockholders Meeting.

(a) As soon as practicable after the date of this Agreement the Company shall prepare and file with the SEC a proxy statement and proxy card with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance to the Company in connection with the preparation of the Proxy Statement and shall promptly provide to the Company any information regarding Parent or Merger Sub that is necessary to include in the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Subject to Parent’s and Merger Sub’s compliance with this Section 5.2(a) and Section 5.4, the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC and mailed to its stockholders as promptly as practicable after its filing with the SEC. The Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of all written comments, and advise Parent of all oral comments, with respect to the Proxy Statement received from the SEC. If, at any time prior to the Effective Time, any information relating to the Company, or any of its Subsidiaries, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, the Company shall promptly file with the SEC and disseminate to its stockholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments of a substantive nature that Parent proposes. On the date of their filing or delivery, the Company shall provide Parent with a copy of all such filings with, and all such responses delivered to, the SEC.

(b) The Company shall, as soon as reasonably practicable after the execution of this Agreement and the filing of the definitive Proxy Statement, duly take in accordance with all applicable Law, all action necessary to call, give written notice of, convene and hold a meeting of its stockholders on a date reasonably acceptable to Parent (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Requisite Stockholder Vote with respect to the transactions contemplated hereby and shall take all lawful action to solicit the approval and adoption of this Agreement by the Company Requisite Stockholder Vote. The Board of Directors of the Company shall recommend approval and adoption of this Agreement by the stockholders of the Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of the Company shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation, including a recommendation by the Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of the Company may make a Change in the Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5.

Section 5.3. Access and Information.

(a) Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Parent and its counsel, accountants, consultants and other authorized representatives reasonable access, during normal business hours, to the employees, properties, books and records of the Company and its Subsidiaries; provided, however, that such investigation shall not affect the representations and warranties made by the Company in this Agreement, and provided, further, that the foregoing shall not require the Company to permit any inspection or disclose any information that in the reasonable judgment of the Company, after providing notice to Parent, would result in the disclosure of any trade secrets of third parties in violation of the terms of any agreements between the Company or its Subsidiaries and such third parties. Without limitation of the foregoing, the Company shall cause its officers and employees to (x) furnish such financial and operating data and other information as may be reasonably requested by Parent from time to time and (y) respond to such reasonable inquiries as may be made by Parent from time to time. Prior to their filing, the Company shall furnish as promptly as practicable to Parent a copy of each registration statement, prospectus, report, form and other document (if any) that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, The NASDAQ Global Market or the MGCL. All of the requirements of this Section 5.3 shall be subject to (i) any prohibitions or limitations of applicable Law, (ii) the terms of any Contract entered into prior to the date hereof to which the Company or any of its Subsidiaries is a party to the extent disclosure thereof to Parent would reasonably be expected to violate the terms of such Contract (it being agreed that the parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), (iii) any restrictions which the Company reasonably believes are necessary to preserve the attorney-client privilege of the Company or any of its Subsidiaries, and (iv) the Confidentiality Agreement.

(b) Prior to the Effective Time, the Company shall promptly (i) provide Parent with copies of all monthly and other interim financial statements as the same become available and (ii) notify Parent of any changes in the tax basis of the Company’s stock in Fieldstone Mortgage Company. The Company shall provide Parent with prompt written notice of any material change in the business or affairs of the Company or any of its Subsidiaries, including notice of any requests for repurchase or indemnity under any Investor Agreements, Servicing Agreements or subservicing agreements, and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and the Company shall keep Parent informed of such events. Parent shall provide the Company with prompt written notice of the institution or, to its knowledge, the threat of litigation relating to the transactions contemplated hereby.

Section 5.4. Commercially Reasonable Efforts. Parent and the Company anticipate that the transactions contemplated by this Agreement are exempt from the filing requirements of the HSR Act. In the event the parties determine that such exemption does not apply to the transactions contemplated herein, appropriate HSR Act filings shall be made in accordance with this Section 5.4. Other than as it relates to any HSR Act filings, the foregoing shall not limit the obligations of either the Company or the Parent under this Section 5.4.

(a) Each of the Company and Parent shall cooperate with and assist the other party, and shall (and shall cause their respective Subsidiaries to) use all of their commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby in the most expeditious manner practicable, but in any event before the Termination Date. Except as otherwise expressly contemplated hereby, each of the Company and Parent shall not, and shall cause its Subsidiaries not to, take any action or knowingly omit to take any action within its reasonable control where such action or omission would, or would reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied prior to the Termination Date or (B) a material delay in the satisfaction of such conditions. Neither Parent nor the Company will directly or indirectly extend any waiting period under the HSR Act or other Regulatory Laws or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld in light of closing the transactions contemplated by this Agreement on or before the Termination Date.

(b) In furtherance and not in limitation of the foregoing, each party hereto shall (i) make any required filing of a Notification and Report Form pursuant to the HSR Act, apply for early termination thereunder and make appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement (but in no event shall such Notification and Report Form be filed more than 10 days after the date that the parties determine that a filing under the HSR Act is required with respect to the transactions contemplated by this Agreement), (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable Regulatory Laws and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws as soon as practicable.

(c) In connection with this Section 5.4, the parties hereto shall (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, any other Person, in connection with any of the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions) (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company) or assets (including the assets of the Company), (B) the right of Parent to consummate the Merger, or (C) the right of Parent to exercise full rights of ownership of its business (including the business of the Company) or assets (including the assets of the Company), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business of the Company or any of the assets of the Company, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

Section 5.5. Acquisition Proposals.

(a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) have been made) and subject to applicable public disclosure requirements of (i) The NASDAQ Global Market and (ii) applicable securities Laws, the Company shall not, and shall not authorize or permit any of its Subsidiaries to, and shall cause its and its Subsidiaries’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (1) solicit or initiate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of subtitle 7 of Title 3 of the MGCL inapplicable to any transactions contemplated by an Acquisition Proposal), (2) participate in any way in discussions or negotiations with, or furnish or disclose any non-public information to, any Person (other than Parent or any of its Representatives) in connection with any Acquisition Proposal, (3) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which the Company is a party or under which the Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of the Company (except for any such agreement with Parent or any of its Subsidiaries), (4) effect a Change in the Company Recommendation, (5) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (6) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Stockholder Vote is obtained, the Company and its Representatives may:

(i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or any Person’s Representatives in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries has solicited such Acquisition Proposal or otherwise violated any of the provisions of this Section 5.5, (B) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (C) a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that not to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law, (D) at least one Business Day prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company provides Parent with written notice of the identity of such Person and of the Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, the Company receives from such Person an executed confidentiality agreement containing terms no less restrictive upon such Person, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and (F) at least one Business Day prior to furnishing or disclosing any nonpublic information to such Person, the Company furnishes such information to Parent (to the extent such information has not been previously delivered or made available by the Company to Parent);

(ii) effect a Change in Company Recommendation so long as a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law; and

(iii) approve or recommend, or enter into, a definitive agreement with respect to an unsolicited, bona fide written Acquisition Proposal that is submitted to the Company after the date of this Agreement and prior to the time that the Company Requisite Stockholder Vote is obtained if and so long as (A) none of the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries has violated any of the provisions of this Section 5.5, (B) the Company provides Parent with written notice indicating that the Board of Directors of the Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (C) during the three Business Day period after the Company provides Parent with the written notice described in clause (B) above, the Company shall cause its financial and legal advisors to negotiate in good faith with Parent (to the extent Parent wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, the Board of Directors of the Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above but after taking into account the results of such negotiations and adjustments, at least three Business Days after the Company provides Parent with the written notice referred to in clause (B) above, a majority of the members of the Board of Directors of the Company determine in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with their duties to the Company and the Company’s stockholders under applicable Law, (F) at least three Business Days after the Company provides Parent with the written notice described in clause (B) above, the Board of Directors of the Company has determined that such Acquisition Proposal remains a Superior Proposal and (G) not later than the earlier of the approval or recommendation of, or the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, the Company (I) terminates this Agreement pursuant to Section 7.1(h), (II) makes the payment of the Termination Fee required to be made pursuant to Section 7.2(b) and (III) delivers to Parent a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the amount payable under Section 7.2(b) and that it waives any right that it may have to contest the amount so payable.

(b) In addition to the obligations of the Company set forth in Section 5.5(a), within one Business Day of the receipt thereof, the Company shall provide Parent with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the material terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and shall provide Parent with copies of any written materials received by the Company in connection with any of the foregoing. The Company shall keep Parent informed of the status and general progress (including amendments or proposed amendments to any material terms) of any such request or Acquisition Proposal and keep Parent informed as to the material details of any information requested of or provided by the Company and as to the material details of all discussions or negotiations. Without limiting the Company’s obligations under Section 5.5(a), the Company shall provide Parent with notice at least one Business Day prior to (or such lesser notice, which may be none, as is provided to the members of the Board of Directors of the Company) any meeting of the Board of Directors of the Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.

(c) The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease all discussions or negotiations, if any, with any Person other than Parent and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. The Company shall promptly request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (including any of its Subsidiaries) to return or destroy all nonpublic information heretofore furnished to such Person by or on behalf of the Company.

(d) Nothing contained in this Section 5.5 shall prohibit the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(e) Any violation of this Section 5.5 by the Company’s Subsidiaries or the Representatives of the Company or its Subsidiaries shall be deemed to be a breach of this Agreement by the Company, whether or not such Subsidiaries or Representative is authorized to act and whether or not such Subsidiaries or Representative is purporting to act on behalf of the Company.

Section 5.6. Indemnification; Directors and Officers Insurance.

(a) Parent shall cause all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) now existing in favor of any current and former officers, directors and employees of the Company or any of its Subsidiaries, and any Person prior to the Effective Time serving at the request of any such party as a director, officer, employee fiduciary or agent of another corporation, partnership, trust or other enterprise, as provided in the respective certificates or articles of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries (the “Indemnified Persons”), to survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years after the Effective Time. Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Indemnified Persons an insurance policy that provides coverage for events occurring at or prior to the Effective Time (including, but not limited to, any acts or omissions in connection with this Agreement and the consummation of the transactions contemplated hereby) (the “D&O Insurance”) on the same terms as the Company’s existing policy or, if such insurance coverage is unavailable, coverage that is on terms no less favorable to such directors and officers; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium that the Company paid prior to the date of this Agreement, and if the annual premium of such insurance coverage exceeds such amount, the Surviving

Corporation shall obtain a policy with respect to the applicable insurance coverage with the greatest coverage available for a cost not exceeding such amount. In lieu of Parent causing the Surviving Corporation to maintain the policies as described above, Parent may elect to cause the Company to purchase immediately prior to the Effective Time a six-year “tail” pre-paid policy on terms and conditions not materially less favorable than the current directors’ and officers’ liability insurance policies (but not, in any event, to exceed in cost the present value of the aggregate amount required to be paid for the D&O Insurance pursuant to the proviso in the immediately preceding sentence), such policy to be effective as of the Effective Time.

(b) Parent shall cause the Surviving Corporation to possess sufficient assets in order for the Surviving Corporation to fulfill its obligations under this Section 5.6, provided, however, that to the extent the Surviving Corporation is unable to fulfill its obligations hereunder, Parent shall assume such obligations. The provisions of this Section 5.6 shall survive the consummation of the Merger for a period of six years and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.6 are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. If Parent and/or the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, (A) to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Corporation, as the case may be, shall assume the obligations of Parent and the Surviving Corporation set forth in this Section 5.6 and (B) prompt notice thereof shall be provided to the Indemnified Persons.

Section 5.7. Public Announcements.

(a) Neither Parent nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of the other, unless Parent or the Company (as the case may be) determines that the issuance of such press release or the making of such other public statement is required by applicable Law or by the requirements of The NASDAQ Global Market or any national securities exchange on which the Company Common Stock is then listed.

(b) Parent and the Company shall use all commercially reasonable efforts to establish a mutually acceptable process intended to ensure that before any Merger Communication of Parent, the Company or any of their respective “participants” (as defined in Item 4 of Schedule 14A of the Exchange Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of Parent, the Company or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of Parent, the Company or any such participant, as applicable, as a script in discussions or meetings with any such third parties, the other party and its counsel have a reasonable opportunity to review any such Merger Communication for purposes of, among other things, determining whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act, as applicable. As part of any such process, Parent and Merger Sub or the Company, as applicable, shall (or shall use commercially reasonable efforts to cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a holder of the Company Common Stock, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) in favor of the Merger.

Section 5.8. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.9. State Takeover Laws. If any “moratorium”, “control share acquisition”, “fair price”, “affiliate transaction”, “business combination” or similar Law shall become applicable to the transactions contemplated hereby, then the Company and the Board of Directors of the Company shall use their respective best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.

Section 5.10. Notification of Certain Matters. Parent shall use its commercially reasonable efforts to give prompt written notice to the Company, and the Company shall use its commercially reasonable efforts to give prompt written notice to Parent, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause: (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect (or any representation or warranty made by such party in this Agreement that is qualified by materiality or refers to material adverse effect to be untrue or inaccurate in any respect); or (ii) any covenant or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects; or (b) any change or event affecting such party that would reasonably be expected to have a material adverse effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice; and provided further that no party shall have the right not to close the Merger or the right to terminate this Agreement as a result of the delivery of, or failure to deliver, such a notice by another party hereto if the underlying breach would not result in such party having such rights under the terms of Articles 6 and 7 hereof.

Section 5.11. Certain Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its officers or directors relating to the transactions contemplated hereby. The Company shall not agree to any compromise or settlement of such litigation without Parent’s consent, which consent will not be unreasonably withheld.

Section 5.12. Confidentiality. Each of the Company and Parent acknowledges and confirms that (a) the Company and Parent have entered into a Confidentiality Agreement, dated November 14, 2006 (the “Confidentiality Agreement”), (b) all information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and (c) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and conditions.

Section 5.13. Resignations. Prior to the Effective Time, the Company shall cause each member of the Board of Directors of the Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time. Prior to the Effective Time, the Company shall obtain the resignations of such directors of its Subsidiaries as Parent shall request with reasonable advance notice.

Section 5.14. Employee Matters.

(a) Parent agrees that, during the one year period following the Closing Date, non-union employees of the Company who continue their employment with the Surviving Corporation or other Affiliate of Parent (the “Continuing Employees”) shall, at the discretion of Parent, either continue to be eligible to participate in any medical benefit plan or 401(k) plan that is, at the discretion of Parent, continued by the Surviving Corporation, or alternatively shall be eligible to participate in the same manner as similarly situated employees employed by Parent or its Affiliates in the medical benefit plans and 401(k) plans sponsored or maintained by Parent or its Affiliates, as applicable (the “Parent Plans”).

(b) For purposes of vesting and eligibility (but not for purposes of benefit accrual) under each Parent Plan in which Continuing Employees become eligible to participate after the Closing Date, such participating Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law. With respect to Parent Plans that are welfare plans (the “Parent Welfare Plans”) in which Continuing Employees participate after the Closing Date, Parent shall, except to the extent prohibited under applicable Law, (1) waive all limitations under such plans as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the corresponding Employee Benefit Plan as of the Closing Date, and (2) provide each Continuing Employee who participates in such Parent Welfare Plans with credit for any co-payments and deductibles paid under the corresponding Employee Benefit Plan prior to the Closing Date and during the plan year of the Parent Welfare Plan in which the Closing Date occurs in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of the Company, the Company Subsidiaries, the Parent, the Surviving Corporation, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.15. Key Employees. The Company shall use commercially reasonable efforts to retain those certain employees (the “Key Employees”) identified in Section 5.15 to the Company Disclosure Schedule, and Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with the retention of services such Key Employees as of the Closing.

Section 5.16. Transfer of Servicing Rights. The Company shall use commercially reasonable efforts to transfer, or cause the transfer of, as of the Effective Time, or to enter into an agreement with each third party servicer or subservicer relating to the transfer of, the servicing of Mortgage Loans (other than Mortgage Loans sold on a servicing-released basis) to Parent or Parent’s designated subsidiary with such servicing transfer to occur no later than sixty days after the Effective Time; provided that no such transfer shall require the Company or any Subsidiary to compensate any such third-party servicer or subservicer in an amount in excess of those amounts specifically set forth in Section 5.16 of the Company Disclosure Schedule. Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with the transfer of the servicing of such Mortgage Loans.

Section 5.17. Extension of Financing Arrangements. The Company shall use commercially reasonable efforts to extend the terms of the Existing Financing Facilities for a period of not less than ninety days after the Effective Time; provided that no such extension agreement shall materially modify the terms of any Existing Financing Facility or require the Company or any Subsidiary to compensate any lender in exchange for such lender’s agreement to extend its Existing Financing Facility in excess of those amounts specifically set forth in Section 5.17 to the Company Disclosure Schedule. Subject to the foregoing, Parent and Merger Sub shall cooperate with the Company and provide reasonable assistance in connection with such extension of financing arrangements provided for in this Section 5.17.

Section 5.18. Interest Rate Risk and Hedging Policies. The Company shall meet with Parent regarding its interest rate hedging strategy; it being understood and agreed that (i) the Company shall be entitled to continue to hedge its interest rate risk consistent with past practice in the ordinary course of business and (ii) in no event shall the Company share information with Parent at such meeting(s) that is competitively sensitive.

Section 5.19. Mortgage Loans; Mortgage Backed Securities. Neither the Company nor any Subsidiary thereof shall conduct any bulk sales of Mortgage Loans to third parties to effectuate a securitization, other than any bulk sales permitted under Section 5.1(a)(ix). Company may conduct sales of whole Mortgage Loans in the ordinary course of business consistent with past practice provided that the Company shall provide Parent with reasonable notice of and reasonable information with respect to any such sale. Parent shall be entitled to bid for any such Mortgage Loans and to acquire any such Mortgage Loans if its bid is on substantially the same or better terms as the best third party bid.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the Company Requisite Stockholder Vote in accordance with applicable Law.

(b) Legality. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

(c) HSR Act. The waiting period, if any, applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Company set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except (i) where the failure of any such representations and warranties (other than those set forth in clause (ii) or (iii) hereof) to be true and correct (without regard to any qualification as to “materiality” or Material Adverse Effect on the Company contained therein), considered individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 3.17 shall be true and correct in all material respects, and (iii) the representations and warranties set forth in Sections 3.2, 3.3 and 3.26 shall be true and correct in all respects except for immaterial inaccuracies.

(b) Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Necessary Consents. The Company shall have obtained and delivered to Parent the Consents set forth in Section 6.2(c) to the Company Disclosure Schedule.

(d) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(e) Officer’s Certificate. The Company shall have delivered to Parent a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of the Company to the effect that each of the conditions specified in Sections 6.2(a), (b), (c) and (d) is satisfied in all respects.

(f) Tax Opinion. Parent shall have received a tax opinion from Hogan & Hartson LLP, tax counsel to the Company (or other nationally recognized tax counsel to the Company reasonably satisfactory to Parent), substantially in the form attached hereto as Exhibit B and dated as of the Closing Date. Such opinion shall be based, in part, on customary assumptions and on representations with respect to the Company and its Subsidiaries contained in a letter from the Company, substantially in the form attached hereto as Exhibit C (but subject to changes thereto to reflect changes in fact from the date hereof to the Closing Date) and dated as of the Closing Date.

(g) Material Closing Contracts. Those Contracts set forth in Section 6.2(g) of the Company Disclosure Schedule shall remain in full force and effect.

(h) Servicing Agreements. Parent shall have received all written agreements necessary to fully transfer to Parent or Parent’s designated Subsidiary the servicing of Mortgage Loans (other than Mortgage Loans sold on a servicing-released basis), which agreements shall provide for the consummation of each such transfer to occur no later than 60 days after the Effective Time; provided that no such transfer shall require the Company or any Subsidiary to compensate any third-party servicer or subservicer in an amount in excess of those amounts specifically set forth in Section 5.16 of the Company Disclosure Schedule.

(i) Existing Financing Agreements. Parent shall have received the written agreement of lenders under the Existing Financing Facilities to the extension of the term of Existing Financing Facilities for a period of not less than 90 days after the Effective Time sufficient to satisfy the requirements set forth in Section 6.2(i) of the Company Disclosure Schedule; provided that no such extension agreement shall materially modify the terms of any Existing Financing Facilities or require the Company or any Subsidiary to compensate any lender in exchange for such lender’s agreement to extend its Existing Financing Facility in excess of those amounts specifically set forth in Section 5.17 to the Company Disclosure Schedule.

Section 6.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties made by the Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) except (i) where the failure of any such representations and warranties (other than those set forth in clause (ii) hereof) to be true and correct (without regard to any qualification as to “materiality” or “material adverse effect” contained therein), considered individually or in the aggregate, would not reasonably be expected to materially adversely affect the ability of Parent and Merger Sub to consummate the transactions contemplated by, or to perform their obligations under, this Agreement and (ii) the representations and warranties set forth in Section 4.2 shall be true and correct in all respects except for immaterial inaccuracies.

(b) Covenants. Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer of Parent to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Stockholder Vote:

(a) By mutual written consent of the Company and Parent;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or prior to August 31, 2007, or such other date as Parent and the Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;

(c) By either Parent or the Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger on the terms contemplated hereby, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c) or 6.2(c) and the party hereto entitled to rely on such condition shall not elect to waive such condition; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such denial or inaction;

(d) By either Parent or the Company, if the Company Requisite Stockholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which a vote on such approval was taken;

(e) By Parent, if all of the following shall have occurred: (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle Parent not to consummate the Merger under Section 6.2(a) or 6.2(b) and (iii) such breach or failure to perform is incapable of being cured by the Company prior to the Termination Date or, if such breach or failure to perform is capable of being cured by the Company prior to the Termination Date, the Company shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(f) By the Company, if all of the following shall have occurred: (i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, (ii) such breach or failure to perform would entitle the Company not to consummate the Merger under Section 6.3(a) or 6.3(b) and (iii) such breach or failure to perform is incapable of being cured Parent prior to the Termination Date or, if such breach or failure to perform is capable of being cured by Parent prior to the Termination Date, Parent shall not have cured such breach or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);

(g) By Parent, whether before or after any meeting of stockholders held for the purpose of obtaining the Company Requisite Stockholder Vote, if the Company shall have failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved or publicly proposed to take any such action), whether or not permitted by the terms of this Agreement;

(h) By the Company, if the Board of Directors of the Company shall have approved or recommended, or the Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(iii); provided, however, that such termination under this Section 7.1(h) shall not be effective until the Company has made the payment required by Section 7.2(b); or

(i) By Parent, if any of the following have occurred: (i) the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries shall have breached in any material respect any of the provisions of Section 5.5; or (ii) the Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument (other than a confidentiality agreement as contemplated by and in accordance with Section 5.5(a)(i)) contemplating or otherwise relating to any Acquisition Proposal or Superior Proposal.

Section 7.2. Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.12, this Section 7.2, Section 7.3, Section 7.4 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve the Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b); and provided, further, no such termination shall relieve the Company or Parent, as applicable, from any obligation to pay, if applicable, the amounts described in 7.2(c) and neither the Company nor Parent shall be relieved or released from any liabilities arising out of its material breach of this Agreement.

(b) The Company shall pay to Parent a termination fee equal to $10,000,000 (the “Termination Fee”) in the event any of the following occur:

(i) Parent terminates this Agreement pursuant to Section 7.1(g) or 7.1(i);

(ii) the Company terminates this Agreement pursuant to Section 7.1(h);

(iii)(A) Parent or the Company terminates this Agreement pursuant to Section 7.1(b) without the Company Stockholders Meeting having occurred (unless such termination pursuant to Section 7.1(b) shall have occurred prior to the time the condition precedent in Section 6.1(c) has been satisfied), (B) Parent or the Company terminates this Agreement pursuant to Section 7.1(d), or (C) Parent terminates this Agreement pursuant to Section 7.1(e) in connection with the Company’s breach of any of its representations or warranties set forth in this Agreement and, in the case of (A), (B) or (C), (1) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the senior management, Board of Directors or stockholders of the Company, and (2) prior to the date that is 12 months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated; or

(iv) Parent terminates this Agreement pursuant to Section 7.1(e) in connection with the Company’s breach or failure to perform any covenant or other agreement set forth in this Agreement and, at any time prior to the date that is 12 months after the effective date of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

The Company shall satisfy its obligation under the preceding sentence by the wire transfer of immediately available funds to an account that Parent designates (x) in the case of termination pursuant to clause (i) above, not later than 2 Business Days following such termination, (y) in the case of termination pursuant to clause (ii) above, not later than the date of such termination and (z) in the case of clause (iii) or (iv) above, not later than the date on which the Company executes and delivers a definitive agreement with respect to (or, if earlier, consummates) an Acquisition Proposal; provided that the payment of the Termination Fee pursuant to clause (iii) or (iv) above shall be reduced by the working fee, if any, previously paid by the Company to Parent pursuant to Section 7.2(c) below.

(c) If the Company terminates this Agreement pursuant to Section 7.1(f), Parent promptly shall pay to the Company a working fee equal to $1,250,000. If (i) Parent terminates this Agreement pursuant to Section 7.1(e) or (ii) the Company or Parent terminates this Agreement pursuant to Section 7.1(d) and the Termination Fee is not otherwise then payable by the Company to Parent, the Company promptly shall pay to Parent a working fee equal to $1,250,000.

(d) Each of Parent and the Company acknowledges that the agreements contained in Section 7.2(b) and 7.2(c) are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if either the Parent or the Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c), as applicable, then the party failing to make such payment shall pay to the other all costs and expenses (including attorneys’ fees and expenses) incurred by such other party in connection with the collection of such overdue amounts and the enforcement of its rights under Section 7.2(b) or 7.2(c), as applicable, together with interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by The Wall Street Journal (Eastern edition)) in effect on the date on which such payment was required to be made.

Section 7.3. Amendment. This Agreement may be amended by Parent and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Stockholder Vote is obtained; provided, however, that after the Company Requisite Stockholder Approval is obtained, this Agreement may not be amended to change: (i) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under the plan by the stockholders of or owners of eligible interests in any party to the merger; (ii) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or be created as a result of the merger, except for changes permitted by Section 2-605 of the MGCL; or (iii) any of the other terms or conditions of the plan if the change would adversely affect such stockholders in any material respect hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.

Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8

MISCELLANEOUS

Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Parent, Merger Sub or the Company that are contained in Section 5.6 (Indemnification; Directors and Officers Insurance), 5.14 (Employee Matters), 8.3 (Notices), 8.4 (Entire Agreement), 8.5 (Assignment; Binding Effect), 8.6 (Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction), 8.7 (Severability), 8.10 (Counterparts), 8.11 (Headings), 8.12 (Interpretation), 8.13 (No Presumption) and 8.15 (Definitions) that by their terms apply or are to performed in whole or in part after the Effective Time shall survive the Effective Time.

Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b), 7.2(c) and 7.2(d).

Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Fieldstone Investment Corporation
11000 Broken Land Parkway
Columbia, Maryland 21044
Attention:	Tom Eckert and
Tom Brennan
Facsimile:	(443) 367-2201

with a copy to:

Hogan & Hartson LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
Attention:	David P. Slotkin and
John H. Booher
Facsimile:	(202) 637-5910

If to Parent or Merger Sub:

Credit-Based Asset Servicing
and Securitization LLC
335 Madison Avenue, 19th Floor
New York, New York 10017
Attention:	Noelle Savarse, Senior Managing Director and
Shari Kushner, General Counsel
Facsimile:	(212) 580-7762

with a copy to:

Hunton & Williams LLP
951 East Byrd Street
Riverfront Plaza - East Tower
Richmond, Virginia 23219
Attention:	Gary E. Thompson
Facsimile:	(804) 788-8218

Section 8.4. Entire Agreement. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that Merger Sub may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 8.6. Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that, in addition to all other available remedies, each party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

(d) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court’s business and technology case management program. Each party agrees to appoint The Corporation Trust Company, CSC-Lawyers Incorporating Service Company or such other registered agent as the parties may agree upon, as agent for service of process in the State of Maryland. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

Section 8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.8. Third Party Beneficiaries. Except for the rights of the Company’s stockholders to receive the Merger Consideration and except for Sections 1.9 and 5.6, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9. Disclosure Schedule.

(a) The disclosure schedule delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section or subsection of the Company Disclosure Schedule shall apply only to the correspondingly numbered section or lettered subsection of this Agreement, whether disclosed directly or through cross-reference.

(b) The inclusion of any information in the Company Disclosure Schedule accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any party or the conduct of the business of any party.

Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.11. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.13. No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Section 8.14. Undertaking by Parent. Parent shall cause Merger Sub to perform when due all of Merger Sub’s obligations under this Agreement.

Section 8.15. Definitions. For purposes of this Agreement,

(a) “Acquisition Proposal” means any proposal or offer from any Person other than Parent or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to: (i) any direct or indirect acquisition or purchase of a business of the Company or any of its Subsidiaries that constitute 20% or more of the consolidated revenues, net income or assets of the Company or of 20% or more of any class of equity securities of the Company or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of the Company; (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b) “Affiliates” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “Control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(c) “Business Day” means any day on which banks are not required or authorized to close in the City of New York, New York.

(d) “Company Equity Awards” means the Company Restricted Shares and the Company Stock Options.

(e) “Company Stock Plans” means the Fieldstone Investment Corporation Equity Incentive Plan.

(f) “ERISA Affiliate” means any entity required to be aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code.

(g) “Hazardous Substance” means: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law; or (iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any applicable Law.

(h) “knowledge” means, with respect to the Company, the actual knowledge after due inquiry of the officers of the Company listed on Section 8.15(h) of the Company Disclosure Schedule.

(i) “Material Adverse Effect on the Company” means any change, effect, condition, factor or circumstance that (i) has had or is reasonably likely to have a material adverse effect on the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole or (ii) materially affects the ability of the Company to consummate the transactions contemplated by, or to perform its obligations under, this Agreement prior to the Termination Date; provided, however, that, a “Material Adverse Effect on the Company” shall not be deemed to mean or include any such change, factors, effect, condition, factor or circumstance to the extent arising as a result of: (i) general changes or developments in the industries in which the Company and its Subsidiaries operate, except, in each case, to the extent those changes, factors, or developments that disproportionately impact (relative to similarly situated businesses) the business, results of operations, properties, financial condition, assets or liabilities of the Company and its Subsidiaries taken as a whole; (ii) changes, after the date of this Agreement, in Laws of general applicability or interpretations thereof by courts or other Governmental Entities except to the extent any of the same materially disproportionately impacts the Company as compared to other companies in the industry in which the Company and its Subsidiaries operate; (iii) changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board; (iv) any act or omission by the Company taken with the prior written consent of Parent in contemplation of the Merger; (v) any costs or expenses reasonably incurred or accrued in connection with the Merger (and not otherwise in breach of this Agreement); (vi) a change to the United States economy in general or global economic conditions that do not disproportionately affect the Company and its Subsidiaries as compared to other similarly situated companies; (vii) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement; (viii) any failure by the Company to meet any internal or published estimates, projections, forecasts or predictions relating to revenues, earnings or losses for any period ending on or after the date of this Agreement and prior to the Closing; or (ix) a decline in the stock price of the Company Common Stock on The NASDAQ Global Market.

(j) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that the Company or any ERISA Affiliate contributes, has an obligation to contribute or has any liability.

(k) “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.

(l) “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulation and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(m) “Securitization Trusts” means the Delaware business trusts identified in Section 3.2(b)-2 of the Company Disclosure Schedule.

(n) “Subsidiaries” of any Person means any corporation or other form of legal entity (i) with respect to which such Person owns or controls, directly or indirectly through one or more of its Subsidiaries, an amount of the outstanding voting securities that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 50% or more of its equity interests) or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority, including any corporation or other legal entity with respect to which such ownership, control, membership or authority is acquired after the date of this Agreement, but only with respect to such periods in which such ownership, control, membership or authority is in effect; provided that, except as such term is used in Sections 3.1, 3.4, 3.9, 3.10, 3.12, 3.17 and 3.23, the term “Subsidiary” or “Subsidiaries” shall not include the Securitization Trusts.

(o) “Superior Proposal” means an unsolicited (by the Company, any of its Subsidiaries or any of the Representatives of the Company or any of its Subsidiaries), bona fide, written, fully-financed proposal (or, in the judgment of the Board of Directors of the Company, a proposal for which financing is then committed or reasonably likely to be available) made by any Person other than Parent or any of its Subsidiaries to acquire at least a majority of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all or substantially all of the properties and assets of the Company on terms and conditions that a majority of the members of the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the material terms and conditions of such proposal (including all material legal, financial, regulatory, and other aspects of such proposal, the form of consideration, the uncertainties associated with the valuation of any consideration other than cash and the risks associated with the form of consideration, any expense reimbursement provisions, any termination fees and the conditions associated with such proposal), is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Parent for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.

(p) “Tax Return” means a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.

(q) “Taxes” means all taxes, charges, fees, levies, or other assessments, of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions thereto, whether disputed or not, and shall include any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

[The next page is the signature page.]

The parties hereto have executed this Agreement of Merger as of the date first written above.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC

By:	/s/ JOHN M. DRAGHI
Name:	John M. Draghi
Title:	Chief Operating Officer

ROCK ACQUISITION CORP.

By:	/s/ NOELLE J. SAVARESE
Name:	Noelle J. Savarese
Title:	President

FIELDSTONE INVESTMENT CORPORATION

By:	/s/ THOMAS D. ECKERT
Name:	Thomas D. Eckert
Title:	Chairman

AMENDMENT NO. 1 TO

AGREEMENT OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT OF MERGER (this “Amendment”), dated as of March 16, 2007 (the “Amendment Effective Date”), is by and among Credit-Based Asset Servicing and Securitization LLC (“Parent”), a Delaware limited liability company, Rock Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Fieldstone Investment Corporation, a Maryland corporation (the “Company”). Capitalized terms used but not defined herein shall have the same meanings as set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement of Merger, dated as of February 15, 2007 (the “Merger Agreement”), pursuant to which, subject to the terms thereof, Merger Sub is to merge with and into the Company and the Company Common Stock is to be converted into the right to receive the Merger Consideration;

WHEREAS, since the date of the Merger Agreement, the Company has had concerns over its liquidity and has requested Parent provide the Company with liquidity support, and Parent is willing to provide certain liquidity prior to the Closing in the form of the transactions described herein;

WHEREAS, in order for Parent to provide the liquidity as described herein, Parent will be committing its own resources in advance of any requirement to do so, and in consideration for providing such liquidity prior to the Closing, and as a condition thereto, the Company, Parent and Merger Sub have agreed to a reduction in the Merger Consideration; and

WHEREAS, in accordance with Section 7.3 of the Merger Agreement, the parties to the Merger Agreement desire to amend certain provisions thereof as set forth in this Amendment;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound, the parties agree as follows:

1. Amendments.

(a) Merger Consideration. Section 1.8(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled pursuant to Section 1.8(c) below, the “Excluded Shares”) shall be cancelled and converted into the right to receive an amount in cash equal to $4.00, without interest (the “Merger Consideration”), payable to the holder thereof in accordance with Sections 2.2 and 2.6.”

(b) Board Approval. Section 3.7 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Section 3.7. Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way through the date of the Amendment No. 1 to the Agreement of Merger (the “Amendment”) (the “Company Board Approval”), has (a) determined that this Agreement as amended by this Amendment and the transactions contemplated hereby , including, without limitation, the Merger, are advisable to the Company and its stockholders, (b) approved and adopted this Agreement as amended by the Amendment and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the stockholders of the Company approve this Agreement as amended by the Amendment and the transactions contemplated hereby , including, without limitation, the Merger, and directed that such matter be submitted to a vote by the Company’s stockholders at the Company Stockholders Meeting. In addition, the Company has taken all corporate action required to be taken by it in order to exempt this Agreement as amended by the Amendment, the Merger and the transactions contemplated by this Agreement and the Amendment from, and this Agreement, the Amendment, the Merger and the transactions contemplated by this Agreement and the Amendment are exempt from, the provisions of the Maryland Business Combinations Act that relate to the Company.

(c) Conduct of Business. Section 5.1(a)(i) of the Merger Agreement is hereby amended by adding the following sentence at the end thereof:

“Any determination of what constitutes “ordinary and usual course of business consistent with past practices” solely for purposes of this Section 5.1(a)(i) shall be made by reference to the conduct of the Company’s and its Subsidiaries businesses as of the date of the Amendment and shall take into account the recent disruption in the subprime mortgage market.”

(d) No Dispositions. Section 5.1(a)(ix) is hereby amended by adding the following provisions at the end thereof:

“Notwithstanding the foregoing, the Company shall be entitled, at its option, to:

(a) cause Parent to, and Parent shall, purchase all of the unfinanced performing residential mortgage loans and real estate owned assets of the Company or a subsidiary thereof specifically identified in Section 5.1(a)(ix)(a)-1 of the Company Disclosure Schedule (collectively, the “Unfinanced Loans and REO”) at the price set forth in Section 5.1(a)(ix)(a)-2 of the Company Disclosure Schedule, pursuant to the terms of that certain Master Asset Purchase Agreement, dated as of March 1, 2007, by and between the Parent and the Company (the “Company MAPA”), or pursuant to that certain Amended and Restated Master Asset Purchase Agreement, dated as of March 1, 2007, by and between the Parent and Fieldstone Mortgage Company (the “FMC MAPA,” and together with the Company MAPA, the “MAPAs”), and subject to a 20% holdback of the purchase price pending results of due diligence as further described in the applicable MAPA;

(b) cause Parent to, and Parent shall, purchase, free and clear of any Liens, all or any portion of the “BBB” rated mortgage backed securities currently financed pursuant to that certain Master Repurchase Agreement, dated as of October 11, 2005, by and between the Company and Liquid Funding, Ltd., a subsidiary of Bear, Sterns & Co. (the “Bear Repo Agreement”), specifically identified in Section 5.1(a)(ix)(b)-1 of the Company Disclosure Schedule (the “BBB Securities”) on at least one Business Day prior written notice at a price equal to the price where such BBB Securities are marked under the Bear Repo Agreement as of the close of business on March 15, 2007; provided, however, that in the event of a margin call pursuant to the Bear Repo Agreement, the Company shall have the right to cause Parent to, and Parent shall, purchase on the same Business Day, a pro rata portion of each of the BBB Securities as may be necessary at the time of such margin call to sell at the price set forth above for such pro rata portion in order to provide the Company with sufficient liquidity to meet such margin call; provided that the Company shall have given notice to the Parent of its exercise of such put on or before 1:00 pm (Eastern Time);

(c) cause Parent to, and Parent shall, purchase, on or after March 31, 2007, all of the Company’s or Fieldstone Mortgage Company’s seasoned mortgage loan assets identified in Section 5.1(a)(ix)(c)-1 of the Company Disclosure Schedule (“Seasoned Loans”) at the price set forth in set forth in Section 5.1(a)(ix)(c)-2 of the Company Disclosure Schedule, pursuant to the terms of the applicable MAPA. Notwithstanding the foregoing, at the Company’s request, Parent may agree, in its sole discretion, to purchase only a portion of the Seasoned Loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable MAPA;

(d) cause Parent to, and Parent shall, purchase all of the Company’s or Fieldstone Mortgage Company’s residential mortgage loan assets originated on or after March 1, 2007 (“Forward Flow Loans”) at the price set forth in set forth in Section 5.1(a)(ix)(d)-1 of the Company Disclosure Schedule, pursuant to the terms of the applicable MAPA. If the Company exercises its right pursuant to this paragraph (d), the Company shall be required to sell to Parent and Parent shall be required to purchase all Forward Flow Loans on the 15th day of each calendar month (unless such 15th day is not a Business Day, in which case the purchase shall occur on the next succeeding business day) and the last Business Day of each calendar month. Notwithstanding the foregoing, in the event the Company wishes to sell a portion of its Forward Flow Loans to a third party, (i) if the Company has not elected to exercise its rights as set forth in this paragraph (d), it may sell such Forward Flow Loans to a third party only in accordance with the provisions of Article V of the Merger Agreement, or (ii) if the Company has elected to exercise its rights as set forth in this paragraph (d), it may sell such Forward Flow Loans to a third party only with the prior consent of Parent;

(e) cause Parent to, and Parent shall, purchase all of the Company’s residential mortgage loan assets identified in Section 5.1(a)(ix)(e)-1 of the Company Disclosure Schedule (the “April Securitization Loans”) at the price set forth in Section 5.1(a)(ix)(e)-2 of the Company Disclosure Schedule pursuant to the terms of the applicable MAPA; provided however, that the Company shall only be permitted to exercise its rights under this paragraph (e) in the event the securitization transaction with respect to such April Securitization Loans does not price on or before April 1, 2007; and

(f) cause Parent to, and Parent shall, purchase on or after April 8, 2007, all of Fieldstone Mortgage Company’s residential mortgage loan assets identified in Section 5.1(a)(ix)(f)-1 of the Company Disclosure Schedule (the “FMC New Origination Loans”) at the price set forth in Section 5.1(a)(ix)(f)-2 of the Company Disclosure Schedule pursuant to the terms of the applicable MAPA. Notwithstanding the foregoing, at the Company’s request, Parent may agree, in its sole discretion, to purchase only a portion of the FMC New Origination Loans at a mutually agreeable price and otherwise pursuant to the terms of the applicable MLPA.

(e) Additional Conditions to Obligations of Parent and Merger Sub – Existing Financing Agreements. Section 6.2(i) of Company Disclosure Schedule is hereby deleted in its entirety and replaced with the Section 6.2(i) of the Company Disclosure Schedule attached to the Amendment.

(f) Definition of Material Adverse Effect on the Company. Section 8.15(i) of the Merger Agreement is hereby amended by adding the following clause to the definition of “Material Adverse Effect on the Company” after clause (ix):

“or (x) any breach of any representation, warranty, covenant or agreement or the occurrence of any “default” or of any “event of default” under any of the Existing Financing Facilities”

(g) Effect of Termination. Section 7.2(b) of the Merger Agreement is hereby amended by replacing the amount of the Termination Fee of “$10,000,000” with the following amount: $7,400,000.”

(h) Working Fee. Section 7.2(c) of the Merger Agreement is hereby amended by replacing the amount of the working fee of “1,250,000” with the following amount: “$900,000.”

2. Representations and Warranties.

(a) By the Company. Company hereby represents and warrants to Parent and the Merger Sub as follows:

(i) Authorization. The Company has full corporate power and authority to execute and deliver this Amendment, and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment, subject, in the case of the consummation of the Merger, the Company Requisite Shareholder Vote. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by the Amendment, other than, in the case of the consummation of the Merger, the approval of the Merger Agreement, as amended by this Amendment, and the Merger by the Company Requisite Stockholder Vote. This Amendment has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, subject (as to enforceability) to the Bankruptcy and Equity Exception. For purposes of clarity, the transactions contemplated by paragraph 1(d) of this Amendment do not require shareholder consent or approval.

(ii) No Violation. The execution and delivery of this Amendment by the Company do not, and the consummation by the Company of the transactions contemplated by the Merger Agreement, as amended by this Amendment, will not: (i) conflict with, or constitute or result in any violation of, any provision of the charter, bylaws or similar organizational document of the Company or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b) (or identified in Section 3.4(b)-1 or -2 of the Company Disclosure Schedule) of the Merger Agreement, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of the Company or any of its Subsidiaries pursuant to any written or oral Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound; or (B) conflict with, violate, result in a breach of or constitute a default under any Order or any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any Governmental Entity or any other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Amendment by the Company or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, except for Applicable Consents.

(iv) From January 1, 2007, through the date of the Amendment, the Company and its Subsidiaries have operated in such a manner as to permit the Company to continue to qualify as and be taxed as a REIT, and the Company and such Subsidiaries intend to continue to operate in such a manner through the Effective Time. The transactions contemplated by this Amendment will not prevent the Company from satisfying the asset tests applicable to REITs on any testing date prior to the Effective Time and will not cause the Company to incur the prohibited transactions tax under section 857(b)(6) of the Code.

(v) Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc. (“Lehman”), dated the date of this Amendment, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, including the alternatives available to the Company, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock. Lehman has authorized the Company to include such opinion in its entirety in the Proxy Statement. The Company will deliver a copy of such opinion to the Parent upon request.

(vi) Updated Company Disclosure Schedule. The Company has provided Parent and Merger Sub with the Sections to the Company Disclosure Schedule as referenced in this Amendment as of the date of this Amendment (the “Amendment Company Disclosure Schedule” and together with the Company Disclosure Schedule referred to in the Merger Agreement, “Updated Company Disclosure

Schedule”), which Updated Company Disclosure Schedule shall replace and supersede for all purposes the Company Disclosure Schedule delivered as of the execution of the Merger Agreement, and shall be deemed for all purposes to be the Company Disclosure Schedule referred to in the Merger Agreement, as amended by this Amendment. All references in the Merger Agreement to the “Company Disclosure Schedule” shall be deemed to refer to the Updated Company Disclosure Schedule.

(b) By Parent and Merger Sub. Parent and Merger Sub jointly and severally hereby represent and warrant to the Company the following:

(i) Authorization. Each of Parent and Merger Sub has full entity power and authority to execute and deliver this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly authorized by all necessary entity action on the part of Parent and Merger Sub, and no other entity proceedings on the part of Parent or Merger Sub and no vote or other action of their respective stockholders or members, as applicable, are necessary to authorize this Amendment and to consummate the transactions contemplated by the Merger Agreement, as amended by this Amendment. Parent, as the sole stockholder of Merger Sub, has taken all action necessary to approve this Amendment, the Merger and the other transactions contemplated hereby. This Amendment has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and legally binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) No Violation. (A) The execution and delivery of this Amendment by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement, as amended by this Amendment, will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Parent or any of its Subsidiaries pursuant to: (i) any provision of the certificate of formation, operating agreement or similar organizational documents of Parent or any of its Subsidiaries; or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.3(b) of the Merger Agreement, any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, except, in the case of this clause (ii), as would not prevent or delay the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

(B) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Amendment by Parent or the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment.

(iii) Available Funds. Parent and Merger Sub have available to them, all funds necessary to consummate transactions contemplated by the Merger Agreement, as amended by this Amendment and to perform their obligations under the Merger Agreement, as amended by this Amendment.

3. Covenant of Company. The Company shall, and shall cause each of its Subsidiaries to, continue to operate in such a manner as to permit the Company to continue to qualify as a REIT, and nothing contained in this Amendment shall be deemed a waiver by the Parent of the Company’s obligation to comply therewith.

4. Continued Effectiveness of the Merger Agreement. For purposes of clarity, the parties hereto agree that any reference to representations, warranties, covenants or obligations in the Merger Agreement, including without limitation Articles VI and VII, shall be deemed to include all representations, warranties, covenants and obligations of such party made hereunder. Except as specifically amended by this Amendment, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the Amendment Effective Date, and is hereby ratified and confirmed in all respects.

5. No Inducement. Nothing contained in this Amendment shall be construed as an attempt, recommendation, request or solicitation on the part of Parent to induce the Company to fail to meet its obligations under any other contract to which it is a party. Parent is entering into this Amendment merely to provide liquidity to the Company and any obligation on Parent’s part hereunder assumes the Company has fully complied with all of its contractual obligations.

6. Amendments. This Amendment may be amended by Parent and the Company in accordance with Section 7.3 of the Merger Agreement.

7. Entire Agreement. This Amendment, the Merger Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof.

8. Governing Law; Waiver of Jury Trial; Specific Performance; Jurisdiction.

(a) THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF MARYLAND WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.

(c) The parties agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Amendment by them and that, in addition to all other available remedies, each party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

(d) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment or the transactions contemplated hereby shall be brought in any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court’s business and technology case management program. Each party agrees to appoint The Corporation Trust Company, CSC-Lawyers Incorporating Service Company or such other registered agent as the parties may agree upon, as agent for service of process in the State of Maryland. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 of the Merger Agreement shall be deemed effective service of process on such party.

9. Assignment; Binding Effect. No party hereto may assign this Amendment or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that, Merger Sub may assign its rights hereunder to a direct or indirect wholly-owned Subsidiary of Parent; and provided, further, that in the event of a margin call pursuant to the Bear Repo Agreement, the Company may assign its right set forth in paragraph 5.1(a)(ix)(b) of the amended Merger Agreement to Liquid Funding, Ltd. Subject to the preceding sentence, this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11. Headings. The Article and Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

12. No Presumption. With regard to each and every term and condition of this Amendment, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Amendment or any agreement or instrument subject hereto.

13. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14. Termination of Merger Agreement. In the event of a Termination of the Merger Agreement in accordance with the terms thereof, the Parent’s obligations in paragraphs 2 (a), (b), (c), (e) and (f) above shall survive for 30 days following delivery by Parent to the Company of written notice of any termination of the Merger Agreement, and the Parent’s obligation under paragraph (d) above shall survive any termination of the Merger Agreement and this Amendment relative to all of Fieldstone Mortgage Company’s residential mortgage loan assets originated in compliance with origination guidelines approved by the Parent through June 30, 2007.

[Signatures Follow]

The parties hereto have executed this Amendment No. 1 to Agreement of Merger as of the date first written above.

CREDIT-BASED ASSET SERVICING AND SECURITIZATION LLC

By:	/s/ John Draghi
Name: John Draghi Title: Chief Operating Officer

ROCK ACQUISITION CORP.

By:	/s/ Noelle Savarese
Name: Noelle Savarese Title: President

FIELDSTONE INVESTMENT CORPORATION

By:	/s/ Thomas D. Eckert
Name: Thomas D. Eckert Title: Chairman

Exhibit B

March 16, 2007

The Board of Directors

Fieldstone Investment Corporation

11000 Broken Land Parkway

Suite 600

Columbia, MD 21044

Members of the Board:

We understand that Fieldstone Investment Corporation (the “Company”) intends to enter into Amendment No. 1 (the “Amendment”) to the Agreement of Merger (the “Agreement”) dated as of February 15, 2007 among Credit-Based Asset Servicing and Securitization LLC (“Acquiror”), Rock Acquisition Corp., a wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company. As provided in the Amendment, in order to address the Company’s concerns over its current liquidity position, Acquiror is committing its own resources prior to the closing of the Proposed Transaction, and in consideration for providing such liquidity prior to the closing, and as a condition thereto, the Company, Acquiror and Merger Sub have agreed to a reduction in the merger consideration set forth in the Agreement. We further understand that, pursuant to the Agreement, as amended, (i) Merger Sub will be merged with and into the Company with the Company surviving the merger and (ii) upon effectiveness of the merger, each issued and outstanding share of common stock of the Company, not owned directly or indirectly by the Company, Acquiror or Merger Sub, will be converted into the right to receive $4.00 in cash. The foregoing transaction is hereinafter referred to as the “Proposed Transaction.”

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, as amended, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including (i) financial projections of the Company prepared by management of the Company (the “Company Projections”) and (ii) estimated fair market adjustments to the assets, liabilities and book value per share of the Company prepared by the Company (the “Company Adjustments”); (4) the Company’s current and estimated liquidity position and its impact on the Company’s current operations and ability to meet its ongoing cash requirements; (5) the trading history of the Company’s common stock since its listing on the NASDAQ on February 3, 2005, and for the period from March 15, 2006 to March 15, 2007, and a comparison of that trading history with that of other companies we deemed relevant; (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (8) the cash liquidation value of the assets of the Company, including the costs and expenses associated therewith, using mortgage portfolio metrics provided by the management of the Company; (9) independent research analysts’ estimates of the future financial performance of the Company published by I/B/E/S (the “Company Research Estimates”); and (10) the results of our efforts to solicit indications of interest from certain

B-1

third parties with respect to an acquisition of the Company. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make any information provided by the Company inaccurate or misleading. With respect to the Company Projections, upon advice of the Company, we have assumed that such projections have been reasonably prepared reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. However, for purposes of our analysis, we have also considered the Company Adjustments and upon advice of the Company, we have assumed that such adjustments are a reasonable basis to evaluate the future financial performance of the Company, and have relied on such adjustments in rendering our opinion. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company, other than the Company Adjustments. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the remainder of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company and its affiliates and the Acquiror and its affiliates in the past and have received customary fees for such services. In the ordinary course of our business, we may actively trade in the securities of the Company and its affiliates and affiliates of the Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, certain affiliates of Lehman Brothers are lenders to the Company under existing credit facilities, including the Company’s warehouse line of credit facility and master repurchase mortgage facility, and we will receive customary fees in connection therewith. Further, under the terms of the Agreement, as amended, the agreement by Lehman Brothers to extend its warehouse line of credit with the Company for a period of 90 days after the effective time of the Proposed Transaction is required as a condition to the obligations of Acquiror and Merger Sub to complete the Proposed Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

B-2

PROXY AUTHORIZATION INSTRUCTIONS

Authorize a Proxy by Telephone

Call Toll-Free • using a touch-tone phone and follow the simple instructions to authorize a proxy to vote your shares of Fieldstone common stock. Have your proxy card available when you call.

Authorize a Proxy by Internet

Access the website • and follow the simple instructions to authorize a proxy to vote your shares of Fieldstone common stock. Have your proxy card available when you access the web page.

Authorize a Proxy by Mail

Please mark, sign and date your proxy card and return it as soon as possible in the postage prepaid envelope provided or return it to: •

Your authorization of a proxy by telephone or internet must be received by • a.m., Eastern Time, on •, 2007 in order for your votes to be counted in the final tabulation.

If you authorize your proxy by telephone or over the Internet, do not mail your proxy card.

Proxy card must be signed and dated on the reverse side.

PROXY

FIELDSTONE INVESTMENT CORPORATION

11000 BROKEN LAND PARKWAY

COLUMBIA, MARYLAND 21044

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

FIELDSTONE INVESTMENT CORPORATION

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

The undersigned stockholder of Fieldstone Investment Corporation, a Maryland corporation, hereby appoints Thomas D. Eckert and Michael J. Sonnenfeld, and each of them singly, as proxies for the undersigned, with full power of substitution or resubstitution in each of them, to attend and represent the undersigned and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting of Stockholders, to be held at • on •, 2007 at • a.m., Eastern Time, and at all adjournments or postponements thereof, and otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2 AS DESCRIBED IN THE PROXY STATEMENT. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

(Continued and to be signed and dated on the reverse side)

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Special Meeting of Stockholders, you can be sure your shares of Fieldstone Investment Corporation common stock are represented by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated below.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)	Please mark your votes like this in blue or black ink: ☒

THE BOARD OF DIRECTORS OF FIELDSTONE INVESTMENT CORPORATION RECOMMENDS A

VOTE “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED

BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE

VOTED “FOR” EACH OF THE PROPOSALS BELOW.

	FOR	AGAINST	ABSTAIN

1.      Approval of the merger of Rock Acquisition Corp. with and into Fieldstone Investment Corporation, the Agreement of Merger, dated as of February 15, 2007, as amended, by and among Credit-Based Asset Servicing and Securitization LLC, Rock Acquisition Corp. and Fieldstone Investment Corporation, and the other transactions contemplated by the Agreement of Merger.

	☐	☐	☐
	FOR	AGAINST	ABSTAIN

2.      Approval of any adjournments of the Special Meeting of Stockholders for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting of Stockholders to approve the merger, the Agreement of Merger and the other transactions contemplated by the Agreement of Merger.

	☐	☐	☐

3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Special Meeting of Stockholders or any adjournments or postponements thereof.

☐ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

Signature:	Signature:	Dated:

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as name appears on the records of Fieldstone Investment Corporation. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such above the signature(s).

☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW.